 As Filed With the Securities And Exchange Commission on October 16, 1998;
                                                   Registration No. 333-_______

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                          AREA BANCSHARES CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Kentucky                      6025                       61-0902343
  ---------------           -----------------              ----------------
  (State of other           (Primary Standard              (I.R.S. Employer
  jurisdiction of           Industrial Classi-            Identification No.)
   incorporation)           fication Code No.)

                              230 Frederica Street
                           Owensboro, Kentucky 42301
                                 (502) 926-3232
                                 --------------
              (Address, including ZIP Code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                                          Copy to:
        Kathryn L. Knudson, Esq.                   Alan K. MacDonald, Esq.
 Powell, Goldstein, Frazer & Murphy LLP          Brown, Todd & Heyburn PLLC
Sixteenth Floor, 191 Peachtree Street, N.E.  32nd Floor, 400 West Market Street
         Atlanta, Georgia  30303              Louisville, Kentucky  40202-3363
             (404) 572-6952                           (502) 568-0277
-------------------------------------------------------------------------------
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
======================== ====================== ====================== ====================== ======================
                                                      Proposed               Proposed
  Title of each class                                  Maximum                maximum               Amount of
     Of securities           Amount to be             Offering               aggregate            Registration
   To be registered           Registered           price per unit         offering price               Fee
------------------------ ---------------------- ---------------------- ---------------------- ---------------------
Common Stock, no par      1,300,000(1) shares            (2)                    (2)                $4,126(2)
value
======================== ====================== ====================== ====================== ======================

(1) This Registration Statement covers the maximum number of shares of the common stock of the Registrant that is expected to be issued in connection with the Merger.

(2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the aggregate book value of the common stock of Peoples Bancorp of Winchester, Inc. to be exchanged in the Merger.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


Exhibit Index on page 150.

                      PEOPLES BANCORP OF WINCHESTER, INC.
                                MAPLE & BROADWAY
                           WINCHESTER, KENTUCKY 40392
                                 (606) 744-3521


                 MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         The Boards of Directors of Peoples Bancorp of Winchester, Inc. ("Peoples") and Area Bancshares Corporation have agreed on a Merger that will result in Peoples being operated as a subsidiary of Area Bancshares Corporation. Before we can complete this Merger, the agreement must be approved by Peoples' shareholders. We are sending you this Proxy Statement/Prospectus to ask you to vote in favor of the Merger.

         Peoples' shareholders will receive 17.333333 shares of common stock of Area Bancshares Corporation for each Peoples share they own just before the Merger.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the Merger. If you do not return your card, the effect will be a vote against the Merger.

         The special meeting of Peoples shareholders will be held at the main office of Peoples Commercial Bank, Maple & Broadway, Winchester, Kentucky 40392 at _____ _m., local time, on ____________, 1998.

         This Proxy Statement/Prospectus provides you with detailed information about the proposed Merger. You can also obtain information about Area Bancshares Corporation from documents Area has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

         We are enthusiastic about this Merger and join with all of the other directors in our unanimous recommendation that you vote in favor of the Merger.



--------------------------------           ---------------------------------
William H. Pitt                            Ralph L. Oliver
Treasurer                                  President and Chief Executive Officer


           THIS PROXY STATEMENT/PROSPECTUS IS DATED ___________, 1998 AND WAS FIRST MAILED TO SHAREHOLDERS ON OR ABOUT ________, 1998.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS
THAT ARE PUBLICLY FILED BY AREA BANCSHARES CORPORATION WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

         THIS PROXY STATEMENT/PROSPECTUS DOES NOT RELATE TO ANY RESALE OF AREA BANCSHARES CORPORATION COMMON STOCK RECEIVED BY ANY PERSON UPON CONSUMMATION OF THE MERGER, AND NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH ANY SUCH RESALE.

         THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

         INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS ABOUT AREA BANCSHARES CORPORATION HAS BEEN SUPPLIED BY AREA BANCSHARES CORPORATION, AND INFORMATION ABOUT PEOPLES HAS BEEN SUPPLIED BY PEOPLES.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         EACH COMPANY MAKES FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT, AND AREA BANCSHARES CORPORATION MAKES FORWARD LOOKING STATEMENTS IN ITS PUBLIC DOCUMENTS, THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. THESE FORWARD-LOOKING STATEMENTS INCLUDE INFORMATION ABOUT POSSIBLE OR ASSUMED FUTURE RESULTS OF OUR OPERATIONS. ALSO, WHEN WE USE ANY OF THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD-LOOKING STATEMENTS. MANY POSSIBLE EVENTS OR FACTORS COULD AFFECT THE FINANCIAL RESULTS AND PERFORMANCE OF EACH OF OUR COMPANIES. THIS COULD CAUSE RESULTS OR PERFORMANCES TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OUR FORWARD-LOOKING STATEMENTS. YOU SHOULD CONSIDER THESE RISKS WHEN YOU VOTE ON THE MERGER. THESE POSSIBLE EVENTS OR FACTORS INCLUDE THE FOLLOWING:

    (1)      WE COULD LOSE MORE DEPOSITS, CUSTOMERS, OR BUSINESS THAN WE EXPECT;

    (2)      COMPETITION IN THE BANKING INDUSTRY COULD INCREASE SIGNIFICANTLY;

    (3) TECHNOLOGICAL CHANGES AND SYSTEMS INTEGRATION COULD BE HARDER TO MAKE OR MORE EXPENSIVE THAN WE EXPECT;

    (4)      CHANGES IN THE INTEREST RATE ENVIRONMENT COULD REDUCE OUR MARGINS;

    (5)      GENERAL ECONOMIC OR BUSINESS CONDITIONS COULD BE WORSE THAN WE
             EXPECT;

    (6)      LEGISLATIVE OR REGULATORY CHANGES COULD ADVERSELY AFFECT OUR
             BUSINESS;

    (7)      CHANGES COULD OCCUR IN BUSINESS CONDITIONS AND INFLATION;

    (8)      CHANGES COULD OCCUR IN THE SECURITIES MARKETS; AND

    (9) WE COULD HAVE MORE TROUBLE OBTAINING REGULATORY APPROVALS FOR THE MERGER THAN WE EXPECT.

                      PEOPLES BANCORP OF WINCHESTER, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         Peoples Bancorp of Winchester, Inc. ("Peoples") will hold a special meeting of its shareholders at the main office of Peoples Commercial Bank, Maple & Broadway, Winchester, Kentucky 40392 on ____________, 1998, at _____ __.m., local time, for the following purposes:

         1. APPROVE MERGER. To vote on the Agreement and Plan of Merger, dated as of August 24, 1998 (the "Agreement"), between Area Bancshares Corporation ("Area") and Peoples. The Agreement provides that (1) Peoples will merge with Area, and (2) each share of Peoples common stock will be converted into
17.333333 shares of Area common stock, subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus.

         2. APPROVE STOCKHOLDER AGREEMENT TERMINATION. To vote on terminating the Amended and Restated Stockholder Agreement (the "Stockholder Agreement"), dated as of November 21, 1997, among Peoples and its shareholders. The Stockholder Agreement will be terminated only if and when the proposed Merger is completed.

         3. OTHER BUSINESS. To transact such other business as may properly come before the special meeting, including adjourning the special meeting to permit further solicitation of proxies, if necessary.

         Only shareholders of record at the close of business on _______________, 1998 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MERGER AND "FOR" TERMINATION OF THE STOCKHOLDER AGREEMENT.

         Peoples shareholders have the right to dissent to the Merger and receive payment in cash for the fair value of their shares of Peoples common stock by following the procedures described in Sections 271B.13-010 through 271B.13-280 of the Kentucky Business Corporation Act. A copy of these sections is attached. See Appendix B hereto and "The Merger -- Dissenters' Rights" (page ___).




                                              ---------------------------------
                                              S. Dudley Taylor
                                              Secretary

Winchester, Kentucky
____________, 1998



         WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF YOU MAIL IT IN THE UNITED STATES.


                                                 TABLE OF CONTENTS

SUMMARY..........................................................................................  1
        The Companies and their Businesses.......................................................  1
        Special Meeting of Peoples Shareholders..................................................  1
        Votes Required...........................................................................  2
        What Peoples Shareholders will Receive...................................................  2
        Possible Adjustment to the Conversion Ratio..............................................  2
        Our Reasons for the Merger...............................................................  2
        Our Recommendation to Shareholders.......................................................  3
        Fairness Opinion.........................................................................  3
        Termination of the Stockholder Agreement.................................................  3
        Effective Time of the Merger.............................................................  4
        Exchange of Certificates.................................................................  4
        Other Conditions to Completion of the Merger.............................................  4
        Termination of the Agreement.............................................................  5
        Interests of Persons Involved in the Merger that are Different from Yours................  5
        Certain Federal Income Tax Consequences..................................................  6
        Accounting Treatment.....................................................................  6
        Certain Differences in Shareholders' Rights..............................................  6
        Dissenters' Rights.......................................................................  6
        Comparative Market Prices of Common Stock................................................  7
        Unaudited Comparative Per Share Data.....................................................  7
        Selected Historical Financial Data.......................................................  8

THE SPECIAL MEETING.............................................................................. 14
        General.................................................................................. 14
        Record Date; Vote Required............................................................... 15

THE MERGER....................................................................................... 16
        General.................................................................................. 16
        Background of and Reasons for the Merger................................................. 16
        Fairness Opinion......................................................................... 20
        Effective Time of the Merger............................................................. 24
        Distribution of Stock Certificates After the Merger...................................... 25
        Conditions to Consummation of the Merger................................................. 25
        Regulatory Approvals..................................................................... 26
        Waiver and Amendment of the Agreement.................................................... 27
        Termination of the Agreement............................................................. 27
        Conversion Ratio Adjustment.............................................................. 28
        Conduct of Business Pending the Merger................................................... 28
        Interests of Certain Persons in the Merger............................................... 29
        Dissenters' Rights....................................................................... 30
        Certain Federal Income Tax Consequences of the Merger.................................... 33
        Accounting Treatment..................................................................... 35
        Expenses and Fees........................................................................ 35
        Resales of Area Common Stock............................................................. 36

COMPARATIVE MARKET PRICES AND DIVIDENDS.......................................................... 36
        Market Prices............................................................................ 36
        Shareholders of Record................................................................... 38

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS................................................... 38
        Stockholder Agreement.................................................................... 38
        Authorized Capital Stock................................................................. 38
        Actions by Shareholders Without a Meeting................................................ 39
        Special Meeting of Shareholders.......................................................... 39
        Number of Directors...................................................................... 39
        Cumulative Voting........................................................................ 40
        Indemnification.......................................................................... 40

BUSINESS OF PEOPLES.............................................................................. 41
        General.................................................................................. 41
        Management and Principal Shareholders.................................................... 42
        Executive Compensation................................................................... 43
        Certain Transactions and Business Relationships.......................................... 44

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............ 44
        Business................................................................................. 44
        Results of Operations - Comparison of Six Months Ended  June 30, 1998 to June 30, 1997... 45
        Financial Condition - Comparison of June 30, 1998  to December 31, 1997.................. 46
        Results of Operations - Comparison of Year Ended December 31, 1997 to
             December 31, 1996................................................................... 46
        Financial Condition - Comparison of December 31, 1997 to December 31, 1996............... 47
        Asset/Liability Management............................................................... 51
        Liquidity................................................................................ 51
        Capital Resources........................................................................ 52
        Impact of Inflation...................................................................... 52
        Year 2000................................................................................ 52

PROPOSAL TO TERMINATE THE STOCKHOLDER AGREEMENT.................................................. 53

PRO FORMA FINANCIAL INFORMATION.................................................................. 53

EXPERTS.......................................................................................... 53

OPINIONS......................................................................................... 54

ADJOURNMENT OF SPECIAL MEETING................................................................... 54

SHAREHOLDER PROPOSALS............................................................................ 54

OTHER MATTERS.................................................................................... 54

WHERE YOU CAN FIND MORE INFORMATION.............................................................. 54


INDEX TO FINANCIAL STATEMENTS................................................................... F-1



Appendix A - Agreement and Plan of Merger ...................................................... A-1
Appendix B - Subtitle 13 Dissenters' Rights .................................................... B-1
Appendix C - Professional Bank Services, Inc. Fairness Opinion ................................. C-1

                                    SUMMARY

         This summary highlights selected information from this Proxy Statement/Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer. This will give you a more complete description of the transactions we are proposing. For more information about Area, see "Where You Can Find More Information" (page ___).

THE COMPANIES AND THEIR BUSINESSES

Area Bancshares Corporation
230 Frederica Street
Owensboro, Kentucky 42301
(502) 926-3232

         Area is a multi-bank holding company headquartered in Owensboro, Kentucky. It owns eleven financial institutions with 54 banking facilities in 23 cities throughout Kentucky. As of June 30, 1998, Area had total consolidated assets of about $1.9 billion, total deposits of $1.5 billion and total shareholders' equity of $217.6 million. Through its subsidiaries, Area offers a broad range of banking and banking-related services. Area was incorporated in 1976 under the laws of Kentucky and is a bank holding company under the regulations of the Bank Holding Company Act of 1956, as amended.

Peoples Bancorp of Winchester, Inc.
Maple & Broadway
Winchester, Kentucky 40392
(606) 744-3521

         Peoples is a one-bank holding company headquartered in Winchester, Kentucky. It owns one financial institution, Peoples Commercial Bank, which has two locations in Winchester. As of June 30, 1998, Peoples had total consolidated assets of about $148.0 million, total deposits of $129.4 million and total shareholders' equity of $13.7 million. Peoples was incorporated in 1989 under the laws of Kentucky and is a bank holding company under the Bank Holding Company Act of 1956, as amended.

SPECIAL MEETING OF PEOPLES SHAREHOLDERS

         The special meeting will be held at _____ __.m., local time, on ____________, 1998, at the main office of Peoples Commercial Bank, Maple & Broadway, Winchester, Kentucky 40392, to consider approval of the Agreement and termination of the Stockholder Agreement. Only holders of record of Peoples common stock at the close of business on ____________, 1998, will be entitled to vote at the special meeting.

VOTES REQUIRED

         In order to approve the Merger, Peoples shareholders holding a majority of the outstanding shares of Peoples common stock (37,501) must vote for the Agreement. In order to approve the termination of the Stockholder Agreement, Peoples shareholders holding 80% of the outstanding shares of Peoples common stock (60,000) must vote to terminate the Stockholder Agreement.

         All together, the directors and executive officers of Peoples can cast about 72.9% of the votes (54,710) eligible to be cast at the Peoples special meeting. We expect that they will vote all of their shares in favor of the Merger and in favor of terminating the Stockholder Agreement. See "The Special Meeting" (page ___).

         Neither Area nor its directors and executive officers own any shares of Peoples common stock. Approval of the Agreement by the holders of Area common stock is not required and will not be sought.

WHAT PEOPLES SHAREHOLDERS WILL RECEIVE

         If the Merger is completed, all holders of Peoples common stock, except for dissenting shareholders, will receive 17.333333 shares of Area common stock for each share of Peoples common stock held of record (the "Conversion Ratio"), subject to possible adjustment. No fractional shares of Area common stock will be issued in connection with the Merger. Cash (without interest) will be paid instead of issuing fractional shares. See "The Merger - General" (page ___).

POSSIBLE ADJUSTMENT TO THE CONVERSION RATIO

         Peoples may terminate the Agreement if the Area Average Price (as defined under "The Merger -- Conversion Ratio Adjustment") is less than $27. Similarly, Area may terminate the Agreement if the Area Average Price is greater than $36.

         If the Area Average Price were $27, the indicated value of each share of Peoples common stock would be $468 ($27 times 17.333333). Similarly, if the Area Average Price were $36, the indicated value of each share of Peoples common stock would be $624 ($36 times 17.333333).

         If the Area Average Price is less than $27 or greater than $36, then Area or Peoples, as the case may be, may keep the Agreement from being terminated by adjusting the Conversion Ratio so that the indicated value of each share of Area common stock to be received by Peoples' shareholders would equal $468 or $624, as applicable. See "The Merger -- Conversion Ratio Adjustment" (page ___).

REASONS FOR THE MERGER

         Area's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Area and its shareholders. In approving the Merger, Area's directors considered Peoples' financial condition, operations and market area, Area's overall strategic focus, the financial terms and income tax consequences of the Merger, the management philosophy of Peoples and its compatibility with that of Area. See "The Merger -- Background and Reasons for the Merger" (page ___).

         Peoples' Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Peoples and its shareholders. Accordingly, Peoples' Board unanimously recommends that Peoples' shareholders vote FOR approval of the Agreement.

         In making its recommendation, the Peoples Board believes that the Merger presents an opportunity for Peoples shareholders to receive shares in a publicly traded regional banking institution at an attractive price and in a tax-free transaction. The Peoples Board also believes that Area's historical policy of operating its affiliates as community banks is appropriate for serving the banking needs of the Winchester and Clark County community. See "The Merger -- Background of and Reasons for the Merger" (page ___) and "The Merger -- Fairness Opinion"(page ___).

         If it appears likely that the Average Area Price of Area common stock will be less than $27, the Peoples Board will consider whether to terminate the Agreement and whether to resolicit shareholders before proceeding. To make this decision, the Peoples Board will consult with its financial, legal and other advisors and will consider all information relevant to the decision, including current business and stock price information about Area and other comparable banking institutions. If the Peoples Board elects to terminate the Agreement, Area would have the right to proceed with the Merger by increasing the Conversion Ratio so that the indicated value of each share of Peoples common stock would be $468. Area, however, would have no obligation to do so and could allow the Agreement to terminate. See "The Merger--Background and Reasons for the Merger" (page ___).

RECOMMENDATION TO SHAREHOLDERS

         The Board of Directors of Peoples believes that the Merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" approval of the Merger. The Board of Directors of Peoples also unanimously recommends that you vote "FOR" the termination of the Stockholder Agreement. See "The Merger Background of and Reasons for the Merger" (page ___) and "Proposal to Terminate the Stockholder Agreement" (page___).

FAIRNESS OPINION

         In deciding to approve the Merger, the Peoples Board of Directors considered the opinion of its financial advisor, Professional Bank Services, Inc. ("PBS"), that, as of the date of the opinion, the proposed Conversion Ratio was fair from a financial point of view to Peoples shareholders. We have attached as Appendix C the written opinion of PBS dated the date of this Proxy Statement/Prospectus. You should read it carefully to understand the assumptions made, matters considered and limitation on the review undertaken by PBS in providing its opinion.

TERMINATION OF THE STOCKHOLDER AGREEMENT

         One of the conditions to completing the Merger is that the shareholders of Peoples must vote to terminate the Stockholder Agreement. The Stockholder Agreement can be terminated by the affirmative vote of 80% of the outstanding shares of Peoples common stock. If approved by shareholders, termination of the Stockholder Agreement would only take effect if and when the Merger is completed. See "The Merger -- Conditions to Consummation of the Merger" (page___) and "Proposal to Terminate the Stockholder Agreement" (page ___).

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective when articles of merger are filed by Area with the Kentucky Secretary of State, or on such later date as the articles of merger may specify. Subject to the conditions specified in the Agreement, the parties anticipate that the Merger will become effective on January 4, 1999. There can be no assurances, however, as to whether or when the Merger will occur. See "The Merger - Effective Time of the Merger" (page ___), "-- Conditions to Consummation of the Merger" (page ___) and " -- Termination of the Agreement" (page ___).

EXCHANGE OF CERTIFICATES

         After the Merger is completed, shareholders of Peoples will need to exchange their Peoples stock certificates for new certificates representing Area common stock. Shortly after we complete the Merger, we will send shareholders of Peoples detailed instructions on how to exchange their shares. Please do not send us any stock certificates until you receive these instructions. See "The Merger -- Distribution of Stock Certificates After the Merger" (page ___).

OTHER CONDITIONS TO COMPLETION OF THE MERGER

         The completion of the Merger depends on meeting a number of conditions, including the following:

         (1)      Shareholders of Peoples must approve the Agreement;

         (2) We must receive all required regulatory approvals and any waiting periods required by law must have passed;

         (3) There must be no governmental order blocking completion of the Merger, and no proceedings by a government body trying to block the Merger;

         (4) We must receive a legal opinion confirming the tax-free nature of the Merger;

         (5) The Nasdaq National Market must approve for listing the shares that Area will issue in the Merger;

         (6) We must receive a letter from Area's independent public accountants, KPMG Peat Marwick LLP, that the Merger will qualify for "pooling-of-interests" accounting treatment under generally accepted accounting principles; and

         (7)      The Stockholder Agreement must be terminated.

         Unless prohibited by law, either Peoples or Area could elect to waive a condition that has not been satisfied and complete the Merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the Merger. See "The Merger -- Conditions to Consummation of the Merger" (page ___).

TERMINATION OF THE AGREEMENT

         Peoples and Area can agree at any time to terminate the Agreement before completing the Merger, even if the shareholders of Peoples have already voted to approve it.

         Either company can also terminate the Agreement:

         (1) If the other company violates, in a material way, any of its representations, warranties or obligations under the Agreement;

         (2) If any of the conditions to the obligations of either company are not satisfied by the effective time of the Merger;

         (3) If any government body whose approval is required to complete the Merger, including the Board of Governors of the Federal Reserve System, makes a final decision not to approve the Merger;

         (4)      If the shareholders of Peoples do not approve the Agreement;

         (5) If Peoples or Peoples Commercial Bank become subject to an enforcement proceeding by one of their regulators and this has a material adverse effect on Peoples; or

         (6)      If we do not complete the Merger by January 31, 1999.

         Generally, a party seeking to terminate cannot itself have violated the Agreement. See "The Merger -- Termination of the Agreement" (page ___).

         Peoples may terminate the Agreement if the Area Average Price (as defined under "The Merger -- Conversion Ratio Adjustment") is less than $27. Similarly, Area may terminate the Agreement if the Area Average Price is greater than $36. See "The Merger -- Conversion Ratio Adjustment" (page ___).

INTERESTS OF PERSONS INVOLVED IN THE MERGER THAT ARE DIFFERENT FROM YOURS

         Certain executive officers and directors of Peoples have interests in the Merger that are different from your interests. Ralph L. Oliver, currently the President and Chief Executive Officer of Peoples, will be elected as a director of Area. In addition, four current officers of Peoples, William H. Pitt, William P. Shearer, S. Dudley Taylor and Randy L. Todd, who collectively own 4% of Peoples' outstanding common stock, have entered into employment letters with Area providing for their continued employment by Peoples Commercial Bank. Also, Area will honor the indemnification arrangements and benefit obligations which apply to the officers and directors of Peoples. The Board of Directors of Peoples was aware of these interests and took them into account in approving the Agreement. See "The Merger -- Interests of Certain Persons in the Merger" (page ___).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         We expect that the shareholders of Peoples will not recognize any gain or loss for U.S. federal income tax purposes in the Merger, except in connection with any cash that they receive as dissenting shareholders or with respect to fractional shares. Both companies have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the Registration Statement of which this Proxy Statement/ Prospectus forms a part. The opinion will not bind the Internal Revenue Service, which could take a different view.

         This tax treatment may not apply to some shareholders of Peoples, including the type shareholders that we described on page ___, and will not apply to any shareholder of Peoples who exercises dissenters' rights under Kentucky law. Determining the actual tax consequences of the Merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the Merger's tax consequences. See "The Merger -- Certain Federal Income Tax Consequences of the Merger" (page ___).

ACCOUNTING TREATMENT

         We expect the Merger to qualify as a "pooling of interests" under generally accepted accounting principles, which means that we will treat our companies as if they had always been one company for accounting and financial reporting purposes. Area has the right not to complete the Merger if it does not receive a letter from its independent public accountants that the Merger will qualify as a "pooling of interests." See "The Merger -- Accounting Treatment" (page ___).

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

         Currently, the rights of shareholders of Peoples are governed by Peoples' Articles of Incorporation and Bylaws. When the Merger is completed, shareholders of Peoples will become shareholders of Area, and their rights will be governed by Area's Articles of Incorporation and Bylaws. The rights of shareholders of Area differ from the rights of shareholders of Peoples principally with respect to the restrictions on the transfer of shares of Peoples common stock contained in the Stockholder Agreement. See "Effect of the Merger on the Rights of Shareholders" (page ___).

DISSENTERS' RIGHTS

         The Kentucky Business Corporation Act entitles shareholders of Peoples to statutory dissenters' rights of appraisal with respect to the Merger. You may lose these dissenters' rights if you do not precisely follow the statutory procedure for exercising dissenters' rights. See "The Merger - Dissenters Rights" (page ___).

COMPARATIVE MARKET PRICES OF COMMON STOCK

         The common stock of Area is traded on the Nasdaq National Market under the symbol "AREA." On August 24, 1998, the last business day preceding the public announcement of the Merger, Area common stock closed at $29.50.
On ____________, 1998, the closing price for Area common stock was $_____.

         No established trading market for Peoples common stock exists. Transactions in Peoples common stock are infrequent and are negotiated privately between the persons involved in these transactions. These transactions are not reported on an exchange or other organized trading systems. To the best knowledge of management of Peoples, the last transaction in Peoples common stock took place on July 10, 1997, at a price of $185 per share.

         The market value of 17.333333 shares of Area common stock would be $511.33 based on Area's August 24, 1998 closing price and $_____ based on Area's ___________, 1998 closing price. The market price of Area common stock will fluctuate prior to and after completion of the Merger, but the exchange ratio is fixed within certain parameters. See "The Merger -- Conversion Ratio Adjustment" (page ___). You should obtain current stock price quotations for Area common stock. You can get these quotes from a newspaper, on the Internet or by calling your broker.

UNAUDITED COMPARATIVE PER SHARE DATA

         The following tables show summary historical financial data for Area and Peoples and also show similar information reflecting the Merger of our two companies (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that Area and Peoples had been merged throughout those periods. The following tables show information about Area's and Peoples' historical income per share, dividends per share and book value per share, and similar pro forma information.

         We also assumed that we will treat Area and Peoples as if they had always been combined for accounting and financial reporting purposes (a method known as "pooling-of-interests" accounting). We computed the information listed as "pro forma equivalent" for Peoples by multiplying the pro forma amounts by the exchange ratio of 17.333333. We present this information to reflect the fact that Peoples shareholders will receive more than 17 shares of Area common stock for each share of Peoples common stock they own before the Merger.

         The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. All adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included.

         We base the information in the following tables on the historical financial information of Area which is presented in its prior filings with the Securities and Exchange Commission and of Peoples some of which is included in this Proxy Statement/Prospectus. When you read the summary financial information we provide in the following tables, you should also read the historical financial information of Peoples, which you can find beginning at page F-1, as well as the historical financial information of Area in the other documents to which we refer. See "Where You Can Find More Information" on page __. Area's audited historical financial statements were audited by KPMG Peat

Marwick LLP, independent accountants, and Peoples audited historical financial statements were audited by Eskew & Gresham, PSC, independent accountants.

         The following unaudited comparative per share data is derived from the historical financial statements of Area and Peoples.


                                             SIX MONTHS
                                            ENDED JUNE 30,                       YEAR ENDED DECEMBER 31,
                                        ---------------------            ------------------------------------
                                         1998            1997             1997          1996            1995
                                             (UNAUDITED)
INCOME PER SHARE
Area historical - Diluted            $    .80        $    .68           $  1.33      $  1.26         $    .79
Peoples historical -Diluted             14.63           13.13             26.17        26.01            22.36
Area and Peoples pro forma
   combined (1) - Diluted                 .81             .69              1.34         1.28              .83

Peoples pro forma Merger
   equivalent (2) - Diluted             14.04           11.96             23.23        22.19            14.39

DIVIDENDS DECLARED PER
   COMMON SHARE
Area historical                           .07             .06               .125         .107             .09
Peoples historical (3)                  10.00            5.00              5.00         7.50               -
Area and Peoples pro forma
   combined (1)                           .109            .077              .138         .132             .083
Peoples pro forma Merger
   equivalent (2)                        1.89            1.33              2.39         2.29             1.44

BOOK VALUE PER SHARE
   (PERIOD END)
Area historical                         13.91           11.70             12.62        10.92             9.68
Peoples historical                     182.80          171.15            184.20       162.94           144.78
Area and Peoples pro forma
   combined (1)                         13.65           11.56             12.46        10.80             9.58
Peoples pro forma Merger
   equivalent (2)                      236.60          200.43            215.97       187.20           166.05


------------------------------
(1) Represents the combined results of Area and Peoples as if the Merger were consummated at the beginning of the period and was accounted for as a pooling-of-interests transaction.

(2) Represents pro forma combined information multiplied by the Conversion Ratio of 17.333333 shares of Area common stock for each share of Peoples common stock.

(3) Dividends for the six-month period ended June 30, 1998 do not include $6.11 per share for amounts representing estimated liability for taxes as a result of Peoples' status as an S Corporation.

SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical financial information for Area and Peoples is based on the consolidated financial statements of Area and Peoples. Interim unaudited data for the six months ended June 30, 1998 and 1997 of Area and Peoples reflect, in the opinion of the respective managements of Area and Peoples, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended June 30, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                          AREA BANCSHARES CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


---------------------------------------- ------------------------------ -----------------------------------------------------
                                                  SIX MONTHS
                                                 ENDED JUNE 30                                YEAR ENDED DECEMBER 31,
---------------------------------------- ------------------------------ ------------ ------------ ------------ -------------
                                              1998            1997           1997         1996         1995          1994
---------------------------------------- ------------------------------ ------------ ------------ ------------ -------------
                                                  (UNAUDITED)
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
INCOME STATEMENT DATA:
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Total interest income                         70,670          67,838      139,249      136,835      132,088       102,975
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Total interest expense                        33,314          30,656       63,643       64,410       64,330        42,452
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Net interest income                           37,356          37,182       75,606       72,425       67,758        60,523
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Provision for loan losses                        713           1,285        3,271        4,849        4,824         4,976
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Net interest income after loan loss
     provision                                   36,643          35,897       72,335       67,576       62,934        55,547
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Total noninterest income excluding
     securities gains (losses)                   12,080           9,167       18,301       24,973       17,274        15,323
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Security gains (losses)                          125               7           21        3,265        1,139        (1,519)
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Total noninterest expense                     30,626          29,755       61,357       65,912       64,414        61,099
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Income tax expense (benefit)                   5,464           4,544        8,491       10,016        4,487         1,278
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Income (loss) before cumulative
     effect of change in accounting
     principle                                   12,758          10,772       20,809       19,886       12,446         6,974
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Cumulative effect of change in
     accounting for income taxes                      -               -            -            -            -             -
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Net income (loss)                             12,758          10,772       20,809       19,886       12,446         6,974
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------

---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
PER SHARE DATA:
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Income (loss) per common share
     before cumulative effect of
     change in accounting principle      $          .80 $           .68 $       1.33 $       1.26 $        .79 $         .45
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Cumulative effect of change in
     accounting for income taxes                      -               -            -            -            -             -
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Net income (loss) - Diluted                      .80             .68         1.33         1.26          .79           .45
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------

---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Cash dividends                                   .07             .06         .125         .107          .09           .08
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Book value                                     13.91           11.70        12.62        10.92         9.68          8.43
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------

---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
OTHER INFORMATION:
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Average number of shares outstanding          15,905          15,812       15,648       15,783       15,706        15,571
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------

---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
BALANCE SHEET DATA
(PERIOD ENDED):
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Total assets                             $ 1,909,477    $  1,836,906   $1,901,449  $ 1,796,290  $ 1,778,559  $  1,622,509
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Securities                                   539,477         441,586      459,324      417,533      449,232       435,715
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Loans, net of unearned income
     (including loans held for sale)          1,208,048       1,174,158    1,227,307    1,147,060    1,091,867       983,049
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Total deposits                             1,475,025       1,383,688    1,433,132    1,394,399    1,223,556     1,175,373
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Total debt                                   196,372         254,051      252,866      213,916      232,756       258,939
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Stockholders' equity                         217,584         181,671      196,549      169,383      149,724       128,373
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------




----------------------------------------     -------------


----------------------------------------     ------------
                                                   1993
----------------------------------------     ------------

----------------------------------------     ------------
INCOME STATEMENT DATA:
----------------------------------------     ------------
   Total interest income                           99,006
----------------------------------------     ------------
   Total interest expense                          43,471
----------------------------------------     ------------
   Net interest income                             55,535
----------------------------------------     ------------
   Provision for loan losses                        3,751
----------------------------------------     ------------
   Net interest income after loan loss
     provision                                     51,784
----------------------------------------     ------------
   Total noninterest income excluding
     securities gains (losses)                     18,592
----------------------------------------     ------------
   Security gains (losses)                             88
----------------------------------------     ------------
   Total noninterest expense                       47,528
----------------------------------------     ------------
   Income tax expense (benefit)                     6,077
----------------------------------------     ------------
   Income (loss) before cumulative
     effect of change in accounting
     principle                                     16,859
----------------------------------------     ------------
   Cumulative effect of change in
     accounting for income taxes                      729
----------------------------------------     ------------
   Net income (loss)                               17,568
----------------------------------------     ------------

----------------------------------------     ------------
PER SHARE DATA:
----------------------------------------     ------------
   Income (loss) per common share
     before cumulative effect of
     change in accounting principle            $     1.16
----------------------------------------     ------------
   Cumulative effect of change in
     accounting for income taxes                      .05
----------------------------------------     ------------
   Net income (loss) - Diluted                       1.21
----------------------------------------     ------------

----------------------------------------     ------------
   Cash dividends                                     .07
----------------------------------------     ------------
   Book value                                        8.44
----------------------------------------     ------------

----------------------------------------     ------------
OTHER INFORMATION:
----------------------------------------     ------------
   Average number of shares outstanding            14,573
----------------------------------------     ------------

----------------------------------------     ------------
BALANCE SHEET DATA
(PERIOD ENDED):
----------------------------------------     ------------
   Total assets                               $ 1,458,428
----------------------------------------     ------------
   Securities                                     315,339
----------------------------------------     ------------
   Loans, net of unearned income
     (including loans held for sale)              830,757
----------------------------------------     ------------
   Total deposits                               1,029,344
----------------------------------------     ------------
   Total debt                                     141,071
----------------------------------------     ------------
   Stockholders' equity                           129,411
----------------------------------------     ------------



---------------------------------------- ------------------------------ ----------------------------------------------------
                                                  SIX MONTHS
                                                 ENDED JUNE 30                                YEAR ENDED DECEMBER 31,
---------------------------------------- ------------------------------ ------------ ------------ ------------ -------------
                                              1998            1997           1997         1996         1995          1994
---------------------------------------- ------------------------------ ------------ ------------ ------------ -------------
                                                  (UNAUDITED)
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
PERFORMANCE RATIOS:
---------------------------------------- -------------- --------------- ------------ ------------ ------------ -------------
   Return on average assets                    1.39%           1.24%         1.18%         1.15%         .75%          .47%
---------------------------------------- ----------     -----------     ---------    ----------   ----------   -----------
   Return on average stockholders'
     equity                                   12.57%          12.24%        11.32%        12.38%        9.04%         5.27%
---------------------------------------- ----------     -----------     ---------    ----------   ----------   -----------
   Net interest margin                         4.55%           4.80%         4.77%         4.69%        4.59%         4.78%
---------------------------------------- ----------     -----------     ---------    ----------   ----------   -----------
   Dividend payout                             8.56%          12.24%         9.26%         7.79%        8.88%        12.24%
---------------------------------------- ----------     -----------     ---------    ----------   ----------   -----------

---------------------------------------- ----------     -----------     ---------    ----------   ----------   -----------
CAPITAL RATIOS:
---------------------------------------- ----------     -----------     ---------    ----------   ----------   -----------
   Average stockholders' equity to
     average assets                           11.07%          10.15%        10.39%         9.28%        8.26%         8.85%
---------------------------------------- ----------     -----------     ---------    ----------   ----------   -----------
   Tier 1 risk-based capital (1)              14.14%          13.79%        13.24%        14.33%       13.59%        12.74%
---------------------------------------- ----------     -----------     ---------    ----------   ----------   -----------
   Total risk-based capital (1)               15.40%          15.04%        14.50%        15.58%       14.85%        13.99%
---------------------------------------- ----------     -----------     ---------    ----------   ----------   -----------
   Tier 1 leverage (1)                         9.87%           9.71%         9.54%         9.88%        8.64%         8.41%
---------------------------------------- ----------     -----------     ---------    ----------   ----------   -----------




----------------------------------------

----------------------------------------
                                             -------------
----------------------------------------          1993
                                             -------------
----------------------------------------
PERFORMANCE RATIOS:
----------------------------------------     -------------
   Return on average assets                         1.18%
----------------------------------------     -----------
   Return on average stockholders'
     equity                                        15.41%
----------------------------------------     -----------
   Net interest margin                              4.00%
----------------------------------------     -----------
   Dividend payout                                  5.98%
----------------------------------------     -----------

----------------------------------------     -----------
CAPITAL RATIOS:
----------------------------------------     -----------
   Average stockholders' equity to
     average assets                                 7.67%
----------------------------------------     -----------
   Tier 1 risk-based capital (1)                   13.00%
----------------------------------------     -----------
   Total risk-based capital (1)                    14.23%
----------------------------------------     -----------
   Tier 1 leverage (1)                              8.23%
----------------------------------------     -----------



(1) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institutions and other factors.

                      PEOPLES BANCORP OF WINCHESTER, INC.
                       SELECTED HISTORICAL FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

----------------------------------------- ----------------------------- -- ------------------------------------------------
                                                   SIX MONTHS
                                                 ENDED JUNE 30                        YEAR ENDED DECEMBER 31,
----------------------------------------- ----------------------------- ------------- ----------- ------------ -----------
                                               1998           1997           1997         1996        1995         1994
----------------------------------------- ----------------------------- ------------- ----------- ------------ -----------
                                                  (UNAUDITED)
----------------------------------------- ----------------------------- ------------- ----------- ------------ -----------
INCOME STATEMENT DATA:
----------------------------------------- ------------- --------------- ------------- ----------- ------------ -----------
   Total interest income                  $      5,525  $        4,952  $     10,438  $    9,304  $     8,592  $    7,369
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Total interest expense                        2,694           2,169         4,786       4,114        3,809       3,107
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Net interest income                           2,831           2,783         5,652       5,190        4,783       4,262
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Provision for loan losses                        63              50           100          20          120         360
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Net interest income after loan loss
     provision                                   2,768           2,733         5,552       5,170        4,663       3,902
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Total noninterest income excluding
     securities gains                              417             369           731         705          613         625
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Security gains                                    -               1             -           7           26           3
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Total noninterest expense                     1,838           1,652         3,385       2,976        2,824       2,684
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Income tax expense (benefit) (1)                250             466           935         956          802         572
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Income before cumulative effect of
     change in accounting principle (1)          1,097             985         1,963       1,950        1,676       1,274
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Cumulative effect of change in
     accounting for income taxes                     -               -             -           -            -           -
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Net income (1)                                1,097             985         1,963       1,950        1,676       1,274
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------

----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
PER SHARE DATA:
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Income per common share before
     cumulative effect of change in
     accounting principle (1)             $      14.63  $        13.13  $      26.17  $    26.01  $     22.36  $    16.99
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Cumulative effect of change in
     accounting for income taxes                     -               -             -           -            -           -
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Net income (1)                                14.63           13.13         26.17       26.01        22.36       16.99
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------

----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Cash dividends (4)                            10.00            5.00          5.00        7.50            -           -
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Book value                                   182.80          171.15        184.20      162.94       144.78      121.70
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------

----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
OTHER INFORMATION:
----------------------------------------- ------------- --------------- ------------- ----------- ------------ ----------
   Average number of shares outstanding             75              75            75          75           75          75
----------------------------------------- ------------- --------------- ------------- ----------- ------------ ----------

----------------------------------------- ------------- --------------- ------------- ----------- ------------ ----------
BALANCE SHEET DATA
(PERIOD ENDED):
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Total assets                           $    148,048  $      132,049  $    142,155  $  126,802  $   112,134  $  112,543
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Securities                                   25,374          26,338        26,490      28,725       24,166      25,382
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Loans, net of unearned income
     (including loans held for sale)           101,565          93,715        98,337      84,503       71,954      70,007
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Total deposits                              129,432         112,215       123,548     109,355       95,479      92,962
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Total debt                                    3,871           6,421         3,916       4,463        5,097       9,748
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
   Stockholders' equity                         13,710          12,836        13,815      12,220       10,859       9,127
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------




-----------------------------------------    ------------


-----------------------------------------    ------------
                                                 1993
-----------------------------------------    ------------

-----------------------------------------    ------------
INCOME STATEMENT DATA:
-----------------------------------------    ------------
   Total interest income                     $     6,883
-----------------------------------------    -----------
   Total interest expense                          3,036
-----------------------------------------    -----------
   Net interest income                             3,847
-----------------------------------------    -----------
   Provision for loan losses                         360
-----------------------------------------    -----------
   Net interest income after loan loss
     provision                                     3,487
-----------------------------------------    -----------
   Total noninterest income excluding
     securities gains                                604
-----------------------------------------    -----------
   Security gains                                     14
-----------------------------------------    -----------
   Total noninterest expense                       2,590
-----------------------------------------    -----------
   Income tax expense (benefit) (1)                  373
-----------------------------------------    -----------
   Income before cumulative effect of
     change in accounting principle (1)            1,142
-----------------------------------------    -----------
   Cumulative effect of change in
     accounting for income taxes                       -
-----------------------------------------    -----------
   Net income (1)                                  1,142
-----------------------------------------    -----------

-----------------------------------------    -----------
PER SHARE DATA:
-----------------------------------------    -----------
   Income per common share before
     cumulative effect of change in
     accounting principle (1)                $     15.23
-----------------------------------------    -----------
   Cumulative effect of change in
     accounting for income taxes                       -
-----------------------------------------    -----------
   Net income (1)                                  15.23
-----------------------------------------    -----------

-----------------------------------------    -----------
   Cash dividends (4)                                  -
-----------------------------------------    -----------
   Book value                                     105.08
-----------------------------------------    -----------

-----------------------------------------    -----------
OTHER INFORMATION:
-----------------------------------------    -----------
   Average number of shares outstanding               75
-----------------------------------------    -----------

-----------------------------------------    -----------
BALANCE SHEET DATA
(PERIOD ENDED):
-----------------------------------------    -----------
   Total assets                               $  109,677
-----------------------------------------    -----------
   Securities                                     31,110
-----------------------------------------    -----------
   Loans, net of unearned income
     (including loans held for sale)              65,627
-----------------------------------------    -----------
   Total deposits                                 83,704
-----------------------------------------    -----------
   Total debt                                     17,497
-----------------------------------------    -----------
   Stockholders' equity                            7,881
-----------------------------------------    -----------




------------------------------------ ----------------------------- -- ------------------------------------------------------------
                                              SIX MONTHS
                                            ENDED JUNE 30                               YEAR ENDED DECEMBER 31,
------------------------------------ ----------------------------- ------------- ----------- ------------ ----------- ------------
                                          1998           1997           1997         1996        1995         1994        1993
------------------------------------ ----------------------------- ------------- ----------- ------------ ----------- ------------
                                             (UNAUDITED)
------------------------------------ ----------------------------- ------------- ----------- ------------ ----------- ------------
PERFORMANCE RATIOS:
------------------------------------ ------------- --------------- ------------- ----------- ------------ ----------- ------------
   Return on average assets (2)             1.26%           1.52%         1.46%       1.63%        1.49%       1.15%        1.06%
------------------------------------ -----------   -------------   -----------   ---------   ----------   ---------   ----------
   Return on average stockholders'
     equity (2)                            13.13%          15.72%        15.15%      16.85%       16.77%      14.98%       15.62%
------------------------------------ -----------   -------------   -----------   ---------   ----------   ---------   ----------
   Net interest margin                      4.23%           4.72%         4.63%       4.18%        4.22%       4.07%        3.71%
------------------------------------ -----------   -------------   -----------   ---------   ----------   ---------   ----------
   Dividend payout (2)                    132.37%          38.08%        19.10%      28.84%           -           -            -
------------------------------------ -----------   -------------   -----------   ---------   ----------   ---------   ----------

------------------------------------ -----------   -------------   -----------   ---------   ----------   ---------   ----------
CAPITAL RATIOS:
------------------------------------ -----------   -------------   -----------   ---------   ----------   ---------   ----------
   Average stockholders' equity to
     average assets                         9.67%           9.68%         9.63%       9.75%        8.90%       7.65%        6.81%
------------------------------------ -----------   -------------   -----------   ---------   ----------   ---------   ----------
   Tier 1 risk-based capital (3)           11.35%          11.85%        11.81%      12.07%       11.57%       9.03%        7.29%
------------------------------------ -----------   -------------   -----------   ---------   ----------   ---------   ----------
   Total risk-based capital (3)            12.61%          13.11%        13.06%      13.33%       12.82%      10.28%        8.54%
------------------------------------ -----------   -------------   -----------   ---------   ----------   ---------   ----------
   Tier 1 leverage (3)                      7.72%           7.90%         8.03%       7.82%        7.41%       5.79%        4.68%
------------------------------------ -----------   -------------   -----------   ---------   ----------   ---------   ----------

(1) Peoples elected S Corporation status effective January 1, 1998. See "Federal Income Tax Consequences of the Merger" (page __). The following amounts represent pro forma income taxes, pro forma income before cumulative effect of change in accounting principle, pro forma net income, pro forma income per common share before cumulative effect of change in accounting principle and pro forma net income per share that would have been reported if C Corporation status had been maintained:

----------------------------------------- ----------------------------- -- ------------------------------------------------
                                                   SIX MONTHS
                                                 ENDED JUNE 30                               YEAR ENDED DECEMBER 31,
----------------------------------------- ----------------------------- ------------- ----------- ------------ -----------
                                               1998           1997           1997         1996        1995         1994
----------------------------------------- ----------------------------- ------------- ----------- ------------ -----------
                                                  (UNAUDITED)
----------------------------------------- ------------- --------------- ------------- ----------- ------------ -----------
Pro Forma Income Tax Expense              $        434  $          466  $        935  $      956  $       802  $      572
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
Pro Forma Income Before Cumulative
Effect of Change in Accounting Principle           913             985         1,963       1,950        1,676       1,274
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
Pro Forma Net Income                               913             985         1,963       1,950        1,676       1,274
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
PER SHARE DATA:
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
Pro Forma Income Per Common Share
Before Cumulative Effect of Change in
Accounting Principle                      $      12.18  $        13.13  $      26.17  $    26.01  $     22.36  $    16.99
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------
Pro Forma Net Income                             12.18           13.13         26.17       26.01        22.36       16.99
----------------------------------------- ------------  --------------  ------------  ----------  -----------  ----------




-----------------------------------------    ------------


-----------------------------------------    ------------
                                                 1993
-----------------------------------------    ------------

-----------------------------------------    ------------
Pro Forma Income Tax Expense                 $       373
-----------------------------------------    -----------
Pro Forma Income Before Cumulative
Effect of Change in Accounting Principle           1,142
-----------------------------------------    -----------
Pro Forma Net Income                               1,142
-----------------------------------------    -----------
PER SHARE DATA:
-----------------------------------------    -----------
Pro Forma Income Per Common Share
Before Cumulative Effect of Change in
Accounting Principle                         $     15.23
-----------------------------------------    -----------
Pro Forma Net Income                               15.23
-----------------------------------------    -----------


(2) Ratios for the period ended June 30, 1998 have been computed as if C Corporation status had been maintained for purposes of comparability.

(3) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital and total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

(4) Dividends for the six-month period ended June 30, 1998 do not include $6.11 per share for amounts representing estimated liability for taxes as a result of Peoples' status as an S Corporation.

                              THE SPECIAL MEETING

GENERAL

         This Proxy Statement/Prospectus is being furnished to the shareholders of Peoples in connection with the solicitation by the Board of Directors of Peoples of proxies for use at the special meeting. At the special meeting, shareholders will be asked to vote upon proposals to approve the Agreement and to terminate the Stockholder Agreement. The special meeting will be held at ____ _.m., local time, on ___________, 1998, at the main office of Peoples Commercial Bank (the "Bank"), Maple & Broadway, Winchester, Kentucky 40392.

         Peoples shareholders are requested promptly to sign, date, and return the accompanying proxy card to Peoples in the enclosed postage-paid, addressed envelope.

         Any Peoples shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Peoples a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Peoples before the shareholder vote is taken at the special meeting. Any notice of revocation should be sent to Peoples Bancorp of Winchester, Inc., Maple & Broadway, Winchester, Kentucky 40392, Attention: S. Dudley Taylor, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary.

         The shares represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND TERMINATION OF THE STOCKHOLDER AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE BOTH THE AGREEMENT AND TERMINATION OF THE STOCKHOLDER AGREEMENT. As of the date of this Proxy Statement/Prospectus, Peoples is unaware of any other matter to be presented at the special meeting.

         The cost of soliciting proxies will be borne by Peoples. Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of Peoples, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

         SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, THE EXCHANGE AGENT WILL SEND A LETTER OF TRANSMITTAL TO SHAREHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME OF THE MERGER. THE LETTER OF TRANSMITTAL WILL CONTAIN INSTRUCTIONS FOR THE DELIVERY OF STOCK CERTIFICATES FOR EXCHANGE INTO STOCK CERTIFICATES REPRESENTING AREA COMMON STOCK.

RECORD DATE; VOTE REQUIRED

         Peoples' Board of Directors has established the close of business on _____________, 1998, as the Record Date for determining the shareholders entitled to notice of and to vote at the special meeting. Only record holders of Peoples common stock as of _________________, 1998 will be entitled to vote at the special meeting. Approval of the Agreement requires the affirmative vote of a majority of the outstanding shares of Peoples common stock, and approval of the Stockholder Agreement termination requires the affirmative vote of 80% of the outstanding shares of Peoples common stock. Approval of any other matter presented requires that more votes be cast in favor of the proposal than against it. An abstention or failure to return a properly executed proxy card will have the same effect as a vote against both the Agreement and the termination of the Stockholder Agreement, but will not affect the outcome of any other matter presented. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the special meeting for purposes of determining whether a quorum has been achieved. Since approval of the Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Peoples common stock, and termination of the Stockholder Agreement requires the affirmative vote of at least 80% of the outstanding shares of Peoples common stock, abstentions and broker non-votes will have the same effect as a vote against the Agreement and against termination of the Stockholder Agreement. As of _________________, 1998 there were approximately 48 holders of 75,000 shares of Peoples common stock outstanding and entitled to vote at the special meeting, with each share entitled to one vote.

         The presence, in person or by proxy, of a majority of the outstanding shares of Peoples common stock is necessary to constitute a quorum of the shareholders in order to take action at the special meeting. For these purposes, shares of Peoples common stock that are present or represented by proxy at the special meeting will be counted for quorum purposes whether or not the holder of the shares or proxy fails to vote on the Agreement or the termination of the Stockholder Agreement.

         As of _________________, 1998, the directors and executive officers of Peoples and their affiliates beneficially owned 54,710 shares (or approximately 72.9% of the outstanding shares) of Peoples common stock.

         As of _________________, 1998, neither Area nor its directors and executive officers owned any shares of Peoples common stock.

                                   THE MERGER

         The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

         The Agreement provides for the Merger of Peoples and Area. At the effective time of the Merger, each share of Peoples common stock (excluding any shares held by Peoples, Area, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding will be converted into 17.333333 shares of Area common stock (the "Conversion Ratio"), subject to adjustment in the event of a stock dividend, stock split or similar stock reclassification. The Conversion Ratio is also subject to adjustment under certain other circumstances. See "--Conversion Ratio Adjustment" (page ___). Each share of Area common stock outstanding immediately prior to the effective time of the Merger will remain outstanding and unchanged as a result of the Merger.

         No fractional shares of Area common stock will be issued. Instead, cash (without interest) will be paid in lieu of any fractional share interest to which a Peoples shareholder would be entitled upon consummation of the Merger, in an amount equal to fractional share of Area common stock multiplied by the market value of one share of Area common stock at the effective time of the Merger. The market value of one share of Area common stock at the effective time of the Merger will be the closing sale price of Area common stock on the Nasdaq National Market as reported by The Wall Street Journal (Midwest Edition) on the last trading day preceding the effective time of the Merger.

BACKGROUND OF AND REASONS FOR THE MERGER

         BACKGROUND OF THE MERGER. Peoples was organized in 1989 by a group of Clark County investors led by Ralph L. Oliver after the former majority owner of Peoples Commercial Bank expressed its desire to sell its controlling interest. At that time, the shareholders of Peoples entered into a Stockholder Agreement among themselves which, among other things, gave every stockholder the right to purchase a pro rata portion of the shares that might otherwise be sold to nonstockholders other than the seller's descendants.

          The principal objective of the Peoples Board during the past nine years has been to operate the Bank profitably as a community bank dedicated to serving the Winchester and Clark County community. From time to time during that period, the Peoples Board of Directors has reevaluated its strategic plan for the Bank's future in response to the Bank's capital position, the needs of customers and shareholders, developments in the local banking environment, and trends in the national banking industry, generally.

         Since 1994, as the consolidation of the banking industry has increased, the Board has considered longer-term strategic options from time to time, including the possible acquisition of other financial institutions, exploring the interest of other institutions in acquiring Peoples, a possible Merger of equals with a comparably sized banking institution in a nearby banking market, and remaining an independent community banking institution. In its periodic evaluation of these strategic options, the Board considered such issues as the additional capital that would be required to support possible acquisitions by Peoples, the dilutive impact of issuing more shares to raise the required capital, the prices paid from time to time to acquire other comparable banking institutions, the closely held ownership of Peoples, estate planning issues for its shareholders (particularly its majority shareholder), and the absence of a market for Peoples common stock.

         In 1997, following a change in the law, the Peoples Board elected to be taxed as an S Corporation beginning with Peoples' 1998 fiscal year. The Peoples Board believed that so long as the best interests of Peoples, its shareholders and the communities served by the Bank were best achieved by Peoples' remaining as an independent financial institution, S Corporation status could increase shareholder value. As an S Corporation, however, Peoples could have no more than 75 shareholders, and the Stockholder Agreement was amended to impose additional restrictions on the transfer of shares by shareholders needed to avoid termination of Peoples' S Corporation status.

         Throughout 1997 and early 1998, the multiples of earnings and book value being paid in acquisitions of community banking institutions comparable to Peoples continued to increase. In early April 1998, representatives of a large regional bank holding company contacted Mr. Oliver to inquire about interest in a possible acquisition. Mr. Oliver expressed to other Peoples Board members his sense it was appropriate to reevaluate Peoples' strategic plan in light of the increase in consideration being paid for comparable community banking institutions, the illiquidity of Peoples common stock, personal estate planning concerns and long-term operational issues. Mr. Oliver held preliminary discussions with the representatives of this institution, during which a price of approximately $30 million for all Peoples common stock was offered. The Peoples Board met shortly thereafter to discuss the offer, and agreed to allow the offeror to conduct a due diligence examination of the Bank while the Peoples Board continued to evaluate the offer with its financial, accounting and legal advisors. On April 9, 1998 Peoples entered into a confidentiality agreement with the offeror, and the offeror conducted its examination for several days thereafter.

         At a meeting of the Peoples Board on May 27, 1998, representatives of the investment banking firm of Professional Bank Services, Inc. and the law firm of Brown, Todd & Heyburn PLLC reviewed the proposal with the directors of Peoples. After considerable analysis and discussion of the terms of the offer and the other strategic options available to Peoples in the present banking environment, the Peoples Board determined to negotiate exclusively with the offeror only if the proposed purchase price were increased significantly. The Peoples Board delivered a response to this effect to the offeror, and the offeror elected not to proceed with further negotiations.

         The Peoples Board continued to analyze strategic options and authorized Investment Bank Services, Inc. ("IBS"), an affiliate of PBS, to solicit indications of interest from several other regional banking institutions. IBS contacted approximately 12 such institutions and on June 8, 1998 distributed a confidential memorandum to the institutions that had expressed interest and signed a confidentiality agreement with Peoples. Of the eight institutions that made a proposal, Area and one other institution offered financial terms that were significantly higher than the other six, and both indicated they gave significant autonomy to their affiliate community banks.

         On August 3, 1998, the Peoples Board met in Louisville to hear presentations from representatives of Area and the other institution. Although Area had historically paid smaller dividends than its peer institutions, Area represented that its lower dividend rate enabled Area to retain more capital to support growth. Area also represented that it would allocate substantially more decision-making authority to its affiliate banks than did the other institution. Following these presentations, the Peoples Board determined to proceed with negotiations with Area. Representatives of Area conducted a due diligence examination of Peoples during the week of August 10, 1998. During the next two weeks, senior officers of Peoples and Area and their respective advisors negotiated the terms of the Agreement.

         At a special meeting on August 24, 1998, the Peoples Board approved the Agreement. Peoples and Area entered into the Agreement immediately after the Peoples Board meeting and issued a press release to announce the signing the next day.

         RECOMMENDATION OF THE PEOPLES BOARD OF DIRECTORS AND REASONS FOR THE MERGER. After analyzing the financial and other terms of the Agreement in consultation with its financial, legal and accounting advisors, the Board of Directors of Peoples has unanimously approved the Agreement and has determined that the Merger is fair to, and in the best interests of, Peoples and its shareholders. THE PEOPLES BOARD OF DIRECTORS RECOMMENDS THAT PEOPLES' SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE AGREEMENT.

         In reaching its decision to approve the Agreement, the Peoples Board of Directors considered the following material factors, but did not assign any relative or specific weight to any factor in particular:

         (1) The financial terms of the Merger. Based on information about acquisitions of comparable community banking institutions presented by its financial advisor and the then-current market price of Area common stock, the Board believed the Conversion Ratio represented an attractive price for the Peoples common stock. The Board also noted that Peoples would have the right to terminate the Agreement if the average trading price for Area common stock for a ten trading day period ending five calendar days before closing declines to less than $27 per share. See "The Merger--Conversion Ratio Adjustment." If such a decline in the price of Area common stock were to occur, the Peoples Board would have an opportunity to consult with its financial and other advisors to determine the course of action best in the interests of Peoples, its shareholders and other constituencies.

         (2) The potential advantages of owning Area common stock. In this regard, the Board considered information concerning the business, financial condition, results of operations, dividend policy, asset quality and prospects of Area including the long-term growth potential of Area common stock and the future prospects of Area. The Board also noted that Area common stock is traded on the Nasdaq National Market and provides more liquidity than Peoples common stock.

         (3) The advantages and disadvantages of Peoples remaining independent. The Peoples Board considered the business, financial condition, results of operations and prospects of Peoples, including, but not limited to, its potential growth, anticipated capital expenditures, profitability and the related business risks. The Board also noted the absence of a market for Peoples common stock and the desire of the majority shareholder and other shareholders of Peoples to have more liquidity for personal estate planning purposes.

         (4) Developments in the banking environment. The Peoples Board considered trends in the national and local banking markets, including the pace of consolidation in the banking industry, the increased regulatory burden on financial institutions, and competitive factors including the development of new banking products and services and the entry of several financial institutions into the Clark County banking market.

         (5) The compatibility of the business and management philosophies of Peoples and Area, and Area's strong commitment to community banking.

         (6) The exchange of Area common stock for Peoples common stock in the Merger would be a tax-free transaction for Peoples shareholders.

         (7) The opinion of PBS that the consideration to be received by Peoples shareholders under the terms of the Agreement is fair from a financial point of view.

         As noted above and described under "The Merger--Conversion Ratio Adjustment," the Agreement provides that if the "Average Area Price" is less than $27, the Peoples Board will have the right to terminate the Agreement, subject to Area's right to revoke such termination by increasing the Conversion Ratio and thereby issuing more Area common stock to Peoples shareholders in the Merger. The "Average Area Price" is the average daily closing trading price reported for Area common stock during a ten trading day period that ends five calendar days before closing. The closing trading price for Area common stock reported on ___________, 1998 was $_______.

         The Peoples Board intends to determine whether to exercise its termination right only at such time as it appears likely that the Average Area Price will be less than $27. In determining whether to terminate the Agreement and whether to resolicit shareholders before proceeding, the Peoples Board will consider, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including without limitation, information concerning the business, financial condition, results of operations, and prospects of Area (including the recent trading prices of Area common stock, the historical financial data of Area, customary statistical measurements of Area's financial performance, and the future prospects for Area common stock following the Merger), changes in the trading prices of banking institutions comparable to Area between the date the proposed Merger was publicly announced and the date of the special meeting, and the advice of its financial advisors and legal counsel.

         If the Peoples Board elects to terminate the Agreement, Area would then determine whether to proceed with the Merger by increasing the Conversion Ratio so that the indicated value of each share of Peoples common stock would be $468. The Peoples Board believes that Area would consider a variety of factors in determining whether to increase the number of Area shares to be issued in the Merger, including such factors as the projected effect of the Merger on Area's pro forma earnings per share and Area's assessment of Peoples' earning potential as part of Area. AREA, HOWEVER, WOULD BE UNDER NO OBLIGATION TO ADJUST THE CONVERSION RATIO IF THE PEOPLES BOARD ELECTS TO TERMINATE THE AGREEMENT.

         PEOPLES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PEOPLES SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

         RECOMMENDATION OF THE AREA BOARD OF DIRECTORS AND REASONS FOR THE MERGER. Area's Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of Area and its shareholders. In approving the Agreement, the Area Board considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Area Board of Directors considered the following material factors:

         (1) A review, based in part on a presentation by Area's management, of
(a) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Peoples on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area,
(b) the demographic, economic, and financial characteristics of the markets in which Peoples operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (c) the result of Area's due diligence review of Peoples; and

         (2) A variety of factors affecting and relating to the overall strategic focus of Area including Area's desire to expand into markets in the general vicinity of its core markets.

FAIRNESS OPINION

         Professional Bank Services, Inc. ("PBS") was engaged by Peoples to advise the Board of Directors of Peoples as to the fairness of the consideration, from a financial perspective, to be paid by Area to shareholders of Peoples as set forth in the Agreement.

         PBS is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Peoples or Area. PBS was selected to advise the Board of Directors of Peoples based upon its familiarity with Kentucky financial institutions and knowledge of the banking industry as a whole.

         PBS performed certain analyses described herein and presented the range of values for Peoples resulting from such analyses to the Board of Directors of Peoples in connection with its advice as to the fairness of the consideration to be paid by Area.

         A Fairness Opinion of PBS was delivered to the Board of Directors of Peoples on August 24, 1998, at a regular meeting of the Board of Directors and has been updated as of the date of this Proxy Statement/Prospectus. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety.

         In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to Peoples and Area. PBS considered certain financial and stock market data of Peoples and Area, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the states of Kentucky, Illinois and Indiana (the "Regional Area") that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Peoples or

Area. PBS took into consideration the results of PBS' wholly owned subsidiary Investment Bank Services, Inc. ("IBS") solicitation of indications of interest from other financial institutions concerning their interest in a possible affiliation with Peoples. PBS reviewed the correspondence and information received from interested financial institutions that were contacted. PBS reviewed all offers received by Peoples.

         As part of preparing this Fairness Opinion, PBS performed a due diligence review of Area on August 17, 1998. As part of the due diligence, PBS reviewed the following items: minutes of the Board of Directors meetings from January 1996 through July 1998; reports filed with the Securities and Exchange Commission by Area on Forms 10-K, 8-K and 10-Q for the years ended December 31, 1995, 1996 and 1997 and year-to-date 1998; reports of independent auditors for the years ended December 31, 1996 and 1997; the most recent analysis and calculation of allowance for loan and lease losses for Area; internal loan review reports; investment portfolio activity reports; asset quality reports; Uniform Holding Company Report for Area as of December 31, 1997; March 31, 1998 Reports of Condition and Income for each subsidiary bank; June 30, 1998 Report of Condition and Income for Area; and discussion of pending litigation and other issues with senior management of Area.

         PBS reviewed and analyzed the historical performance of Peoples and the Bank, Peoples wholly-owned subsidiary, contained in: audited Annual Reports and financial statements dated December 31, 1995, 1996 and 1997 of Peoples; March 31, 1998, December 31, 1997 and December 31, 1996 Consolidated Reports of Condition and Income filed by the Bank with the FDIC; May 31, 1998 unaudited financial statements of Peoples and the Bank; December 31, 1997 Uniform Bank and Holding Company Performance Report of the Bank; December 31, 1997 FR Y-6 Annual Report of Peoples filed with the Board of Governors of the Federal Reserve System; historical common stock trading activity of Peoples; and its premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

         In connection with rendering the Fairness Opinion and preparing its written and oral presentation to Board of Directors of Peoples, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Peoples' or Area's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

         ACQUISITION COMPARISON ANALYSIS. In performing this analysis, PBS reviewed all bank acquisition transactions in the states of Kentucky, Illinois and Indiana (the "Regional Area") since 1992. There were 263 bank acquisition transactions in Regional Area announced since 1992 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Regional Area bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Peoples. In addition to reviewing recent Regional Area bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like Peoples, were located in the Commonwealth of Kentucky, had an equity-to-asset ratio between 8.00% and 10.00%, had total assets between $100.0 - $150.0 million, had a return on average equity ("ROAE") between 13.00% - 16.00% and bank transactions effected in the Regional Area since January 1, 1996. In addition, median values for the 263 Regional Area acquisitions expressed as multiples of both book value and earnings were 1.77 and 16.33, respectively. The median multiples of book value and earnings for acquisitions of Regional Area banks which, like Peoples, were located in the Commonwealth of Kentucky were 1.73 and 14.78, respectively. For acquisitions of Regional Area banks which, like Peoples, had an equity-to-asset ratio between 8.00% and 10.00%, the median multiples of book value and earnings were 1.82 and 14.59, respectively. For acquisitions of Regional Area banks with assets between $100.0 - $150.0 million the median multiples were 1.89 and 17.45. For Regional Area acquisitions of banks with a ROAE between 13.00% - 16.00%, the median multiples of book value and earnings were 1.91 and 13.21, respectively. The median multiples of book value and earnings for acquisitions of Regional Area banks since January 1, 1996 were 1.91 and 17.87, respectively.

         In the proposed transaction, Peoples shareholders will receive in aggregate 1,300,000 shares of Area common stock for all 75,000 shares of Peoples common stock or 17.33 Area shares per Peoples share, subject to adjustment, as further defined in the Agreement. At the close of trading, on August 14, 1998, the average of the bid/ask price for Area common stock on the Nasdaq National Market was $29.625 per share. Using this average price of $29.625 per Area share, the proposed consideration to be received represents an aggregate value of $38,512,500 or $513.50 per Peoples share. The $513.50 per Peoples share represents a multiple of Peoples' December 31, 1997 book value and a multiple of Peoples' budgeted December 31, 1998 earnings, adjusted for normalized taxes, of 2.79X and 17.69 respectively.

         The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Regional Area comparable transactions group. Compared to all Regional Area bank transactions, the acquisition value ranks in the 93rd percentile as a multiple of book value and in the 62nd percentile as a multiple of earnings. Compared to Regional Area transactions where the acquired bank was located in the Commonwealth of Kentucky, the proposed acquisition value ranks in the 89th percentile as a multiple of book value and the 69th percentile as a multiple of earnings. Compared to Regional Area bank transactions where the acquired institution had an equity-to-asset ratio between 8.00% and 10.00%, the acquisition value ranks in the 93rd percentile as a multiple of book value and the 75th percentile as a multiple of earnings. For Regional Area bank acquisitions where the acquired institution had between $100.0 - $150.0 million in assets, the acquisition value ranks in the 94th percentile as a multiple of book value and the 54th percentile as a multiple of earnings. For Regional Area bank transactions where the acquired institution had a ROAE between 13.00% and 16.00%, the acquisition value ranks in the 95th percentile as a multiple of book value and the 82nd percentile as a multiple of earnings. For Regional Area bank transactions effected since January 1, 1996, the acquisition value ranks in the 84th percentile as a multiple of book value and in the 49th percentile as a multiple of earnings.

         ADJUSTED NET ASSET VALUE ANALYSIS. PBS reviewed Peoples' balance sheet data to determine the amount of material adjustments required to the stockholders' equity of Peoples based on differences between the market value of Peoples' assets and their value reflected on Peoples' financial statements. PBS determined that three adjustments were warranted. Equity was increased $181,000 to reflect the after tax appreciation in Peoples' held to maturity securities portfolio. Equity was reduced by $2,560,000 to reflect goodwill on Peoples' balance sheet. PBS also reflected a value of the non-interest bearing demand deposits of approximately $4,622,000. The aggregate adjusted net asset value of Peoples was determined to be $16,058,000 or $214.11 per Peoples share.

         DISCOUNTED EARNINGS ANALYSIS. A dividend discount analysis was performed by PBS pursuant to which a range of values of Peoples was determined by adding (1) the present value of estimated future dividend streams that Peoples could generate over a five-year period and (2) the present value of the "terminal value" of Peoples' earnings at the end of the fifth year. The "terminal value" of Peoples' earnings at the end of the five-year period was determined by applying a multiple of 17.87 times the projected terminal year's earnings. The 17.87 multiple represents the median price paid as a multiple of earnings for all Regional Area bank transactions since 1996.

         Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Peoples' common stock. The aggregate value of Peoples, determined by adding the present value of the total cash flows, was $32,084,000 or $427.79 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 6.0%, and a return on assets of 1.50% would remain in effect for the entire period beginning in year two. Dividends were assumed to increase from 35.0% of income in years one through five to 60.0% of income for years six through twenty. This long-term projection resulted in an aggregate value of $25,467,000 or $339.56 per Peoples share.

         SPECIFIC ACQUISITION ANALYSIS. PBS valued Peoples based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in aggregate $27,620,000, or $368.27 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 7.0% adjusted for taxes, amortization of the acquisition premium over 15 years and a budgeted, adjusted, December 31, 1998 earnings level of $2,177,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis an acquiring institution would pay in the aggregate $29,688,000 or $395.84 per Peoples share.

         PRO FORMA MERGER ANALYSIS. PBS compared the historical performance of Peoples to that of Area and other regional holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of Peoples and Area to the income statement and balance sheet of the pro forma combined company was analyzed.

         The effect of the affiliation on the historical and pro forma financial data of Peoples was prepared and analyzed. Peoples' historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share. The pro forma dividend will decrease significantly from $7.50 and $5.00 per Peoples' share in 1996 and 1997, respectively, to $1.85 and $2.17 per Peoples' share. Earnings per share, on a pro forma basis, are expected to decrease approximately 9.0% in the near term while book value will increase.

         The Fairness Opinion is directed only to the question of whether the consideration to be received by Peoples' shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Peoples shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Peoples

         Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Peoples' shareholders under the Agreement is fair and equitable from a financial perspective to the shareholders of Peoples.

         For their services, PBS and IBS have received a retainer fee of $10,000 and an additional $10,000 fee upon the signing of the Agreement. PBS and IBS are entitled to an additional amount equal to 1.75% of the amount by which the consideration received by Peoples shareholders exceeds $30 million, up to $35 million, and 2.0% of the amount, if any, by which the consideration received by Peoples shareholders exceeds $35 million. Assuming the per share value of the Area common stock issued in the Merger is $___ which was the closing price of Area common stock reported on _______, 1998, PBS and IBS would be entitled to an additional payment of $______ for their services in connection with the Merger. In addition, Peoples has agreed to indemnify PBS and IBS and their respective directors, officers and employees, from liability in connection with the transaction, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' or IBS' acts or decisions made in good faith and in the best interest of Peoples.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to complete the Merger, the effective time of the Merger will occur on the date and at the time specified in the Articles of Merger filed by Area with the Kentucky Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Articles of Merger. Unless otherwise agreed upon by Area and Peoples, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the effective time of the Merger to occur by the last business day of, or the first business day of the month following, the month during which the conditions to the Merger are satisfied.

         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Area and Peoples anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated on January 4, 1999. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either Area or Peoples generally may terminate the Agreement if the Merger is not consummated by January 31, 1999, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger," "-- Conversion Ratio Adjustment" and "-- Waiver, Amendment, and Termination of the Agreement" (page ___).

DISTRIBUTION OF STOCK CERTIFICATES AFTER THE MERGER

         Promptly after the effective time of the Merger, Area will cause UMB Bank, acting in the capacity of Exchange Agent, to mail to the former shareholders of Peoples a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Peoples common stock for certificates representing shares of Area common stock.

         SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Peoples common stock together with a properly completed letter of transmittal, Area will issue and mail to each shareholder of Peoples surrendering such items a certificate or certificates representing the number of shares of Area common stock to which the Peoples shareholder is entitled as a result of the Merger. After the effective time of the Merger, to the extent permitted by law, Peoples shareholders as of the effective time of the Merger will be entitled to vote at any meeting of Area shareholders, regardless of whether they have surrendered their Peoples stock certificates. NO DIVIDEND OR OTHER DISTRIBUTION PAYABLE AFTER THE EFFECTIVE TIME OF THE MERGER WITH RESPECT TO AREA COMMON STOCK, HOWEVER, WILL BE PAID TO THE HOLDER OF ANY UNSURRENDERED PEOPLES STOCK CERTIFICATE UNTIL THE HOLDER DULY SURRENDERS THE CERTIFICATE. Upon surrender, all undelivered dividends and other distributions will be delivered to the Peoples shareholder without interest.

         After the effective time of the Merger, there will be no transfers of shares of Peoples common stock on Peoples' stock transfer books. If certificates representing shares of Peoples common stock are presented for transfer after the effective time of the Merger, they will be canceled and exchanged for the appropriate number of shares of Area common stock.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to a number of conditions, including, but not limited to:

         (1) Approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Kentucky Department of Financial Institutions (the "Kentucky Department") without any conditions or restrictions that would, in the reasonable judgment of either party, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of applicable waiting periods under the BHC Act;

         (2) Approval of the Agreement by the holders of a majority of the outstanding shares of Peoples common stock;

         (3) Approval of the Stockholder Agreement termination by the holders of 80% of the outstanding shares of Peoples common stock;

         (4) The absence of any action by any court or governmental authority restraining or prohibiting the Merger;

         (5) The receipt of an opinion of counsel to the effect that, among other things: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"); and (b) the exchange in the Merger of

Peoples common stock for Area common stock will not give rise to gain or loss to Peoples shareholders, except to the extent of any cash received;

         (6) Approval for listing on the Nasdaq National Market of the shares of Area common stock to be issued in the Merger; and

         (7) Receipt of a letter from KPMG Peat Marwick LLP, dated as of the effective time of the Merger, confirming that the Merger will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

         Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others: (1) the delivery by Area and Peoples of certificates executed by their appropriate officers as to compliance with the Agreement; and (2) as of the effective time of the Merger, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

         No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. If the Merger is not completed on or before January 31, 1999, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either Area or Peoples. See "--Waiver, Amendment, and Termination of the Agreement" (page ___).

REGULATORY APPROVALS

         The Merger may not proceed without receipt of the requisite regulatory approvals. There can be no assurance that the regulatory approvals will be obtained or as to the timing of the approvals. There also can be no assurance that the approvals will not be accompanied by a conditional requirement which causes the approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

         Area and Peoples are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The Merger requires the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and whether the Merger can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

         The Merger also is subject to the approval of the Kentucky Department. In its evaluation, the Kentucky Department will take into account considerations similar to those applied by the Federal Reserve.

WAIVER AND AMENDMENT OF THE AGREEMENT

         Prior to the effective time of the Merger, and to the extent permitted by law, any provision of the Agreement generally may be (1) waived by the party benefited by the provision or (2) amended by a written agreement between Area and Peoples approved by their respective Boards of Directors; provided, however, that after approval by the Peoples shareholders, no amendment that would require further approval by such shareholders under the Kentucky Act may be made without the approval of such shareholders.

TERMINATION OF THE AGREEMENT

         The Agreement may be terminated, and the Merger abandoned, at any time prior to the effective time of the Merger, either before or after approval by the Peoples shareholders, under certain circumstances, including:

         (1) By mutual agreement of the Boards of Directors of Area and Peoples;

         (2) By the Board of Directors of either party, in the event of the other party's breach of any provision of the Agreement which meets certain standards specified in the Agreement;

         (3) By the Board of Directors of either party, in the event that any of the conditions to the obligations of such party are not satisfied and any applicable cure period has lapsed;

         (4) By the Board of Directors of either party, upon final denial of any required regulatory approval;

         (5) By the Board of Directors of either party, if the shareholders of Peoples have not approved the Agreement and the termination of the Stockholder Agreement;

         (6) By Area if Peoples' Board of Directors shall have failed to approve or recommend the Agreement, or shall have withdrawn or modified in any manner materially adverse to Area its approval or recommendation of the Agreement;

         (7) By Area if Peoples or Peoples Commercial Bank shall become subject to any regulatory enforcement action which would have a material adverse effect on Peoples; or

         (8) By the Board of Directors of either party, if the Merger shall not have been consummated by January 31, 1999, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

         If the Agreement is terminated as described above, the Agreement will become void and have no effect, except that certain provisions of the Agreement, including those related to the obligations to share expenses, maintain confidentiality of certain information obtained and return all documents obtained from the other party under the Agreement will survive. See "--Expenses and Fees" for additional information concerning the payment of expenses.

CONVERSION RATIO ADJUSTMENT

         Peoples may terminate the Agreement if the Area Average Price (as defined below) is less than $27. Similarly, Area may terminate the Agreement if the Area Average Price is greater than $36. "Area Average Price" means the average of the daily closing prices of Area common stock as reported in The Wall Street Journal (Midwest Edition) for the ten Nasdaq National Market trading days preceding the fifth calendar day before the date the Merger is consummated (the "Determination Date").

         If the Area Average Price were $27, the indicated value of each share of Peoples common stock would be $468 ($27 times 17.333333). Similarly, if the Area Average Price were $36, the indicated value of each share of Peoples common stock would be $624 ($36 times 17.333333).

         If the Area Average Price is less than $27, then Peoples' may terminate the Agreement by giving Area written notice within 48 hours after the Determination Date. Area would then have two business days to adjust the Conversion Ratio to equal a fraction, the numerator of which is the product of $27 times the Conversion Ratio (as then in effect) and the denominator of which is the Area Average Price. If Area elects to adjust the Conversion Ratio in this manner, then it will notify Peoples, the Agreement will not be terminated and will remain in effect with the new Conversion Ratio.

         If the Area Average Price is greater than $36, then Area may terminate the Agreement by giving Peoples written notice within 48 hours after the Determination Date. Peoples would then have two business days to adjust the Conversion Ratio to equal a fraction, the numerator of which is the product of $36 times the Conversion Ratio (as then in effect) and the denominator of which is the Area Average Price. If Peoples elects to adjust the Conversion Ratio in this manner, then it will notify Area, the Agreement will not be terminated and will remain in effect with the new Conversion Ratio.

         The Peoples Board intends to determine whether to exercise its termination right only at such time as it appears likely that the Average Area Price will be less than $27. In determining whether to terminate the Agreement and whether to resolicit shareholders before proceeding, the Peoples Board will consider, consistent with its fiduciary duties and in consultation with its financial, legal and other advisors, all relevant facts and circumstances that exist at such time, as described under "The Merger--Background and Reasons for the Merger." If the Peoples Board elects to terminate the Agreement, Area would then determine whether to proceed with the Merger by increasing the Conversion Ratio so that the indicated value of each share of Peoples common stock would be $468. AREA, HOWEVER, WOULD BE UNDER NO OBLIGATION TO ADJUST THE CONVERSION RATIO IF THE PEOPLES BOARD ELECTS TO TERMINATE THE AGREEMENT.

CONDUCT OF BUSINESS PENDING THE MERGER

         While the Merger is pending, Peoples has agreed not to declare or pay any dividend or make any other distribution to its shareholders, whether in cash, stock or other property, except as follows:

         (1) Peoples may declare and pay its regular quarterly distributions on Peoples common stock not to exceed $2.50 per share. In this regard, Peoples and Area will cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the effective time of the Merger occurs so that

                  Peoples shareholders receive a quarterly dividend from either Peoples or Area but not from both for that quarter.

         (2) Peoples may also declare and pay one or more distributions to its shareholders on a quarterly basis equal to 39.6% of Peoples' taxable income for all tax periods beginning after December 31, 1997 for the purpose of enabling Peoples shareholders to pay taxes on their proportionate share of Peoples' income attributable to them by virtue of Peoples' election to be taxed under Subchapter S of the Internal Revenue Code. See "Certain Federal Income Tax Consequences of the Merger" (page ___).

         Peoples has agreed that it will, and will cause the Bank to, (1) continue to carry on their businesses, only in the usual, regular and ordinary course of business, and (2) use their reasonable best efforts to maintain and preserve intact their business organizations, employees and advantageous business relationships and retain the services of their officers and key employees.

         In this regard, Peoples and the Bank have agreed not to take specific actions that are listed in Section 4.01(b) to the Agreement which is attached as Appendix A to this Proxy Statement/Prospectus.

         In addition, Area and Peoples have each agreed not to take any action, whether before or after the effective time of the Merger, which, in their respective good faith determination after consultation with each other and with their respective advisors, would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code nor any action which would adversely affect or delay the ability of either of them to obtain any necessary approvals of any regulatory agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

         Peoples and Peoples Commercial Bank have also agreed that they will not, and will not authorize or permit any of their respective officers, directors, employees or agents to, on or before the earlier of the effective time of the Merger or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or (subject to the fiduciary duties of directors as advised by counsel) hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Peoples common stock or other securities of Peoples or Peoples Commercial Bank. Peoples will promptly (within twenty-four (24) hours) advise Area of its receipt of any such proposal or related inquiry, the substance of such proposal, and the identity of such person.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         AREA'S BOARD OF DIRECTORS. Following consummation of the Merger, Area's Board of Directors will take the necessary action to cause Ralph L. Oliver to be elected as a director of Area. Mr. Oliver currently serves as the President and Chief Executive Officer of Peoples. Should Mr. Oliver be unable or unwilling to serve as a director of Area, Area will cause another of the now existing directors of Peoples (as selected by such directors) to be elected as a director of Area. Mr. Oliver, who is 68, will serve as a director until he reaches 70 years of age. Thereafter, he will serve as an advisory director, with full compensation as a director, until he reaches 72 years of age.

         EMPLOYMENT LETTERS. Area and four of Peoples' officers, William H. Pitt, William P. Shearer, S. Dudley Taylor and Randy L. Todd, have entered into employment letters providing for their continued employment by Area. Each employment letter is for a term ending 24 months after the effective time of the Merger. Each letter also provides for the officer's salary, a transition bonus of $25,000 if the officer is employed by Area at the end of the term, and employee benefits and perquisites provided by Area to similarly situated senior officers. Each letter also provides that if the officer's employment is terminated by Area other than for cause (as defined in the letter) or if the officer terminates his employment for good reason (as defined in the letter) or if the officer dies or becomes permanently disabled, then the officer (or his beneficiary) will be entitled to a severance payment equal to the transition bonus and the officer's base salary through the remainder of the term. In addition, each letter provides that the officer will not compete (as defined) with Area or its affiliates nor take any action which is detrimental (as defined) to Area or its affiliates until the end of the term.

         INDEMNIFICATION. The Agreement provides that for a period of six years after the effective time of the Merger, Area will indemnify the present and former directors, officers, employees and agents of Peoples and Peoples Commercial Bank against all liabilities arising out of actions or omissions at or prior to the effective time of the Merger to the full extent permitted under Kentucky law and by Peoples' Articles of Incorporation or Bylaws, as currently in effect, including provisions relating to advances of expenses incurred in the defense of any litigation.

         EMPLOYEE BENEFITS. The Agreement also provides that, after the effective time of the Merger, Area will provide generally to officers and employees of Peoples and Peoples Commercial Bank who become officers or employees of Area or its subsidiaries following the effective time of the Merger, participation in Area's employee benefit plans available to similarly situated employees of Area or its subsidiaries, unless they are continuing to participate in a similar plan maintained by Peoples or Peoples Commercial Bank after the effective time of the Merger. For purposes of participation and vesting under such employee benefit plans (but not accrual of benefits), service with Peoples or its subsidiaries prior to the effective time of the Merger will be treated as service with Area or its subsidiaries.

DISSENTERS' RIGHTS

         In accordance with the applicable provisions of the Kentucky Act, Peoples' shareholders are entitled to dissent from the Merger and to receive an appraised value of their shares in cash. Subject to the resale restrictions applicable to executive officers, directors and other controlling shareholders described under "-- Resales of Area Common Stock", Peoples' shareholders may also sell the shares of Area common stock they receive in the Merger on the Nasdaq National Market.

         Pursuant to the provisions of Subtitle 13 of the Kentucky Act, if the Merger is consummated, any shareholder who (1) gives to Peoples, prior to the vote at the special meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares and (2) does not vote for approval of the Agreement, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the effective time of the Merger.

         A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and such holder notifies Peoples in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different shareholders.

         The written objection requirement referred to above will not be satisfied under the Kentucky Act by merely voting against approval of the Agreement by proxy or in person at the special meeting. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Agreement and will not be entitled to assert dissenters' rights. In addition to not voting in favor of the Agreement, a shareholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected.

         Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: Peoples Bancorp of Winchester, Inc. Maple & Broadway, Winchester, Kentucky 40392, Attention: S. Dudley Taylor, Corporate Secretary.

         If the Merger is authorized at the special meeting, Peoples must deliver a written dissenters' notice (the "Dissenters' Notice") to all of its shareholders who satisfy the foregoing requirements. The Dissenters' Notice must be sent within 10 days after the Agreement was approved and must (1) state where the demand for payment must be sent and where and when certificates for the shares must be deposited, (2) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenter's rights certify whether or not he or she acquired beneficial ownership of the shares before that date, (4) set a date by which Peoples must receive the demand for payment (which may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (4) be accompanied by a copy of Subtitle 13 of the Kentucky Act.

         A record shareholder who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such shareholder will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Merger. A record shareholder who does not demand payment or deposit such holder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under Subtitle 13 of the Kentucky Act.

         Except as described below, Peoples must, at the effective time of the Merger or upon receipt of a payment demand, offer to pay to each dissenting shareholder who complies with the payment demand and deposit requirements described above the amount that Peoples estimates to be the fair value of such holder's shares, plus accrued interest from the effective time of the Merger. Such offer of payment must be accompanied by (1) certain recent financial statements of Peoples, (2) an estimate by Peoples of the fair value of the shares, (3) an explanation of how the interest was calculated, and (4) a statement of the dissenter's right to demand payment under Section 271B.13-280 of the Kentucky Act.

         If the Merger is not effected within 60 days after the date set forth for demanding payment and depositing share certificates, Peoples must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, then Peoples must send a new Dissenters' Notice and repeat the payment demand procedure described above.

         Section 271B.13-280 of the Kentucky Act provides that a dissenting shareholder may notify Peoples in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if (1) such holder believes that the amount offered by Peoples is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, (2) Peoples failed to make payment within 60 days after the date set for demanding payment, or (3) Peoples, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting shareholder waives such holder's right to demand payment under Section 271B.13-280 unless such holder notifies Peoples of such holder's demand in writing within 30 days after Peoples makes or offers payment for such holder's shares.

         If a demand for payment under Section 271B.13-280 remains unsettled, Peoples must commence a proceeding in the circuit court where Peoples' principal office is located within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Peoples does not commence the proceeding within those 60 days, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Peoples is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

         The court in an appraisal proceeding commenced under the foregoing provision will determine the costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, excluding fees and expenses of attorneys and experts for the respective parties, and will assess those costs against Peoples, except that the court may assess the costs against all or some of the dissenting shareholders, in the amounts the court finds equitable, to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 271B.13-280. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Peoples if the court finds that Peoples did not substantially comply with the requirements of specified provisions of Subtitle 13 of the Kentucky Act, or against either Peoples or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Subtitle 13 of the Kentucky Act.

         If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Peoples, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the effective time of the Merger, regardless of whether notice of the Merger and of the right to dissent was given by Peoples in compliance with the Dissenters' Notice and payment offer requirements.

         The foregoing is a summary of the material rights of a dissenting shareholder, but is qualified in its entirety by reference to Subtitle 13 of the Kentucky Act, included as Appendix B to this Proxy Statement/Prospectus. Any shareholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with his or her attorney. No further notice of the events giving rise to dissenters' rights or any steps associated with them will be furnished to shareholders, except as indicated above or otherwise required by law.

         Any dissenting shareholder who perfects such holder's right to be paid the value of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "-- Certain Federal Income Tax Consequences of the Merger" (page ___).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a summary of certain anticipated federal income tax consequences of the Merger. This summary is based on the federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the Merger to certain shareholders who, in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, insurance companies, or corporations, among others or with respect to shareholders who acquired their shares of Peoples common stock pursuant to the exercise of Peoples options or otherwise as compensation), may have tax consequences different from that generally set forth below. Nor does this summary address any consequences of the Merger under any state, local, estate, or foreign tax laws. Shareholders, therefore, are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

         Area and Peoples have not requested a federal income tax ruling with respect to this transaction from the Internal Revenue Service. Instead, Powell, Goldstein, Frazer & Murphy LLP, counsel to Area, has rendered an opinion to Area and Peoples concerning certain federal income tax consequences of the proposed Merger under federal income tax law. An opinion of counsel is not binding upon the Internal Revenue Service or a court that may be called upon to make a decision as to the tax consequences of the Merger, and, accordingly, there is no guarantee that the Internal Revenue Service or a court would agree with counsel's opinion. It is the opinion of Powell, Goldstein, Frazer & Murphy LLP that:

         (1) The Merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

         (2) The shareholders of Peoples will recognize no gain or loss upon the exchange of their Peoples common stock solely for shares of Area common stock. Each Peoples shareholder's basis in the Area common stock received in the exchange will be equal to such shareholder's basis in the Peoples common stock surrendered in exchange for Area common stock in the Merger. Each Peoples shareholder's holding period for the Area common stock (for purposes of determining whether gain or loss on a subsequent sale of such stock in long-term or short-term gain for loss) will include the period that such shareholder held his or her Peoples common stock surrendered in exchange for Area common stock in the Merger, provided that the Peoples common stock was a capital asset in the hands of such shareholder.

         (3) The payment of cash in lieu of fractional shares of Area common stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Area. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of Area common stock redeemed as provided under Section 302 of the

Internal Revenue Code. Generally, any gain or loss recognized will be capital gain or loss, provided the fractional share constitutes a capital asset in the hands of the exchanging shareholder and the exchange meets one of the requirements of Section 302 for treatment as an exchange (rather than a dividend). Peoples shareholders receiving cash in lieu of fractional shares should consult their own tax advisors as to the tax treatment in their particular circumstances (i.e., exchange treatment or dividend).

         (4) Shareholders who dissent from the Merger will be treated as having received such payment as a distribution in redemption of their shares of stock. Generally, any gain or loss recognized will be capital gain or loss, provided the Peoples common stock constitutes a capital asset in the hands of the exchanging shareholder and the requirements of Section 302(b)(1), (2) or (3) are met. Shareholders electing to exercise dissenters' rights should consult their own tax advisers as to the tax treatment in their particular circumstances (i.e., exchange treatment or dividend).

         Each Peoples shareholder who receives Area common stock in the Merger will be required to attach a statement to such shareholder's federal income tax return for the year of the Merger which describes the facts of the Merger, including the shareholder's basis in the Peoples common stock exchanged, and the number of shares of Area Common Stock received in exchange for Peoples common stock. Each shareholder should also keep as part of such shareholder's permanent records information necessary to establish such shareholder's basis in, and holding period for, the Area Common Stock received in the Merger.

         If the Merger fails to qualify as a tax-free reorganization for any reason, the principal federal income tax consequences, under currently applicable law, would be as follows: (1) Peoples will be deemed to have sold all of its assets, subject to its liabilities, to Area in a taxable transaction, and will recognize gain or loss that will be taxable to Peoples' shareholders under the provisions of Subchapter S of the Internal Revenue Code;
(2) as a Subchapter S Corporation, Peoples will not be subject to federal income taxation as a result of the deemed sale of assets to Area, except for taxation of any built-in gain; (3) Peoples' shareholders will be subject to federal income taxation on the gain or loss, including built-in gain (net of tax paid by Peoples), that is recognized by Peoples as a result of the deemed sale of assets to Area; (4) the shareholders' basis in their Peoples stock will be increased by any gain, net of loss, recognized as described in (3) above; and (5) the proceeds received in the Merger by the Peoples' shareholders will be deemed to be received in liquidation of their Peoples' stock, and they will recognize gain or loss equal to the difference between the proceeds deemed received in liquidation and their basis in the Peoples' stock after adjustment as provided in (4) above. If the condition of receiving this tax opinion is waived by Peoples, Peoples will re-solicit its shareholders prior to proceeding with the Merger.

BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER CIRCUMSTANCES, EACH HOLDER OF PEOPLES COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS).

         Peoples has been treated for federal and state income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code since January 1, 1998. As an S Corporation, Peoples shareholders, rather than Peoples, have been taxed directly on the earnings of Peoples and Peoples Commercial Bank for federal and certain state income tax purposes, whether or not such earnings were distributed. As of the effective time of the Merger, Peoples will terminate its status as an S Corporation and the Bank will thereafter be subject to federal and state income taxes at applicable C Corporation rates.

         Peoples' distributions to its shareholders include amounts representing the shareholders estimated liability of its shareholders for income taxes as a result of Peoples' S Corporation status. At closing Peoples will estimate the amount of 1998 S Corporation earnings taxable to existing shareholders and will make a distribution to them for the amount of the estimated tax liability beyond the 1998 distributions already paid for that purpose. The amount of the distribution will be dependant upon actual year to date earnings and the timing of the closing date.

ACCOUNTING TREATMENT

         It is the intention of the parties that the Merger be treated for financial reporting purposes as a pooling of interests under generally accepted accounting principles. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Peoples will be carried forward and recorded on the financial statements of Area at their previously recorded amounts.

         The Agreement provides that Area will receive a letter from KPMG Peat Marwick LLP, dated as of the effective time of the Merger, stating that the Merger will qualify as a pooling-of-interests for financial reporting purposes. If the Merger does not qualify for pooling-of-interests accounting treatment, it will be abandoned. Neither Area's management nor Peoples' management currently has any reason to believe that the Merger will not qualify for pooling-of-interests accounting treatment.

         For information concerning certain conditions to be imposed on the exchange of Peoples common stock for Area common stock in the Merger by affiliates of Peoples and certain restrictions to be imposed on the transferability of the Area common stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "-- Resales of Area Common Stock" (page ___).

EXPENSES AND FEES

         The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

         Additionally, the Agreement provides that Peoples will pay (or cause to be paid) to Area the sum of $2 million if a "Purchase Event" has occurred or shall occur prior to August 24, 1999. A "Purchase Event" shall have occurred if
(1) Peoples has entered into an agreement with any person (other than Area) providing for (a) the Merger of Peoples or Peoples Commercial Bank, (b) the purchase of substantially all of the assets of Peoples or Peoples Commercial Bank or (c) the purchase of securities representing 25% or more of the voting shares of Peoples or Peoples Commercial Bank, or (2) any person (other than Area) has purchased beneficial ownership of securities representing 25% or more of the voting shares of Peoples or Peoples Commercial Bank.

         Peoples will have no obligation to pay a fee to Area if the Agreement is terminated by the Peoples' Board because the Average Area Price is less than $27, and Area then elects not to increase the Conversion Ratio in order to complete the Merger. See "The Merger -- Conversion Ratio Adjustment."

RESALES OF AREA COMMON STOCK

         The shares of Area common stock to be issued to Peoples shareholders in the Merger have been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Peoples (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors and other controlling shareholders) at the time of the special meeting. Affiliates may not sell shares of Area common stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements and until such time as financial results covering at least 30 days of combined operations of Area and Peoples after the consummation of the Merger have been published.

         Each person who Peoples reasonably believes to be an affiliate of Peoples has delivered to Area a written agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of any Area common stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act, the rules and regulations of the SEC promulgated thereunder and applicable restrictions regarding pooling-of-interests accounting treatment.


                    COMPARATIVE MARKET PRICES AND DIVIDENDS

MARKET PRICES

         Area common stock is quoted on the Nasdaq National Market under the symbol "AREA". The following table sets forth, for the indicated periods, the high and low last sale prices for Area common stock as reported on the Nasdaq National Market and the cash dividends declared per share of Area common stock and Peoples common stock for the indicated periods.


                                                                                AREA                      PEOPLES
                                                     -----------------------------------------------------------------
                                                                                            CASH             CASH
                                                                                          DIVIDENDS       DIVIDENDS
                                                                                          DECLARED         DECLARED
                                                                PRICE RANGE               PER SHARE       PER SHARE
                                                     -----------------------------------------------------------------

                                                           HIGH           LOW
                                                           ----           ---
1996
   First Quarter...................................       $16.83         $15.50             $.023         $     --
   Second Quarter..................................        18.33          15.67              .027             2.50
   Third Quarter...................................        18.33          17.00              .027             2.50
   Fourth Quarter..................................        21.00          17.00              .03              2.50

1997
   First Quarter...................................       $23.50         $20.50             $.03              2.50
   Second Quarter..................................        23.25          19.75              .03              2.50
   Third Quarter...................................        23.00          19.50              .03                --
   Fourth Quarter..................................        25.00          18.87              .035               --

1998
   First Quarter...................................       $30.50         $22.38             $.035         $   5.00
   Second Quarter..................................        37.88          28.00              .035            11.11 (1)
   Third Quarter...................................        33.88          24.50              .04              5.64 (2)
   Fourth Quarter
         Through ___________________, 1998.........

--------------------

(1) Includes $6.11 per share representing estimated liability for taxes as a result of Peoples' status as an S Corporation.

(2) Includes $3.14 per share representing estimated liability for taxes as a result of Peoples' status as an S Corporation.

         On __________________, 1998, the last reported sales price of Area common stock as reported on the Nasdaq National Market was $______. On August 24, 1998, the last business day prior to public announcement of the proposed Merger, the last sale price of Area common stock as reported on the Nasdaq National Market was $29.50.

         To the knowledge of Peoples, the most recent trade of Peoples common stock prior to August 24, 1998, the last day prior to public announcement of the proposed Merger, was on July 10, 1997 for 324 shares at a purchase price of $185 dollars per share. To the knowledge of Peoples, there have been no trades since the announcement of the Merger. The foregoing information regarding Peoples common stock is provided for informational purposes only and, due to the absence of an active market for Peoples' shares, should not be viewed as indicative of the actual or market value of Peoples common stock.

         The holders of Area common stock are entitled to receive dividends when declared by the Board of Directors out of funds legally available therefor. Area has paid regular quarterly cash dividends since 1987. Although Area currently intends to continue to pay quarterly cash dividends on the Area common stock, there can be no assurance that Area's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. For information with respect to provisions limiting dividends payable by Peoples while the Merger is pending see "Description of Merger -- Conduct of the Business Pending the Merger" (page ___).

         Area is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary depository institutions. Such subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay.

SHAREHOLDERS OF RECORD

         As of _______________, 1998, there were ____ holders of record of Area common stock and 53 holders of record of Peoples common stock.


                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         At the effective time of the Merger, Peoples shareholders will become shareholders of Area, and their rights as shareholders will be determined by Area's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of shareholders of Area and Peoples. Both Area and Peoples are Kentucky corporations governed by the Kentucky Act. Accordingly, there are no material differences between the rights of an Area shareholder and the rights of a Peoples shareholder solely under the Kentucky Act. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Kentucky Act and the Articles of Incorporation and Bylaws of each corporation.

STOCKHOLDER AGREEMENT

         Unlike the shareholders of Area, the shareholders of Peoples are subject to the Stockholder Agreement, which provides that shares of Peoples common stock may be transferred only in accordance with the specific terms and conditions of the Stockholder Agreement. In general, these provisions limit transfers of Peoples common stock to persons other than existing shareholders and members of their immediate families, entitle each shareholder to purchase a pro rata portion of any shares offered for sale to persons other than existing shareholders and members of their immediate families, and impose other restrictions intended to prevent share transfers and other actions that would otherwise terminate Peoples' status as an S Corporation.

AUTHORIZED CAPITAL STOCK

         AREA. Area is currently authorized to issue 50,000,000 shares of common stock, no par value, of which 15,638,516 shares were outstanding as of June 30, 1998. Area is authorized to issue 500,000 shares of no par value Preferred Stock, none of which is issued and outstanding as of the date of this Proxy Statement/Prospectus.

         Area's Articles of Incorporation provide for the issuance of preferred stock by the Board of Directors without further shareholder action in one or more series, with such rights, preferences, privileges and restrictions, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series, as may be determined by the Board of Directors. If such stock is issued in the future, it will rank senior to Area common stock with respect to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the corporation. The issuance of preferred stock may have the effect of delaying, deferring, discouraging or preventing a third party from acquiring a majority of the outstanding voting stock of Area or other change of control of Area without further action by the shareholders and may adversely affect voting and other rights of the holders of the Area common stock, including the loss of voting control to others.

         PEOPLES. Peoples is authorized to issue 75,000 shares of Peoples common stock, no par value, all of which were issued and outstanding as of , 1998. Shareholders of Peoples common stock do not have any preemptive rights to acquire any shares of authorized, unissued capital stock, or any securities convertible into such shares.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

         AREA. Area's Bylaws do not specifically address whether shareholders may take action without a meeting. Section 271B.7-040 of the Kentucky Act provides that action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by consent in writing setting forth the action to be taken and signed by those persons who would be entitled to vote at a meeting those shares having the voting power to cast not less than the minimum number (or numbers, in the case of voting by class) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

         PEOPLES. Peoples' Bylaws provide that any action required or permitted to be taken by Peoples shareholders may be taken without a meeting by consent in writing setting forth the action to be taken and signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

SPECIAL MEETING OF SHAREHOLDERS

         AREA. Area's Bylaws state that special meetings of the shareholders may be called at any time by the Board of Directors or the holders of not less than one-fifth of all shares entitled to vote at the meeting. Notice must be given in writing not less than 10 nor more than 50 days before the date of the meeting and must state the purpose for which the meeting is called.

         PEOPLES. Peoples' Bylaws state that special meetings of shareholders may be called at any time by the Board of Directors, the President, or by the holders of not less than one-third of the outstanding shares entitled to vote. Written notice of the meeting must be given not less than 10 nor more than 60 days before the date of the meeting and must state the purpose for which the meeting is called.

NUMBER OF DIRECTORS

         AREA. Area's Articles of Incorporation provide that Area shall be managed by a Board of not less than five directors and that the number and qualifications of directors shall be fixed in the Bylaws. Area's Bylaws state that the Board of Directors shall consist of not less than five nor more than twelve directors. Pursuant to Section 271B.8-030 of the Kentucky Act, the number of directors may be fixed or changed from time to time within this range by the shareholders or the Board of Directors. Area's Board of Directors presently consists of eleven members.

         PEOPLES. Peoples Bylaws provide that the number of directors will consist of not less than five nor more than ten directors, and that the exact number may be fixed from time to time within that range by either the board of directors or the shareholders. The Peoples Board of Directors presently consists of seven members.

CUMULATIVE VOTING

         AREA. Area's Articles of Incorporation provide that shareholders desiring to vote shares cumulatively for the election of directors, as provided in Section 207 of the Kentucky Constitution, are required to give written notice to the President or Secretary of Area not less than 72 hours prior to the scheduled time of the election. Area's Articles of Incorporation further provide that if one or more shareholders gives notice of intent to vote cumulatively, all shareholders may vote cumulatively, regardless of whether they gave timely notice. Section 207 of the Kentucky Constitution provides that in all elections of directors of any corporation, each shareholder shall have the right to cast as many votes in the aggregate as such shareholder shall be entitled to vote multiplied by the number of directors to be elected at such meeting, and such shareholder may vote the whole number of shares or distribute such votes among two or more candidates. Section 207 of the Kentucky Constitution further provides that directors may not be elected in any other manner.

         PEOPLES. Peoples' Bylaws provide that each shareholder entitled to vote in an election of directors has the right to cast, in person or by proxy, as many votes in the aggregate as the shareholder would be entitled to cast multiplied by the number of directors to be elected, and that each shareholder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates.

INDEMNIFICATION

         AREA. Area's Articles of Incorporation state that Area will indemnify its officers and directors as provided by Section 271B.8-510 of the Kentucky Act. Section 271B.8-510, as in currently in effect, provides that a corporation may indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers or directors of the corporation, to the extent that they have been successful, on the merits or otherwise, in such defense. Section 271B.8-510 also permits indemnification of a corporation's directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of the corporation or who, while directors or officers of the corporation, are or were serving at the corporation's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of the corporation, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the corporation, however, is limited to reasonable expenses, including attorney's fees, incurred in connection with the proceeding. The corporation may also advance expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances if it is ultimately determined that he or she is not entitled to indemnification by the corporation.

         Section 271B.8-520 of the Kentucky Act provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because such person is or was a director of the corporation against reasonable expenses incurred in connection with such proceeding.

         PEOPLES. Peoples' Bylaws state that Peoples must indemnify its officers and directors as provided by Section 271B.8-510 of the Kentucky Act, as described above.

                              BUSINESS OF PEOPLES

GENERAL

         Peoples is a one bank holding company headquartered in Winchester, Kentucky. Peoples was incorporated in 1989 under the laws of Kentucky and is regulated as a bank holding company under the Bank Holding Company Act. Peoples' wholly owned subsidiary, Peoples Commercial Bank (the "Bank") has two locations in Clark County, Kentucky. As of June 30, 1998, Peoples had total consolidated assets of approximately $148.0 million, total deposits of approximately $129.4 million and total shareholders equity of approximately $13.7 million.

         The Bank was established in 1923 and is a full service commercial bank whose business is concentrated in the origination of loans and deposit gathering activities. The Bank's lending related products include: secured real estate loans, home improvement loans, agricultural loans, commercial real estate loans, commercial and industrial working capital loans and consumer loans. The Bank's deposit related products include the acceptance of traditional savings and demand deposits, as well as the offering of certificate of deposit instruments and money market demand and savings accounts. The Bank's operating revenues are derived primarily from interest and fees on lending activities, as well as interest on securities of the United States Government, federal agencies and municipal obligations.

         As of June 30, 1998, the Bank had total assets of $144.7 million, total deposits of $129.4 million and loans (net of unearned income) of $101.6 million. As of that date, the Bank was the largest, in terms of total deposits, of the seven commercial and savings banks located in Clark County.

         The Bank actively competes with other local and regional commercial banks and financial institutions for all types of deposits and loans, and to provide financial and other services. Many of the Bank's competitors are not commercial banks. For example, with respect to certain banking services, the Bank competes with insurance companies, savings banks, savings and loan associations, credit unions and other financial institutions. The Bank competes for funds with savings banks, savings and loan associations, money market mutual funds, and governmental and private issuers of money market instruments. The Bank competes for loans with other financial institutions and private concerns providing financial services such as savings banks, savings and loan associations, finance companies, credit unions, certain governmental agencies, and with merchants who extend their own credit in selling to consumers and other customers. Many of the banks, financial institutions and other entities with which the Bank competes have capital and resources substantially in excess of the capital and resources of the Bank.

         The Bank is a state chartered commercial bank whose deposits are insured by the Bank Insurance Fund ("BIF"). As such, the Bank is subject to extensive regulation by the Federal Deposit Insurance Corporation ("FDIC") and the Kentucky Department. The lending, investments and other activities of the Bank are subject to federal and state laws, regulations and requirements. The Bank is also required to maintain certain minimum capital levels. The FDIC and the Kentucky Department regularly examine the Bank for compliance, and the Bank must file reports on a regular basis providing financial and other operating data.

         The Bank had 56 full-time equivalent employees as of June 30, 1998. Management considers employee relations to be good. None of the Bank's employees is covered by a collective bargaining agreement.

         The Bank is involved in routine legal proceedings occurring in the ordinary course of business, which, in the aggregate, management believes to be immaterial to the financial condition of Peoples and the Bank. There currently are no material pending legal proceedings in which any director, officer or affiliate of Peoples, any owner of record or beneficially of more than 5% of Peoples common stock, or any associate of such director, officer or security holder is a party adverse to Peoples or the Bank.

         The principal executive offices of Peoples and the Bank are located at Maple and Broadway, Winchester, Kentucky 40392, and their telephone number at such address is (606) 774-3521.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS

         The following table sets certain information with respect to (1) each of the directors and executive officers of Peoples, (2) each person, who, to the best knowledge of Peoples, owned beneficially more than 5% of the Peoples common stock as of September 30, 1998, and (3) the directors and executive officers of Peoples as a group.




                                                              Number of Shares                 Percentage of
Name                                                         Beneficially Owned                   Class
----                                                         ------------------                -------------

Ralph L. Oliver (1)                                                42,685                           56.9%
P. O. Box 150
Winchester, KY 40392


John T. Bowser (2)                                                  3,800                            5.1%
120 Hampton Avenue
Winchester, KY 40391


David H. Ginter (3)                                                 2,500                            3.3%

Richard Monohan (4)                                                 1,600                            2.1%

William H. Pitt, Jr. (5)                                            1,792                            2.4%

S. Dudley Taylor (6)                                                1,233                            1.6%

Eugene Woestman (7)                                                 1,100                            1.5%

All Executive Officers and Directors of Peoples as a               54,710                           72.9%
Group (7 persons)

-----------------------------

(1) Includes 39,280 shares Mr. Oliver owns jointly with his wife.
(2) Includes 3,756 shares Mr. Bowser owns jointly with his wife.
(3) Includes 349 shares owned by his wife.

(4) Includes 1,565 shares Mr. Monohan owns jointly with his wife.
(5) Includes 890 shares Mr. Pitt owns jointly with his wife and 433 shares owned by his wife.
(6) Includes 145 shares owned by Mr. Taylor's son.
(7) Includes 1,080 shares Mr. Woestman owns jointly with his wife.

         Ralph L. Oliver, age 68, is Chairman, President and Chief Executive Officer of Peoples and Chairman of the Bank. Mr. Oliver, who has been a director and executive officer of Peoples since it was incorporated in 1989, is expected to be appointed to the Board of Directors of Area upon consummation of the Merger. Mr. Oliver has owned and operated several warehouse rental businesses in Winchester and Clark County for more than the past five years.

         In January 1996, Mr. Oliver and his wife sold 188 shares of Peoples common stock to Peoples, which Peoples sold to 39 officers and employees of the Bank in connection with an employee stock program. The shares were sold at a purchase price of $22,879.60, or $121.70 per share, which was equal to the stockholders' equity per share of Peoples common stock at December 31, 1994. As part of the same program, Mr. and Mrs. Oliver also made gifts of a total of 226 shares of Peoples common stock to officers and employees of the Bank in December 1995.

         All shares acquired by purchase or gift by participants in the employee stock program were subject to repurchase by Peoples in the event of a recipient's termination of employment, death or insolvency at a price equal to the stockholders' equity per share of Peoples common stock at the end of Peoples' most recent fiscal year. Mr. and Mrs. Oliver had the right to repurchase the shares from Peoples at the price at which Peoples repurchased them from program participants of the Bank. Pursuant to these rights, the Olivers repurchased 59 shares at a purchase price of $144.78 per share during 1996 and 31 shares at a purchase price of $162.94 per share during 1997.

         In anticipation of its election of S Corporation status for federal income tax purposes beginning with its 1998 fiscal year, Peoples repurchased the 324 remaining shares of Peoples common stock held by employee stock program participants. The shares were repurchased through a tender offer to program participants completed on July 10, 1997. The purchase price was $59,940 or $185 per share, which was equal to 113.5% of the $162.94 stockholders' equity per share of Peoples common stock at December 31, 1996. The Olivers exercised their right to repurchase the shares from Peoples at the same price.

EXECUTIVE COMPENSATION

         The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of Peoples for services rendered in all capacities to Peoples and the Bank.

                           SUMMARY COMPENSATION TABLE



                                                               Annual Compensation
                                                               -------------------


                                                                              Other Annual             Other
Name and Principal Position                Year         Salary       Bonus    Compensation(1)      Compensation
---------------------------                ----         ------       -----    -------------        ------------

Ralph L. Oliver                            1997           $0        $10,000     $12,650                  $0
Chairman, President and Chief              1996           $0        $10,000     $11,000                  $0
Executive Officer of Peoples               1995           $0        $     0     $ 7,650                  $0
And Chairman of the Bank

-----------------------

         (1) Represents aggregate directors fees paid by Peoples and the Bank.

         Peoples has no plan or other agreement providing for grants of stock options or other stock-based incentive compensation to its Chief Executive Officer or to other employees of Peoples or the Bank.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

         Several of Peoples' directors, executive officers and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of Peoples and the Bank. These persons, corporations and firms have had transactions in the ordinary course of business with the Bank including borrowings, all of which, in the opinion of Peoples' management, were made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Peoples and the Bank expect to have such transactions on similar terms with their directors, executive officers and affiliates in the future.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

         The following discussion and analysis is presented to facilitate the understanding of the financial position and results of the operations of Peoples and its subsidiary, the Bank. It identifies trends and changes that occurred during the reported periods and should be read in conjunction with the consolidated financial statements and accompanying notes.

BUSINESS

         Peoples is a one-bank holding company which conducts no direct business activities. All business activities are performed by the Bank. The Bank operates 2 banking locations and conducts its operations in and throughout the communities surrounding Winchester, Clark County, Kentucky. Peoples' consolidated results depend upon net interest income, which is the difference between the interest income on interest earning assets and the interest expense on interest bearing liabilities. Principal interest earning assets are securities and commercial, agricultural, real estate mortgage and consumer loans. Interest bearing liabilities consist of interest bearing deposit accounts and short-term and long-term borrowings. Other sources of income include fees charged to customers for a variety of loan and deposit services. Operating expenses consist primarily of employee salaries and benefits and occupancy and equipment expenses. Peoples' results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

         Peoples elected S Corporation status, from C Corporation status, effective January 1, 1998. Earnings and losses after that date are included in the personal income tax returns of the shareholders and taxed depending on their personal tax circumstances. While Peoples has not recorded income tax expense since electing S Corporation status, for historical comparison purposes as well for comparability with Area, a C Corporation tax filer, the net earnings of Peoples are presented as if the tax expense had continued to be recorded as a C Corporation.

         As of June 30, 1998, Peoples and the Bank employed an aggregate of approximately 56 persons on a full-time equivalent basis.

RESULTS OF OPERATIONS

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1998 TO JUNE 30, 1997

         Pro forma net income decreased to $913,000 for the six months ended June 30, 1998 as compared to $985,000 for the same period in the prior year. Returns on average assets and returns on average equity were 1.26% and 13.13%, respectively, in 1998 as compared to 1.52% and 15.72% in 1997. In addition, earnings per share decreased to $12.18 from $13.13. Net interest income increased to $2,831,000 for the six months ended June 30, 1998 as compared to $2,783,000 for the same period in the prior year. The increase is primarily the result of a $15 million increase in average interest earning assets which generally earn at a higher rate than the rate paid on the corresponding increase in interest bearing liabilities. However, the positive effects on net interest income from the increase in average earnings assets was partially offset by the decrease in net interest margin from 4.72% for the six-month period ended June 30, 1997 to 4.23% for the same period in 1998.

         Noninterest income increased from $370,000 in 1997 to $417,000 in 1998 primarily from growth in fees on loans sold, while service charges and fees on deposit accounts remained relatively stable decreasing slightly from $350,000 in 1997 to $345,000 in 1998.

         Total noninterest expense, increasing in all categories, increased from $1,652,000 to $1,838,000. Salaries and employee benefits, the largest component of noninterest expense, increased 9.5% from $829,000 in 1997 to $908,000 in 1998. The increase includes salary increases and an increase of two full time equivalent employees. Other noninterest expenses, which is the second largest category, increased $76,000 or 15.6% from $489,000 in 1997 to $565,000 in 1998 and includes approximately $26,000 of costs specifically identified as costs associated with the Year 2000 compliance issue. Pro forma C Corporation provision for income taxes decreased from $466,000 in 1997 to $434,000 in 1998 and is attributable to the decrease in income before taxes.

FINANCIAL CONDITION

COMPARISON OF JUNE 30, 1998 TO DECEMBER 31, 1997

         Total assets increased 4.1% to $148.0 million as of June 30, 1998 from $142.2 at December 31, 1997. Total loans increased $3.2 million or 3.3% from $98.4 million at December 31, 1997 to $101.6 million at June 30, 1998, while federal funds sold increased from $6.4 million to $11.6 million. The primary funding for these increases in earning assets came from an increase in total deposits of $5.9 million, representing a 4.8% increase and a $1.1 million reduction in investment securities.

         Total stockholders' equity decreased $106,000 as a result of distributions to shareholders exceeding net income during the period from December 31, 1997 to June 30, 1998.

RESULTS OF OPERATIONS

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO DECEMBER 31, 1996

         GENERAL. Net income increased $13,000 to $1,963,000 in 1997 compared to $1,950,000 in 1996. The increase is primarily the result of a $461,000 or 8.9% increase in net interest income offset by a $408,000 increase in noninterest expenses and a $80,000 increase in the provision for loan losses. Comparing the same periods, return on average assets and return on average equity was 1.46% and 15.15%, respectively, in 1997 compared to 1.63% and 16.85%. Earnings per share increased to $26.17 from $26.01.

         NET INTEREST INCOME. Peoples' primary source of revenue is its net interest income, which is the difference between the interest received on its earning assets and the interest paid on the funds acquired to support those assets. Loans made to businesses and individuals are the primary interest earning assets, followed by investment securities and federal funds sold in the inter-bank market. Deposits are the primary interest bearing liabilities used to support the interest earning assets. The level of net interest income is affected by both the balances and mix of interest earning assets and interest bearing liabilities, the changes in their corresponding yields and costs, by the volume of interest earning assets funded by noninterest bearing deposits, and the level of capital. Peoples' long term objective is to manage this income to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.

         Net interest income increased 8.9% or $461,000 to $5.7 million in 1997 as compared to $5.2 million in 1996. The increase is attributed primarily to the 12.7% or $14.8 million overall growth in interest earning assets which earn at a higher rate than the rate paid on the corresponding growth in interest bearing liabilities. Loans increased $13.8 million due to continued commercial, agriculture and residential real estate loan demand and was funded primarily through an increase of $14.2 million in deposits. Peoples' emphasis on attracting new loans rather than investing in securities also positively impacted net interest income because of the higher yield earned on loans over that earned on investment securities as reflected in the increase in net interest margin from 4.18% in 1996 to 4.63% in 1997.

         NONINTEREST INCOME. Noninterest income increased $19,000 during 1997 to $731,000. The primary source of other income is service charge income on deposit products which increased from $628,000 in 1996 to $641,000 in 1997. Investment securities gains totaled $250 in 1997 versus

$7,166 in 1996. Other noninterest income increased from $77,000 to $90,000 and primarily includes insurance commissions and fees on loans sold which vary from period to period depending on the demand for these products.

         NONINTEREST EXPENSE. Noninterest expenses increased $408,000 from $2,977,000 in 1996 to $3,385,000 in 1997. The primary component of noninterest expense is salaries and employee benefits expense which increased $158,000 or 10.6% from $1,496,000 in 1996 to $1,654,000 in 1997. The increase is primarily due to normal salary increases and an increase of four full time equivalent employees. Other noninterest expenses increased $214,000 to $1,020,000 in 1997 from $806,000 in 1996 including a $159,000 increase in directors' fees. The remainder of the increase and the increases in the other categories of noninterest expense are attributable to increased costs of occupancy and equipment, miscellaneous taxes, data processing, professional services, and various other expenses due to inflationary increases and the increased costs associated with the growth in total operating assets from year to year.

         INCOME TAXES. The provision for income taxes decreased to $935,000 in 1997 as compared to $956,000 in 1996. The decrease is due to the decrease in income before income taxes and an increase in tax-exempt interest in 1997, thereby reducing the effective tax rate from 32.9% in 1996 to 32.3% in 1997.

FINANCIAL CONDITION

COMPARISON OF DECEMBER 31, 1997 TO DECEMBER 31, 1996

         LOANS. Loans are Peoples' primary use of financial resources and represent the largest component of earning assets. As of December 31, 1997, loans represented 67.9% of total assets. Peoples' loans are made predominantly within the Bank's market area and the portfolio is diversified. Credit risk is inherent in every financial institution's loan portfolio. In an effort to minimize credit risk, the Bank utilizes a credit administration network, including specific lending authorities for each loan officer, a system of loan committees to review and approve loans, and a loan review and credit quality rating system. This network assists in the evaluation of the quality of new loans and in the identification of problem or potential problem credits and provides information to aid management in determining the adequacy of the allowance for possible loan losses.

         During 1997, loans increased 16.4% to $98.3 million at December 31, 1997 from $84.5 million at December 31, 1996. The increase was primarily due to strong demand in real estate loans which increased 16.9% to $78.2 million.

         At June 30, 1998, the Bank had no concentrations of loans to borrowers with similar activities that exceeded 10% of total loans, other than those categories listed in the table below.

                             LOAN PORTFOLIO SUMMARY
                             (Dollars in Thousands)


                                               June 30,                  December 31,                 December 31,
                                          1998            %           1997           %             1996            %
                                          ----            -           ----           -             ----            -
Commercial and agricultural           $    14,109       13.9%     $     9,217        9.4%      $     9,720       11.5%
Real estate                                76,701       75.5           78,240       79.5            66,948       79.2
Consumer and installment                   10,755       10.6           10,880       11.1             7,835        9.3
                                      -----------      -----      -----------      -----       -----------      -----

   Total loans                        $   101,565      100.0%     $    98,337      100.0%      $    84,503      100.0%
                                      ===========      =====      ===========      =====       ===========      =====

         Commercial loans generally are made to small-to-medium size businesses located within the Bank's defined market area and typically are secured by business assets and guarantees of the principal owners. Collateral for real estate mortgage loans include residential properties and the loans generally do not exceed 80% of the value of the real property securing the loan, based on recent independent appraisals. Peoples' real estate mortgage loan portfolio primarily consists of adjustable rate residential mortgage loans. The origination of these mortgage loans can be more difficult in a low interest rate environment where there is a significant demand for fixed rate mortgages. The Bank also originates residential mortgage loans to be sold in the secondary market for which the servicing rights are either retained or released. At December 31, 1997, the Bank serviced approximately $17.5 million of mortgage loans for others. Consumer loans generally are made to individuals living in a Bank's defined market area who are known to the Bank's staff. Consumer loans are made for terms of up to five years on a secured or unsecured basis.

         ALLOWANCE AND PROVISION FOR LOAN LOSSES. The allowance for loan losses is regularly evaluated by management and maintained at a level believed to be adequate to absorb future loan losses in the Bank's portfolio. Periodic provisions to the allowance are made as needed. The amount of the provision for loan losses necessary to maintain an adequate allowance is based upon an assessment of current economic conditions, analysis of periodic loan reviews, delinquency trends and ratios, changes in the mixture and levels of the various categories of loans, historical charge-offs, recoveries, and other information. Management believes that the allowance for loan losses is adequate. Although management believes it uses the best information available to make allowance provisions, future adjustments which could be material may be necessary if management's assumptions differ from the loan portfolio's actual future performance.

         The allowance for loan losses increased $106,000 during 1997 to $1,832,000 at December 31, 1997. The increase is primarily attributable to the growth in total loans outstanding rather than a perceived increase in the risk inherent in the portfolio. The Bank's allowance for loan losses to total loans decreased slightly from 2.09% at December 31, 1996 to 1.90% December 31, 1997. Net charge-offs and recoveries for 1997 and 1996 have been nominal compared to the loan portfolio and allowance for loan losses.

                        SUMMARY OF LOAN LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)


                                                              Six Months
                                                                Ended
                                                               June 30,               Year Ended December 31,
                                                                 1998                1997               1996
                                                                 ----                ----               ----
Allowance for loan losses at
   beginning of year                                        $       1,832       $        1,726     $     1,734

Charge-offs:
   Commercial and agricultural                                          -                  (36)           (135)
   Real estate                                                        (57)                 (13)            (18)
   Consumer and installment                                           (26)                 (45)             (6)
                                                            -------------       --------------     -----------

     Total                                                            (83)                 (94)           (159)

Recoveries:
   Commercial and agricultural                                          7                   14              66
   Real estate                                                         16                   26              59
   Consumer and installment                                            27                   60               6
                                                            -------------       --------------     -----------

     Total                                                             50                  100             131

Net (charge-offs) recoveries                                          (33)                   6             (28)
                                                            -------------       --------------     -----------

Provision for loan losses                                              63                  100              20
                                                            -------------       --------------     -----------

Allowance for loan losses end of period                     $       1,862       $        1,832     $     1,726
                                                            =============       ==============     ===========

Ratio of allowance for loan losses to
   total net loans                                                   1.83%                1.90%            2.09%

Net charge-offs/recoveries to total
   net loans                                                         0.03%                0.00%            0.02%


         ASSET QUALITY. Loans are placed on non-accrual when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. These loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged-off. The following table provides information on non-performing assets.

                             NON-PERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)


                                                              June 30                       December 31,
                                                               1998                  1997                 1996
                                                               ----                  ----                 ----
Loans on non-accrual status                                $         80           $        17           $        0
Loans past due 90 days or more                                      259                     0                    0
                                                           ------------           -----------           ----------

Total non-performing loans                                          339                    17                    0

Other real estate owned                                               0                     0                    0
                                                           ------------           -----------           ----------

   Total non-performing assets                             $        339           $        17           $        0
                                                           ============           ===========           ==========

Percentage of non-performing assets to
   total loans                                                     0.33%                 0.02%                0.00%

Percentage of non-performing assets to
   total assets                                                    0.23%                 0.01%                0.00%


         INVESTMENT SECURITIES. The securities portfolio consists of debt securities which provide Peoples with a relatively stable source of income. Additionally, the investment portfolio provides a balance to interest rate and credit risks in other categories of the balance sheet. The securities portfolio is also used as a secondary source of liquidity. Peoples has classified certain
U. S. Treasury and agency securities as available for sale. All other securities have been classified as held to maturity based on management's positive intent and ability to hold such securities to maturity. Municipal securities within the portfolio provide tax-free income and are within management's guidelines with respect to credit risk and market risk. The municipal securities have been issued principally by Kentucky municipalities. The U. S. Treasury and Federal Agency securities provide a source of stable income and can be used as collateral to secure municipal deposits and repurchase agreements.

         Securities as a percentage of interest-earning assets decreased to 18.3% at June 30, 1998 versus 20.1% at December 31, 1997 and 24.6% at December 31, 1996. These decreases in securities reflect management's emphasis on originating higher yielding loans and placing a lesser reliance on the securities portfolio for sources of income.

         Excluding those holdings in the investment security portfolio of U. S. Treasury and U. S. agency securities, there were no investments in securities of any one issuer which exceeded 10% of stockholders' equity.

         DEPOSITS. Managing the mix and repricing of deposit liabilities is an important factor affecting Peoples' ability to maximize its net interest margin. The strategies used to manage interest bearing deposit liabilities are designed to adjust as the interest rate environment changes. In this regard, management regularly assesses its funding needs, deposit pricing, and interest rate outlook.

         Deposits increased $14.2 million or 13.0% from $109.3 million at December 31, 1996 to $123.5 at December 31, 1997. The increase was primarily due to growth in time deposits which increased $14.0 million. Time deposits in denominations of $100,000 and over were $17.0 million and $7.9 million at December 31, 1997 and 1996, respectively. Non-interest bearing deposits to total deposits were 12.6% at December 31, 1997 as compared to 14.7% at December 31, 1996.

         SHORT TERM BORROWINGS. Peoples' short term borrowings consist of securities sold under agreements to repurchase which decreased from $3.7 million at December 31, 1996 to $2.0 million at December 31, 1996. Amounts outstanding under these agreements can fluctuate greatly depending on the cash needs of the Bank's customers. See Note 6 to the Consolidated Financial Statements for additional information on securities sold under agreements to repurchase.

ASSET/LIABILITY MANAGEMENT

         Asset/liability management involves developing, implementing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact that significant fluctuations in market interest rates have on earnings. The Asset/Liability Committee of the Bank is responsible for managing this process. The need for interest sensitivity management is most critical in times of a significant change in overall interest rates. Management generally seeks to limit the exposure of Peoples to interest rate fluctuations by maintaining a relatively balanced mix of rate sensitive assets and liabilities on a one-year time horizon. This mix is altered periodically depending upon management's assessment of current business conditions and the interest rate outlook. One method of gauging sensitivity is by a static gap analysis. This analysis reflects the repricing characteristics of assets and liabilities over various time periods. The gap indicates the level of assets and liabilities that are subject to repricing over a given time period.

         As of June 30, 1998, the cumulative amount of Peoples' interest earning assets repricing during the first year was less than the total amount of its interest bearing liabilities repricing during this period. This position, which is normally termed a negative interest sensitivity gap, generally allows for enhanced net interest income during periods of declining interest rates. This negative gap is within the Bank's internal policy guidelines and is not expected to impact significantly Peoples' net interest income during a period of rising interest rates.

LIQUIDITY

         Liquidity is generally defined as the ability to meet cash flow requirements. Peoples manages liquidity at two levels, the parent company and its subsidiary bank. Peoples' primary cash requirement is to pay dividends to its shareholders and its primary source of funds is dividends received from the Bank.

         The Bank's primary liquidity consideration is to meet the cash flow needs of its customers, such as borrowings and deposit withdrawals. To meet cash flow requirements, sufficient sources of liquid funds must be available. These sources include short-term investments, repayments and maturities of loans and securities, growth in deposits and other liabilities, and profits. At June 30, 1998, the Bank had $16.0 million in cash and due from banks and federal funds sold. Also, approximately $11.2 million of investment securities were scheduled to mature within one year. Principal reductions received on loans also provide a continual stream of cash flows. Another source of liquid funds is net cash provided from operating activities, which provided $2.3 million in 1997. Additionally, the Bank has established federal funds lines of credit with its correspondent banks which allow the Bank to borrow up to $8.2 million. Finally, the Bank is a member of the Federal Home Loan Bank of Cincinnati (FHLB). Based on the Bank's June 30, 1998 stock ownership, an additional $6.7 million of borrowing capacity is available with the FHLB.

CAPITAL RESOURCES

         Management believes that a strong capital position is paramount to its continued profitability and continued depositor and shareholder confidence. It also provides Peoples with flexibility to take advantage of growth opportunities and to accommodate larger commercial loan customers. Regulators have established "risk based" capital guidelines for banks and bank holding companies. Under the guidelines, minimum capital levels are based on the perceived risk in asset categories and certain off-balance-sheet items, such as loan commitments and standby letters of credit. Management monitors its capital levels to comply with regulatory requirements. In order to be considered "well capitalized" by the FDIC, financial institutions must maintain a leverage ratio in excess of 5% and a total risk based capital ratio in excess of 10%. As described in Note 14 to the consolidated financial statements, Peoples' and the Bank's capital ratios are in excess of regulatory standards for classification as "well capitalized". Being considered "well capitalized" is one condition for assessing the federal deposit insurance premiums at the lowest available rate.

IMPACT OF INFLATION

         The consolidated financial statements and notes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Peoples' operations. Nearly all the assets and liabilities of Peoples are financial. As a result, performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. Peoples' ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on performance. Changes in interest rates do not necessarily move to the same extent as do changes in the prices of goods and services.

YEAR 2000

         Management has assessed the operational and financial implications of its Year 2000 needs and developed a plan to ensure that data processing systems can properly handle the change. Management has determined that if a business interruption as a result of the Year 2000 issue occurred, such an interruption could be material. The primary effort required to prevent a potential business interruption is the installation of the most current software release of the Bank's core system as provided by the Bank's third party software vendor. The third party vendor has stated that Year 2000 remediation and testing efforts have been successfully completed. Non-compliant hardware is being replaced through hardware upgrades. Non-compliant software is in the remediation stage and will be scheduled for re-testing before year-end 1998. Should mission critical system readiness not be achieved by December 31, 1998, the Bank intends to seek alternative solutions from other vendors. Non-mission critical systems, including systems other than data processing with embedded technology, have been evaluated and are included in a remediation schedule according to priority. Management projects the cost of Year 2000 readiness will be in the range of $75,000 to $100,000, which will be expensed as incurred. Year 2000 expenses are subject to change and could vary from current estimates if the final requirements for Year 2000 readiness exceed management's expectations.


                PROPOSAL TO TERMINATE THE STOCKHOLDER AGREEMENT

         At the special meeting, the shareholders of Peoples will vote upon a proposal to terminate the Stockholder Agreement as of the effective time of the Merger. The purpose of this proposal is to facilitate the Merger by terminating the restrictions on the transfer of Peoples common stock contained in the Stockholder Agreement. See "Effects of the Merger on Rights of Shareholders." If the proposal is approved, the Stockholder Agreement would terminate only if and when the Merger becomes effective.

         Area's obligation to complete the Merger is conditioned upon the approval of the proposal to terminate the Stockholder Agreement by the shareholders of Peoples. See "The Merger -- Conditions to Consummation of the Merger." The proposal to terminate the Stockholder Agreement will be approved if the holders of 80% (or 60,000) of the 75,000 shares of Peoples common stock outstanding and entitled to vote at the special meeting vote in favor of the proposal.

         The Peoples Board of Directors recommends that you vote "FOR" the proposal to terminate the Stockholder Agreement.


                        PRO FORMA FINANCIAL INFORMATION

         Proforma financial information reflecting the Merger of Peoples with Area is not presented in this Proxy Statement/Prospectus since management believes that the pro forma effect is not significant. Certain summary pro forma information is presented under "Summary -- Unaudited Comparative Per Share Data" beginning on page ___.


                                    EXPERTS

         The consolidated financial statements of Area as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein and in the Registration Statement by reference to Area's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Peoples as of December 31, 1997 and 1996, and for the years then ended, included herein and in the Registration Statement, have been so included in reliance upon the report of Eskew & Gresham, PSC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                    OPINIONS

         The legality of the shares of the Area common stock to be issued in the Merger will be passed upon by Timothy O. Shelburne, Esq., Area's general counsel. Certain federal income tax consequences of the Merger will be passed upon by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. Certain matters will be passed upon for Peoples by Brown, Todd & Heyburn PLLC, Louisville and Lexington, Kentucky.


                         ADJOURNMENT OF SPECIAL MEETING

         The holders of Peoples common stock will be asked to approve, if necessary, the adjournment of the special meeting to solicit further votes in favor of the Agreement and/or the termination of the Stockholder Agreement.


                             SHAREHOLDER PROPOSALS

         Any proposal which a shareholder (including a former shareholder of Peoples) wishes to have included in Area's proxy materials with respect to Area's 1999 Annual Meeting must be received by Area at its principal executive offices, 230 Frederica Street, Owensboro, Kentucky 42301, no later than _________ __, 1999. Any proposal must comply with the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Area expects to exercise discretionary voting authority granted under any proxy which is properly executed and returned to Area on any matter that may properly come before the 1999 Annual Meeting unless written notice of the matter is delivered to Area at its corporate offices, addressed to the Corporate Secretary, not later than _______________, 1999.


                                 OTHER MATTERS

         It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the proxies to vote the proxies in accordance with the determination of a majority of the Board of Directors of Peoples, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Agreement, the termination of the Stockholder Agreement or otherwise.


                      WHERE YOU CAN FIND MORE INFORMATION

         Area files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements or other information that Area files with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at "http://www.sec.gov."

         Area filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the Commission the Area common stock to be issued to Peoples' shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Area. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in Area's Registration Statement or the exhibits to that Registration Statement.

         The Commission allows Area to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that Area can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except for any information superceded by information contained directly in this Proxy Statement/Prospectus or in later filed documents incorporated by reference in this Proxy Statement/Prospectus.

         This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Area has previously filed with the Commission. These documents contain important information about Area and its finances.


Area Commission Filings (File No. 0-26032)                             Period/As of Date
------------------------------------------                             -----------------
Annual Report on Form 10-K                                       Year ended December 31, 1997

Quarterly Report on Form 10-Q                                    Quarters ending March 31, 1998 and
                                                                 June 30, 1998

Current Report on Form 8-K                                       September 21, 1998


         Area also incorporates by reference additional documents that may be filed with the Commission between the date of this Proxy Statement/Prospectus and the consummation of the Merger or termination of the Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Area has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Area, and Peoples has supplied all such information relating to Peoples.

         As noted in the section "The Merger -- Distribution of Share Certificates after the Merger," Peoples shareholders should not send in their Peoples certificates until they receive the transmittal materials from the exchange agent. Peoples shareholders who have further questions about their share certificates or the exchange of their Peoples common stock for Area common stock should call Area's stock transfer agent, UMB Bank, at 1-800-884-4225.

         If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them from Area, the Commission or the Commission's Internet web site as described above. Documents incorporated by reference are available from Area without charge, excluding all exhibits, except that if Area has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus, the exhibit will also be available without charge. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Area at the following address:

                           Area Bancshares Corporation
                           230 Frederica Street
                           Owensboro, Kentucky 42301
                           Attn: Corporate Secretary
                           Telephone: (502) 688-7755

         You should rely on the information contained or incorporated by reference in this Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated ________________, 1998. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement/Prospectus to shareholders nor the issuance of Area common stock in the Merger creates any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                      PEOPLES BANCORP OF WINCHESTER, INC.



Independent Auditors' Report..........................................................................F-2

Consolidated balance sheets as of June 30, 1998 and December 31, 1997 and 1996 .......................F-3

Consolidated statements of income for the six months ended June 30, 1998 and
   1997, and for the years ended December 31, 1997 and 1996...........................................F-4

Consolidated statements of stockholders' equity for the six months ended June  30, 1998 and for the years ended December 31, 1997 and 1996.................................................F-5

Consolidated statements of cash flows for the six months ended June 30, 1998 and
   1997, and for the years ended December 31, 1997 and 1996...........................................F-6

Notes to Consolidated Financial Statements for the years ended December 31, 1997 and 1996...........................................................................................F-8

                              ESKEW & GRESHAM, PSC
                         144 North Broadway, Suite 300
                           Lexington, Kentucky 40508







INDEPENDENT AUDITORS' REPORT

Board of Directors
Peoples Bancorp of Winchester, Inc.
Winchester, Kentucky


         We have audited the accompanying consolidated balance sheets of Peoples Bancorp of Winchester, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of Winchester, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.





                                      /s/ Eskew & Gresham, PSC

February 27, 1998

                      PEOPLES BANCORP OF WINCHESTER, INC.
                          CONSOLIDATED BALANCE SHEETS



                                                                     June 30                 December 31
                                                                       1998             1997              1996
                                                                   (Unaudited)
       ASSETS
Cash and cash equivalents:
   Cash and due from banks                                       $     4,397,401   $    5,671,502   $     5,196,878
   Federal funds sold                                                 11,609,000        6,392,000         3,199,000
                                                                 ---------------   --------------   ---------------
     Total cash and cash equivalents                             $    16,006,401   $   12,063,502   $     8,395,878
Investment securities:
   Available for sale                                                  3,534,330        3,452,026         1,002,500
   Held to maturity                                                   21,840,083       23,037,590        27,722,289
Loans, net                                                            99,703,414       96,505,531        82,776,271
Bank premises and equipment, net                                       2,270,027        2,323,500         2,388,999
Interest receivable                                                    1,563,386        1,611,138         1,386,259
Income taxes refundable                                                        0           13,055                 0
Deferred income taxes                                                          0           16,611                 0
Goodwill                                                               2,519,612        2,560,142         2,641,202
Federal Home Loan Bank stock                                             428,200          413,300           385,100
Other assets                                                             182,888          158,339           103,188
                                                                 ---------------   --------------   ---------------

TOTAL ASSETS                                                     $   148,048,341   $  142,154,734   $   126,801,686

       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand                                                        $    17,136,112   $   15,536,560   $    16,038,214
   Savings and NOW                                                    58,249,000       51,695,738        51,048,830
   Time deposits                                                      54,046,936       56,315,910        42,267,756
                                                                 ---------------   --------------   ---------------
     Total deposits                                              $   129,432,048   $  123,548,208   $   109,354,800
Securities sold under agreements to repurchase                         2,000,000        2,000,000         3,712,000
Interest payable                                                         665,979          698,230           474,462
Income taxes payable                                                     202,077                0            33,027
Deferred income taxes                                                          0                0            46,663
Federal Home Loan Bank advances                                        1,871,160        1,915,504           750,587
Other liabilities                                                        167,386          177,453           209,674
                                                                 ---------------   --------------   ---------------
   Total liabilities                                             $   134,338,650   $  128,339,395   $   114,581,213

Stockholders' Equity:
   Common stock, no par, 75,000 shares
     authorized, issued and outstanding                          $     4,845,000   $    4,845,000   $     4,845,000
   Retained earnings                                                   8,852,029        8,962,953         7,374,941
   Accumulated other comprehensive income                                 12,662            7,386               532
                                                                 ---------------   --------------   ---------------
       Total stockholders' equity                                $    13,709,691   $   13,815,339   $    12,220,473

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $   148,048,341   $  142,154,734   $   126,801,686


                See notes to consolidated financial statements.

                      PEOPLES BANCORP OF WINCHESTER, INC.
                       CONSOLIDATED STATEMENTS OF INCOME


                                                           Six Months Ended June 30       Year Ended December 31
                                                             1998            1997           1997          1996
                                                                 (Unaudited)
INTEREST INCOME:
   Loans, including fees                                $   4,470,315   $  4,047,601   $  8,534,083    $  7,236,834
   Investment securities -
     U. S. Treasury obligations                               363,707        435,209        850,357       1,001,252
     Obligations of U. S. government agencies                 318,449        275,719        563,037         501,942
     Obligations of states and political subdivisions         129,949        119,517        245,540         204,669
     Other securities                                          14,988         14,498         29,282          25,710
   Federal funds sold                                         227,140         59,725        215,322         333,926
                                                        -------------   ------------   ------------    ------------
                                                        $   5,524,548   $  4,952,269   $ 10,437,621    $  9,304,333
INTEREST EXPENSE:
   Deposits                                             $   2,575,294   $  2,020,040   $  4,458,053    $  3,834,452
   Borrowed funds                                             118,693        149,345        327,637         279,193
                                                        -------------   ------------   ------------    ------------
                                                        $   2,693,987   $  2,169,385   $  4,785,690    $  4,113,645

Net interest income                                     $   2,830,561   $  2,782,884   $  5,651,931    $  5,190,688
Provision for loan losses                                      62,500         49,400        100,000          20,000
                                                        -------------   ------------   ------------    ------------

Net interest income after provision
   for loan losses                                      $   2,768,061   $  2,733,484   $  5,551,931    $  5,170,688

NON-INTEREST INCOME:
   Service charges and fees                             $     345,199   $    350,363   $    641,095    $    627,965
   Investment securities gains                                      0          1,452            250           7,166
   Other                                                       71,891         18,281         89,580          77,038
                                                        -------------   ------------   ------------    ------------
                                                        $     417,090   $    370,096   $    730,925    $    712,169
NON-INTEREST EXPENSES:
   Salaries                                             $     764,627   $    713,235   $  1,431,312    $  1,299,706
   Employee benefits                                          142,977        115,454        222,872         196,595
   Occupancy expenses                                         252,219        241,771        514,443         502,732
   Data processing                                             68,688         65,221        136,174         122,332
   Advertising                                                 44,138         27,838         59,908          48,862
   Other                                                      565,364        489,043      1,020,342         806,379
                                                        -------------   ------------   ------------    ------------
                                                        $   1,838,013   $  1,652,562   $  3,385,051    $  2,976,606

Income before income taxes                              $   1,347,138   $  1,451,018   $  2,897,805    $  2,906,251
Provision for income taxes                                    249,812        466,077        934,793         956,139
                                                        -------------   ------------   ------------    ------------

NET INCOME                                              $   1,097,326   $    984,941   $  1,963,012    $  1,950,112
                                                        =============   ============   ============    ============

Pro forma C Corporation provision for income taxes            433,744        466,077        934,793         956,139
                                                        -------------   ------------   ------------    ------------

PRO FORMA  NET INCOME                                   $     913,394   $    984,941   $  1,963,012    $  1,950,112
                                                        =============   ============   ============    ============

Other comprehensive income (loss):
   Change in unrealized gain (loss) on securities       $       5,276   $      7,276   $      7,104    $    (18,813)
   Reclassification of realized amounts                             0         (1,452)          (250)         (7,166)
                                                        -------------   ------------   ------------    ------------

Net unrealized gains (losses) on securities
   recognized in comprehensive income                           5,276          5,824          6,854         (25,979)
                                                        -------------   ------------   ------------    ------------

Pro forma comprehensive income                          $     918,670   $    990,765   $  1,969,866    $  1,924,133
                                                        =============   ============   ============    ============

Pro forma earnings per share and pro forma
   earnings per share assuming dilution                 $       12.18   $      13.13   $      26.17    $      26.01
Weighed average shares outstanding                      $      75,000   $     75,000   $     75,000    $     74,982


                See notes to consolidated financial statements.

                      PEOPLES BANCORP OF WINCHESTER, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                                             Net
                                                                                         Unrealized
                                                                                           Gain on
                                                                                         Securities            Total
                                                        Common           Retained          Available        Stockholders'
                                                         Stock           Earnings          for Sale            Equity
Balances,  January 1, 1996                         $     4,845,000  $     5,987,314   $         26,511   $      10,858,825

Purchase of 247 shares of common stock                     (31,422)               0                  0             (31,422)

Issuance of 247 shares of common stock                      31,422                0                  0              31,422

Net income                                                       0        1,950,112                  0           1,950,112

Dividends paid ($7.50 per share)                                 0         (562,485)                 0            (562,485)

Net change in unrealized gain on
 securities available for sale                                   0                0            (25,979)            (25,979)
                                                   ---------------  ---------------   ----------------   -----------------

Balances, December 31, 1996                        $     4,845,000  $     7,374,941   $            532   $      12,220,473

Purchase of 355 shares of common stock                     (64,991)               0                  0             (64,991)

Issuance of 355 shares of common stock                      64,991                0                  0              64,991

Net income                                                       0        1,963,012                  0           1,963,012

Dividends paid ($5.00 per share)                                 0         (375,000)                 0            (375,000)

Net change in unrealized gain
  on securities available for sale                               0                0              6,854               6,854
                                                   ---------------  ---------------   ----------------   -----------------

Balances, December 31, 1997                        $     4,845,000  $     8,962,953   $          7,386   $      13,815,339

Net change in unrealized gain
  on securities available for sale (unaudited)                   0                0              5,276               5,276

Net income (unaudited)                                           0        1,097,326                  0           1,097,326

Dividends paid ($16.11 per share)
  (unaudited)                                                    0       (1,208,250)                 0          (1,208,250)
                                                   ---------------  ---------------   ----------------   -----------------

BALANCES, JUNE 30, 1998 (unaudited)                $     4,845,000  $     8,852,029   $         12,662   $      13,709,691


                See notes to consolidated financial statements.

                      PEOPLES BANCORP OF WINCHESTER, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                            Six Months Ended June 30       Year Ended December 31
                                                              1998           1997           1997            1996
                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                           $   1,097,326   $    984,941   $  1,963,012    $  1,950,112
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation                                           186,544        172,788        376,382         335,112
       Net discount accretion or premium
         amortization on investment securities                    152         (3,926)       (24,261)         65,927
       Amortization of intangibles                             40,530         40,530         81,060          81,060
       Deferred income taxes                                   20,416        (45,461)       (66,805)        (10,763)
       Provision for loan losses                               62,500         49,400        100,000          20,000
       Mortgage loans originated for sale                 (12,429,244)    (3,761,425)    (7,369,182)     (6,070,664)
       Proceeds from sale of mortgage loans                12,483,725      3,759,285      7,373,163       6,120,848
       Gain on sale of mortgage loans                         (54,481)         2,140         (3,981)        (50,184)
       Investment securities gains                                  0         (1,452)          (250)         (7,166)
       Changes in:
         Interest receivable                                   47,752       (126,542)      (224,879)         93,097
         Income taxes refundable                               13,055       (137,771)       (13,055)          2,864
         Other assets                                         (24,549)      (116,705)       (83,351)        (48,760)
         Interest payable                                     (32,251)        13,451        223,768            (254)
         Income taxes payable                                 202,077        (33,027)       (33,027)         33,027
         Other liabilities                                    (10,067)       (56,795)       (32,221)         56,119
                                                        -------------   ------------   ------------    ------------
           Net cash provided by operating
             activities                                 $   1,603,485   $    739,431   $  2,266,373    $  2,570,375

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of securities available for sale           $  (1,017,477)  $ (2,009,375)  $ (3,444,279)   $          0
   Proceeds from sales of securities available for
      sale                                                          0              0              0       1,000,234
   Proceeds from maturities of securities available
      for sale                                                930,000      1,000,000      1,000,000       2,500,000
   Proceeds from calls, principal payments and
      maturities of  investment securities held to
      maturity                                              6,881,176      5,077,233     10,339,368       7,467,546
   Purchases of investment securities held to
      maturity                                             (5,692,077)    (1,944,149)    (5,625,020)    (15,625,000)
   Net change in loans                                     (3,260,383)    (9,197,839)   (13,829,260)    (12,579,115)
   Purchases of premises and equipment                       (133,071)       (81,682)      (310,883)       (212,708)
                                                        -------------   ------------   ------------    ------------
     Net cash used in investing activities              $  (2,291,832)  $ (7,155,812)  $(11,870,074)   $(17,449,043)

                      PEOPLES BANCORP OF WINCHESTER, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)


                                                            Six Months Ended June 30       Year Ended December 31
                                                              1998           1997           1997          1996
                                                                 (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net change in deposits                               $   5,883,840   $  2,815,449   $ 14,193,408    $ 13,875,977
   Net change in securities sold under agreements
      to repurchase                                                 0              0     (1,712,000)              0
   Payments on note payable                                         0              0              0        (615,000)
   Advances from Federal Home Loan Bank                             0      2,000,000      2,750,000          60,000
   Payments on Federal Home Loan Bank advances                (44,344)       (41,952)    (1,585,083)        (79,790)
   Purchase of common stock                                         0              0        (64,991)        (31,422)
   Issuance of common stock                                         0              0         64,991          31,422
   Dividends paid                                          (1,208,250)      (375,000)      (375,000)       (562,485)
                                                        -------------   ------------   ------------    ------------
     Net cash provided by financing activities          $   4,631,246   $  4,398,497   $ 13,271,325    $ 12,678,702

Net increase (decrease) in cash and cash
  equivalents                                           $   3,942,899   $ (2,017,884)  $  3,667,624    $ (2,199,966)

Cash and cash equivalents at beginning
  of year                                                  12,063,502      8,395,878      8,395,878      10,595,844
                                                        -------------   ------------   ------------    ------------

CASH AND CASH EQUIVALENTS AT END
   OF YEAR                                              $  16,006,401   $  6,377,994   $ 12,063,502    $  8,395,878


SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
     Cash paid during the year for -
       Interest expense                                 $   2,726,238   $  2,155,934   $  4,561,922    $  4,113,899
       Income taxes                                     $       8,463   $    535,000   $  1,047,680    $    931,011






                See notes to consolidated financial statements.

                      PEOPLES BANCORP OF WINCHESTER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A. Basis of Presentation - The consolidated financial statements include the accounts of Peoples Bancorp of Winchester, Inc. (the Company) and its wholly-owned subsidiary, Peoples Commercial Bank (the Bank). All material intercompany transactions and balances have been eliminated upon consolidation.

         B. Nature of Operations - The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation. The Company is subject to regulation by the Federal Reserve Board.

         C. Estimates in the Financial Statements - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         D. Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

         E. Investment Securities - The Bank classifies its investment portfolio into three categories: trading securities, securities available for sale and securities held to maturity. Fair value adjustments are made to the securities based on their classification with the exception of the held to maturity category. The Bank has no investments classified as trading securities.

         Investment securities available for sale are carried at fair value. Adjustments from amortized cost to fair value are recorded in stockholders' equity, net of related income tax, under net unrealized gain on securities available for sale. The adjustment is computed on the difference between fair value and cost, adjusted for amortization of premiums and accretion of discounts which are recorded as adjustments to interest income on a constant yield method.

         Investment securities for which the Bank has the positive intent and ability to hold to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recorded as adjustments to interest income on a constant yield method.

         Gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         F. Loans - Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest income on other loans is recognized on the accrual basis except for those loans on a nonaccrual of income status. The accrual of interest on impaired loans is discontinued when management believes, after consideration of economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, interest income is subsequently recognized only to the extent cash payments are received.

         The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely.

         The allowance for loan losses on impaired loans is determined using the present value of estimated future cash flows of the loan, discounted at the loan's effective interest rate or the fair value of the underlying collateral. A loan is considered to be impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. The entire change in present value of expected cash flows is reported as provision for loan losses in the same manner in which impairment initially was recognized or as a reduction in the amount of provision for loan losses that otherwise would be reported.

         Loan origination fees and certain direct loan origination expenses are capitalized and recognized as an adjustment of the yield on the related loan.

         G. Bank Premises and Equipment - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on straight-line and accelerated methods over the useful lives of the bank premises and equipment.

         H. Income Taxes - The Company uses the liability method for computing deferred income taxes. Under the liability method, deferred income taxes are based on the change in the deferred tax liability or asset established for the expected future tax consequences of differences in the financial reporting and tax bases of assets and liabilities. The differences relate principally to bank premises and equipment, investment securities, deferred loan fees, Federal Home Loan Bank stock dividends, unrealized gains on investment securities available for sale and the allowance for loan losses.

         I. Excess of Cost Over Net Assets Acquired - The excess of cost over net assets acquired (goodwill) is being amortized on a straight-line basis over forty years.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         J. Loan Servicing - The Bank has sold certain loans to the Federal Home Loan Mortgage Corporation while retaining the servicing rights. Gains and losses on loan sales are recorded at the time of the cash sale, which represents the premium or discount paid by the Federal Home Loan Mortgage Corporation. The Bank receives a servicing fee from the Federal Home Loan Mortgage Corporation on each loan sold.

         K. Advertising Expense - The Company charges all advertising expenses to operations when incurred. No amounts have been established for any future benefits relative to these expenditures.

         L. Per Share Information - In 1997, the Company adopted SFAS No. 128, "Earnings Per Share", as required. Adoption of the standard had no effect on the consolidated financial statements. Earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the period.

         M. Effect of New Accounting Standards - In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires that all items that are components of comprehensive income (defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners"), be reported in a financial statement that is displayed with the same prominence as other financial statements. Companies will be required to (a) classify items of other comprehensive income by its nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The new guidance is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. The requirements are disclosure-related and its implementation will have no impact on the Company's financial condition or results of operations.

         N.Recent Accounting Pronouncements - On June 16, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This new standard requires companies to record derivatives on the balance sheet as assets or liabilities at fair value. Depending on the use of the derivative and whether it qualifies for hedge accounting, gains or losses resulting from changes in the values of those derivatives would either be recorded as a component of net income or as a change in stockholders' equity. The Corporation is required to adopt this new standard January 1, 2000. Management has not yet determined the impact of this standard.

         O. Unaudited Financial Statements - Financial information at June 30, 1998 and for the six months ended June 30, 1998 and 1997 is unaudited. In the opinion of management of the Corporation, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The statements of income, cash flows and changes in stockholders' equity for the six months ended June 30, 1998 are not necessarily indicative of the statements of income, cash flows and changes in stockholders' equity which may be expected for the year ending December 31, 1998.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         P. Reclassifications - Certain reclassifications have been made in the 1996 financial statements to conform to the 1997 presentation.

2.       INVESTMENT SECURITIES

         Amortized cost and fair value of investment securities, by category, at December 31, 1997 are as follows:


                                                 Amortized         Unrealized        Unrealized           Fair
                                                    Cost             Gains             Losses            Value
Available for sale:
   U. S. Treasury obligations                 $      1,506,701  $        10,307   $             0   $      1,517,008
   Obligations of U. S. government
     agencies                                        1,934,134            1,845              (961)         1,935,018
                                              ----------------  ---------------   ---------------   ----------------
       Total available for sale               $      3,440,835  $        12,152   $          (961)  $      3,452,026

Held to maturity:
   U. S. Treasury obligations                 $     10,122,581  $       114,644   $          (430)  $     10,236,795
   Obligations of U. S. government
     agencies                                        8,127,795           10,067            (2,782)         8,135,080
   Obligations of states and political
     subdivisions                                    4,787,214          152,280               (13)         4,939,481
                                              ----------------  ---------------   ---------------   ----------------
       Total held to maturity                 $     23,037,590  $       276,991   $        (3,225)  $     23,311,356


         Amortized cost and fair value of investment securities, by category, at December 31, 1996 are as follows:


                                                 Amortized         Unrealized        Unrealized           Fair
                                                    Cost             Gains             Losses            Value
Available for sale:
   U. S. Treasury obligations                 $      1,001,694  $           806   $             0   $      1,002,500

Held to maturity:
   U. S. Treasury obligations                 $     14,698,311  $       169,960   $        (7,989)  $     14,860,282
   Obligations of U. S. government
     agencies                                        8,972,819           29,481            (7,239)         8,995,061
   Obligations of states and political
     subdivisions                                    4,051,159          133,533           (13,403)         4,171,289
                                              ----------------  ---------------   ---------------   ----------------
       Total held to maturity                 $     27,722,289  $       332,974   $       (28,631)  $     28,026,632

         The amortized cost and fair value of investment securities by category at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                  Amortized             Fair
                                                                                    Cost               Value
         Available for sale:
           Due in one year or less                                           $        929,869    $       929,238
           Due after one through five years                                         2,510,966          2,522,788
                                                                             ----------------    ---------------
                                                                             $      3,440,835    $     3,452,026
         Held to maturity:
           Due in one year or less                                           $     12,251,927    $    12,273,023
           Due after one through five years                                         9,997,968         10,226,735
           Due after five through ten years                                           787,695            811,598
                                                                             ----------------    ---------------
                                                                             $     23,037,590    $    23,311,356

         Proceeds from sales and calls of investment securities during 1997 and 1996 were $500,469 and $1,334,226, respectively. Gains of $250 and $7,166 were realized on those sales and calls for 1997 and 1996, respectively.

         Investment securities having an approximate carrying value of $19,105,000 and $22,016,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits, trust funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

3.       LOANS

         Major classifications of loans are summarized as follows:


                                                                                            December 31
                                                                                     1997                1996
         Commercial                                                          $      9,217,136    $     9,720,120
         Real estate                                                               78,239,899         66,947,342
         Consumer                                                                  10,880,328          7,835,266
                                                                             ----------------    ---------------
                                                                             $     98,337,363    $    84,502,728
         Allowance for loan losses                                                 (1,831,832)        (1,726,457)
                                                                             ----------------    ---------------
                                                                             $     96,505,531    $    82,776,271

         Changes in the allowance for loan losses were as follows:


                                                                                    1997                1996
         Balance, beginning of year                                          $      1,726,457    $     1,734,081
           Loans charged-off                                                          (94,993)          (158,818)
           Recoveries                                                                 100,368            131,194
           Provision for loan losses                                                  100,000             20,000
                                                                             ----------------    ---------------
         Balance, end of year                                                $      1,831,832    $     1,726,457

         Impaired loans totaled $17,206 and $0 at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans during 1997 and 1996 was $57,276 and $37,334, respectively. The total allowance for loan losses related to these loans was $0 on December 31, 1997 and 1996. Interest income on impaired loans of $10,438 and $31,930 was recognized for cash payments received in 1997 and 1996, respectively.

         In the normal course of business, the Bank makes loans to officers and directors, and companies in which they have a beneficial ownership. At December 31, 1997 and 1996, these individuals were indebted to the Bank in the aggregate amounts of approximately $2,741,000 and $2,727,000, respectively.

         Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was approximately $17,466,000 and $12,166,000 at December 31, 1997 and 1996, respectively.
Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, are not considered significant.

4.       BANK PREMISES AND EQUIPMENT

         Bank premises and equipment are summarized as follows:

                                                                                           December 31
                                                                                     1997                1996
         Land                                                                $        272,950    $       272,950
         Buildings                                                                  3,213,356          3,103,123
         Furniture                                                                  2,207,184          2,022,364
                                                                             ----------------    ---------------
                                                                             $      5,693,490    $     5,398,437
         Less accumulated depreciation                                              3,369,990          3,009,438
                                                                             ----------------    ---------------
                                                                             $      2,323,500    $     2,388,999

         Depreciation expense was $376,382 and $335,112 in 1997 and 1996, respectively.

5.       DEPOSITS

         The amount of time deposits of $100,000 and over was $17,013,508 and $7,851,577 at December 31, 1997 and 1996, respectively. At December 31, 1997, the scheduled maturities of all time deposits are as follows:

                  1998                                                       $     46,580,892
                  1999                                                              7,516,982
                  2000                                                              2,079,701
                  2001 and thereafter                                                 138,335
                                                                             ----------------
                                                                             $     56,315,910

         Certain directors and executive officers of the Company and companies in which they have beneficial ownership, are deposit customers of the Bank. The amount of these deposits was approximately $9,594,000 at December 31, 1997.

6.      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Securities sold under agreements to repurchase generally mature one year from the transaction date. The securities underlying the agreements are maintained in a third-party custodians account under a written custodial agreement. Information concerning securities sold under agreements to repurchase is summarized as follows:


                                                                                     1997                1996
Average daily balance during the year                                        $      3,515,000    $     3,712,000
Average interest rate during the year                                                    5.90%              5.84%
Maximum month-end balance during the year                                    $      3,712,000    $     3,712,000

         U. S. Treasury obligations and obligations of U. S. government agencies underlying the agreements at year end:


                                                                                     1997                1996
         Carrying value                                                      $      2,387,781    $     5,031,985
         Estimated fair value                                                $      2,394,125    $     5,085,782


7.       FEDERAL HOME LOAN BANK ADVANCES

         The Bank owns stock of the Federal Home Loan Bank (FHLB) of Cincinnati, Ohio. Ownership of this stock allows the Bank to borrow long-term advances from FHLB which the Bank uses to fund loans.

         At December 31, 1997 and 1996, $1,915,504 and $750,587, respectively, represented the balance due on advances from the FHLB. The advances are repaid at maturity or on a monthly basis over original terms of two to thirty years at interest rates ranging from 5.15% to 6.45%. The advances are secured by the FHLB stock and all single family first mortgage loans. Scheduled principal payments due on the advances during the five years subsequent to December 31, 1997 are as follows: 1998 - $93,579; 1999 - $598,984; 2000 - $104,082; 2001 -
$859,789; 2002 - $115,824; years thereafter - $143,246.

8.       INCOME TAXES

         The components of the provision for income taxes are as follows:


                                                                                   1997                1996
         Current                                                             $      1,001,598    $       966,902
         Deferred                                                                     (66,805)           (10,763)
                                                                                  -----------         ----------
                                                                             $        934,793    $       956,139

         Interest income exempt from federal income taxes totaled approximately $262,000 and $200,000 and nondeductible expenses totaled approximately $123,000 and $112,000 for 1997 and 1996, respectively. Accordingly, the income tax provision is less than that obtained by using the statutory federal corporate income tax rate.

         The Company's total deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows. No valuation allowance for the realization of deferred tax assets is considered necessary.


                                                                                   1997                1996
         Deferred tax assets                                                 $        430,806    $       399,847
         Deferred tax liabilities                                                    (414,195)          (446,510)
                                                                             ----------------    ---------------
           Net deferred tax asset (liability)                                $         16,611    $       (46,663)


9.       PROFIT SHARING PLAN

         The Bank sponsors a 401(k) profit sharing plan which covers all eligible employees. To be eligible for participation, an employee must work a minimum of 1,000 hours during a calendar year, be at least 20 1/2 years of age, and have completed six months of service with the Bank. The employees may contribute a percentage of their compensation up to the maximum percentage allowable by the Internal Revenue Code. Employer contributions are based on a percentage of base salary plus a matching percentage of employee contributions. The base percentage and the matching percentage are subject to change from year to year at the discretion of the Board of Directors. Employer contributions for 1997 and 1996 amounted to $39,250 and $29,221, respectively.

10.      LIMITATION ON BANK DIVIDENDS

         The Company's principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. During 1998 the Bank could, without prior approval, declare dividends of approximately $2,704,000 plus the amount of 1998 net profits retained to the date of the dividend declaration.

11.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Cash Equivalents - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

11.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
           (CONTINUED)

         Investment Securities - For investment securities, fair values are based on quoted market prices or dealer quotes.

         Federal Home Loan Bank Stock - Federal Home Loan Bank stock carrying value is equivalent to fair value since it can only be purchased or sold at the FHLB carrying value.

         Loans - Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Deposit Liabilities - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

         Securities Sold Under Agreements to Repurchase - For short-term instruments, the carrying amount is a reasonable estimate of fair value. For long-term instruments, the rates are variable and reprice frequently enough to approximate fair value.

         Federal Home Loan Bank Advances - Rates currently available to the Company for advances with similar terms and remaining maturities are used to estimate fair value of existing debt.

         Commitments to Extend Credit and Standby Letters of Credit - Commitments to extend credit and standby letters of credit represent agreements to lend to a customer at the market rate when the loan is extended, thus the commitments and letters of credit are not considered to have a fair value.

         The fair values of the Company's financial instruments at December 31, 1997 and 1996 are as follows:


                                                           1997                                  1996
                                               Carrying             Fair           Carrying              Fair
                                                Amount              Value           Amount               Value
Financial assets:
   Cash and cash equivalents             $      12,063,502   $    12,063,502    $     8,395,878   $       8,395,878
   Investment securities                        26,489,616        26,763,383         28,724,789          29,227,273
   Loans                                        98,337,363        98,216,366         84,502,728          84,392,439
   Less: allowance for loan losses              (1,831,832)       (1,831,832)        (1,726,457)         (1,726,457)
   Federal Home Loan Bank stock                    413,300           413,300            385,100             385,100
                                         -----------------   ---------------    ---------------   -----------------
                                         $     135,471,949   $   135,624,719    $   120,282,038   $     120,674,233

11.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
         (CONTINUED)


                                                          1997                                  1996
                                              Carrying              Fair             Carrying             Fair
                                               Amount              Value              Amount             Value
Financial liabilities:
   Deposits                              $    (123,548,208)   $  (124,003,668)  $   (109,354,800)  $  (109,602,667)
   Securities sold under agreements
     to repurchase                              (2,000,000)        (2,000,000)        (3,712,000)       (3,712,000)
   Advances from Federal Home
     Loan Bank                                  (1,915,504)        (1,911,626)          (750,587)         (729,063)
                                         -----------------    ---------------   ----------------  ----------------
                                         $    (127,463,712)   $  (127,915,294)  $   (113,817,387) $   (114,043,730)


12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and commitments to extend credit in the form of unused lines of credit. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         At December 31, 1997 and 1996, the Bank had the following financial instruments whose approximate contract amounts represent credit risk:


                                                                                      1997               1996
         Standby letters of credit                                              $     247,000      $     182,000

         Commitments to extend credit                                           $  12,860,000      $  14,563,000


         Standby letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a third party. The credit risk involved in issuing these letters of credit is essentially the same as the risk involved in extending loans to customers. Collateral held varies but primarily includes certificates of deposit and real estate. Some letters of credit are unsecured.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Collateral held varies but may include real estate, inventory, equipment and certificates of deposit.

13.      CONCENTRATION OF CREDIT RISK

         The Bank grants residential, commercial and consumer related loans to customers primarily located in Clark and adjoining counties in Kentucky. Although the Bank has a diverse loan portfolio, a substantial portion of its debtors' ability to perform is somewhat dependent on the agriculture industry and other economic conditions of the counties in which it operates.

14.      REGULATORY MATTERS

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There have been no conditions or events since that notification that management believes have changed the institution's category.

         The Company's and the Bank's actual amounts and ratios are presented in the table below:


                                                                                                      To Be Well
                                                                                                      Capitalized
                                                                                                     Under Prompt
                                                                             For Capital              Corrective
                                                      Actual              Adequacy Purposes        Action Provisions
                                                 Amount        Ratio       Amount      Ratio       Amount       Ratio
Consolidated as of December 31, 1997:
 Total Capital (to Risk Weighted Assets)     $  12,439,000     13.06%   $  7,622,000   8.00%    $  9,528,000    10.00%
 Tier I Capital (to Risk Weighted Assets)       11,248,000     11.81       3,811,000   4.00        5,717,000     6.00
 Tier I Capital (to Average Assets)             11,248,000      8.03       5,604,000   4.00        7,005,000     5.00


                                                                                                      To Be Well
                                                                                                      Capitalized
                                                                                                     Under Prompt
                                                                             For Capital              Corrective
                                                      Actual              Adequacy Purposes        Action Provisions
                                                 Amount        Ratio       Amount      Ratio       Amount       Ratio
Bank Only as of December 31, 1997:
 Total Capital (to Risk Weighted Assets)     $  11,816,000     12.40%   $  7,622,000   8.00%    $  9,528,000    10.00%
 Tier I Capital (to Risk Weighted Assets)       10,625,000     11.15       3,811,000   4.00        5,717,000     6.00
 Tier I Capital (to Average Assets)             10,625,000      7.58       5,604,000   4.00        7,005,000     5.00

Consolidated as of December 31, 1996:
 Total Capital (to Risk Weighted Assets)     $  10,580,000     13.33%   $  6,349,000   8.00%    $  7,936,000    10.00%
 Tier I Capital (to Risk Weighted Assets)        9,579,000     12.07       3,175,000   4.00        4,762,000     6.00
 Tier I Capital (to Average Assets)              9,579,000      7.82       4,896,000   4.00        6,120,000     5.00

Bank Only as of December 31, 1996:
 Total Capital (to Risk Weighted Assets)     $   9,882,000     12.45%   $  6,349,000   8.00%    $  7,936,000    10.00%
 Tier I Capital (to Risk Weighted Assets)        8,881,000     11.19       3,175,000   4.00        4,762,000     6.00
 Tier I Capital (to Average Assets)              8,881,000      7.26       4,896,000   4.00        6,120,000     5.00


15.      PARENT COMPANY FINANCIAL STATEMENTS

                            CONDENSED BALANCE SHEETS


                                                                                         December 31
                                                                                   1997                1996
        ASSETS
Cash                                                                         $          5,848    $         1,642
Investment in subsidiary                                                           13,795,292         12,213,502
Income taxes refundable                                                                14,199              5,329
                                                                             ----------------    ---------------

TOTAL ASSETS                                                                 $     13,815,339    $    12,220,473

       LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities                                                            $              0    $             0

Stockholders' Equity:
   Common stock                                                              $      4,845,000    $     4,845,000
   Retained earnings                                                                8,962,953          7,374,941
   Net unrealized gain on investment securities
     available for sale                                                                 7,386                532
                                                                             ----------------    ---------------
       Total stockholders' equity                                            $     13,815,339    $    12,220,473

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $     13,815,339    $    12,220,473

                         CONDENSED STATEMENTS OF INCOME


                                                                                     Year Ended December 31
                                                                                   1997                1996
INCOME FROM SUBSIDIARY:
   Dividend income                                                           $        415,000    $     1,190,500
   Equity in undistributed earnings                                                 1,574,936            789,467
                                                                             ----------------    ---------------
                                                                             $      1,989,936    $     1,979,967

EXPENSES:
   Interest expense                                                          $              0    $        21,078
   Directors' fees                                                                     18,900             13,300
   Other                                                                               21,894             10,806
                                                                             ----------------    ---------------
                                                                             $         40,794    $        45,184

Income before income taxes                                                   $      1,949,142    $     1,934,783
Income tax benefit                                                                    (13,870)           (15,329)
                                                                             ----------------    ---------------

NET INCOME                                                                   $      1,963,012    $      1,950,112


                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                      Year Ended December 31
                                                                                     1997                1996
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                $        1,963,012    $   1,950,112
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Equity in earnings of subsidiary                                              (1,574,936)        (789,467)
       Changes in other assets and other liabilities                                     (8,870)          (9,232)
                                                                             ------------------    -------------
         Net cash provided by operating activities                           $          379,206    $   1,151,413

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on note payable                                                  $                0    $    (615,000)
   Purchase of common stock                                                             (64,991)         (31,422)
   Issuance of common stock                                                              64,991           31,422
   Dividends paid                                                                      (375,000)        (562,485)
                                                                             ------------------    -------------
     Net cash used in financing activities                                   $         (375,000)   $  (1,177,485)

Net increase (decrease) in cash                                              $            4,206    $     (26,072)

Cash at beginning of year                                                                 1,642           27,714
                                                                             ------------------    -------------

CASH AT END OF YEAR                                                          $            5,848    $       1,642

16.      SUBSEQUENT EVENT

         The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S-Corporation effective for the tax year beginning January 1, 1998. In lieu of future corporate income taxes, the stockholders of the S-Corporation will be taxed on their proportionate share of the Company's taxable income.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                      PEOPLES BANCORP OF WINCHESTER, INC.,
                            A KENTUCKY CORPORATION,

                                      AND

                          AREA BANCSHARES CORPORATION,
                            A KENTUCKY CORPORATION,








                          DATED AS OF AUGUST 24, 1998.

                               TABLE OF CONTENTS

ARTICLE ONE     TERMS OF MERGER AND CLOSING.......................................................................6
        Section 1.01.      Merger.................................................................................6
        Section 1.02.      Merging Corporation....................................................................6
        Section 1.03.      Surviving Corporation..................................................................6
        Section 1.04.      Effect of Merger.......................................................................6
        Section 1.05.      Conversion of Company Common...........................................................6
        Section 1.06.      Share Adjustments......................................................................7
        Section 1.07.      Closing................................................................................7
        Section 1.08.      Exchange Procedures; Surrender of Certificates.........................................7
        Section 1.09.      Closing Date...........................................................................9
        Section 1.10.      Closing Deliveries.....................................................................9
        Section 1.11.      Disclosure Schedule; Standard.........................................................10

ARTICLE TWO     REPRESENTATIONS AND WARRANTIES OF COMPANY........................................................11
        Section 2.01.      Organization and Capital Stock........................................................11
        Section 2.02.      Authorization; No Defaults............................................................12
        Section 2.03.      Subsidiaries..........................................................................13
        Section 2.04.      Financial Information.................................................................13
        Section 2.05.      Absence of Changes....................................................................14
        Section 2.06.      Regulatory Enforcement Matters........................................................14
        Section 2.07.      Tax Matters...........................................................................14
        Section 2.08.      Litigation and Related Matters........................................................15
        Section 2.09.      Employment Agreements.................................................................15
        Section 2.10.      Reports...............................................................................15
        Section 2.11.      Loan Portfolio........................................................................16
        Section 2.12.      Investment Portfolio..................................................................16
        Section 2.13.      Interest Rate Risk Management Instruments.............................................16
        Section 2.14.      Employee Matters and ERISA............................................................17
        Section 2.15.      Title to Properties; Insurance........................................................21
        Section 2.16.      Environmental Matters.................................................................22
        Section 2.17.      Compliance with Law...................................................................22
        Section 2.18.      Brokerage.............................................................................22
        Section 2.19.      Interim Events........................................................................22
        Section 2.20.      Non-Banking Activities of Company and Subsidiaries....................................23
        Section 2.21.      Trust Administration..................................................................23
        Section 2.22.      Pooling of Interests; Tax-Free Reorganization; Regulatory Approval....................23
        Section 2.23.      Properties, Contracts and Other Agreements............................................23
        Section 2.24.      No Undisclosed Liabilities............................................................24
        Section 2.25.      Statements True and Correct...........................................................25
        Section 2.26.      State Takeover Laws...................................................................25
        Section 2.27.      Fair Lending; Community Reinvestment Act..............................................25
        Section 2.28.      Assets Necessary to Company's Business................................................25
        Section 2.29.      Year 2000.............................................................................25


ARTICLE THREE     REPRESENTATIONS AND WARRANTIES OF AREA.........................................................26
        Section 3.01.      Organization and Capital Stock........................................................26
        Section 3.02.      Authorization.........................................................................26
        Section 3.03.      Subsidiaries..........................................................................27
        Section 3.04.      Financial Information.................................................................27
        Section 3.05.      Absence of Changes....................................................................27
        Section 3.06.      Litigation............................................................................27
        Section 3.07.      Reports...............................................................................27
        Section 3.08.      Compliance With Law...................................................................28
        Section 3.09.      Pooling of Interests; Tax-Free Reorganization; Regulatory Approval....................28
        Section 3.10.      Statements True and Correct...........................................................28
        Section 3.11.      Year 2000.............................................................................28
        Section 3.12.      Brokers' or Finders' Fees.............................................................28
        Section 3.13.      Regulatory Enforcement Matters........................................................28

ARTICLE FOUR     AGREEMENTS OF COMPANY...........................................................................29
        Section 4.01.      Business in Ordinary Course...........................................................29
        Section 4.02.      Breaches..............................................................................32
        Section 4.03.      Submission to Shareholders............................................................32
        Section 4.04.      Consents to Contracts and Leases......................................................33
        Section 4.05.      Consummation of Agreement.............................................................33
        Section 4.06.      Restriction on Resales................................................................33
        Section 4.07.      Access to Information.................................................................33
        Section 4.08.      Reports...............................................................................34

ARTICLE FIVE     AGREEMENTS OF AREA..............................................................................34
        Section 5.01.      Regulatory Approvals and Registration Statement.......................................34
        Section 5.02.      Breaches..............................................................................35
        Section 5.03.      Consummation of Agreement.............................................................35
        Section 5.04.      Directors and Officers' Liability Insurance and Indemnification.......................35
        Section 5.05.      Employee Benefits.....................................................................36
        Section 5.06.      Access to Information.................................................................37
        Section 5.07.      Conduct of Business...................................................................37
        Section 5.08.      First Meeting of Board of Directors...................................................38

ARTICLE SIX     CONDITIONS PRECEDENT TO MERGER...................................................................38
        Section 6.01.      Conditions to AREA's Obligations......................................................38
        Section 6.02.      Conditions to Company's Obligations...................................................39

ARTICLE SEVEN     TERMINATION OR ABANDONMENT.....................................................................41
        Section 7.01.      Mutual Agreement......................................................................41
        Section 7.02.      Breach of Agreements..................................................................41
        Section 7.03.      Failure of Conditions.................................................................41
        Section 7.04.      Regulatory Approval Denial; Burdensome Condition......................................41
        Section 7.05.      Shareholder Approval/Denial; Withdrawal/Modification of Board
                           Recommendation........................................................................41
        Section 7.06.      Regulatory Enforcement Matters........................................................42


        Section 7.07.      Fall-Apart Date.......................................................................42
        Section 7.08.      Possible Purchase Price Adjustment....................................................42
        Section 7.09.      Termination Fee.......................................................................43

ARTICLE EIGHT     GENERAL........................................................................................44
        Section 8.01.      Confidential Information..............................................................44
        Section 8.02.      Publicity.............................................................................44
        Section 8.03.      Return of Documents...................................................................44
        Section 8.04.      Notices...............................................................................44
        Section 8.05.      Liabilities and Expenses..............................................................45
        Section 8.06.      Nonsurvival of Representations, Warranties and Agreements.............................46
        Section 8.07.      Entire Agreement......................................................................46
        Section 8.08.      Headings and Captions.................................................................46
        Section 8.09.      Waiver, Amendment or Modification.....................................................46
        Section 8.10.      Rules of Construction.................................................................46
        Section 8.11.      Counterparts..........................................................................46
        Section 8.12.      Successors and Assigns................................................................47
        Section 8.13.      Severability..........................................................................47
        Section 8.14.      Governing Law; Assignment.............................................................47
        Section 8.15.      Enforcement of Agreement..............................................................47

EXHIBIT 4.07     AFFILIATE LETTER................................................................................49

EXHIBIT 6.01     CLAIMS LETTER...................................................................................52

                          AGREEMENT AND PLAN OF MERGER


This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of August 24, 1998, by and between PEOPLES BANCORP OF WINCHESTER, INC., a Kentucky corporation ("COMPANY"), and AREA BANCSHARES CORPORATION, a Kentucky corporation ("AREA").

                                    RECITALS


A. The Board of Directors of AREA and Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which Company shall, subject to the terms and conditions set forth herein, merge with and into AREA (the "Merger").

B. The Boards of Directors of AREA and Company have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals.

C. For federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as such, shareholders of Company will receive certain federal income tax tax-deferral benefits with respect to shares of AREA received in the Merger. This Agreement shall constitute a "plan of reorganization" for purposes of the Code.

D. For accounting purposes, it is intended that the Merger shall be accounted for under the "pooling of interests" method of accounting.

E. AREA and Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

F. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, AREA and Company hereby agree as follows:

                                  ARTICLE ONE

                          TERMS OF MERGER AND CLOSING


SECTION 1.01. MERGER. Pursuant to the terms and provisions set forth herein and the Kentucky Business Corporation Act (the "KBCA"), Company shall merge with and into AREA.

SECTION 1.02. MERGING CORPORATION. Company shall be the merging corporation under the Merger and its corporate identity and existence, separate and apart from AREA, shall cease on consummation of the Merger.

SECTION 1.03. SURVIVING CORPORATION. AREA shall be the surviving corporation in the Merger. No changes in the Articles of Incorporation of AREA shall be effected by the Merger.

SECTION 1.04. EFFECT OF MERGER. The Merger shall have all of the effects provided for herein and the KBCA.

SECTION 1.05.     CONVERSION OF COMPANY COMMON.

         (a) At the Effective Time (as defined in Section 1.09 hereof), by virtue of the Merger and without any action on the part of AREA, Company or their respective shareholders, each share of common stock, no par value per share, of Company (the "Company Common") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common held in the treasury of Company or by Subsidiary Bank, as defined hereinafter) shall be converted into the right to receive
                  17.333333 shares (the "Conversion Ratio") of common stock of AREA, no par value (the "AREA Common"). The Conversion Ratio shall be subject to adjustment as set forth in Sections 1.06 and 7.09 hereof.

         (b) The shares of AREA Common to be issued pursuant to Section 1.05(a), together with any cash payment in lieu of fractional shares, as provided below in this Section 1.05(b), is referred to herein as the "Merger Consideration." No fractional shares of AREA Common shall be issued and, in lieu thereof, holders of shares of Company Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Company Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of AREA Common as reported in The Wall Street Journal (Midwest Edition) on the trading day immediately preceding the date on which the Effective Time occurs.

         (c) At the Effective Time, all of the shares of Company Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective

                  Time represented outstanding shares of Company Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.08 hereof.

         (d) At the Effective Time, each share of Company Common, if any, held in the treasury of Company or by Subsidiary Bank, as defined hereinafter (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by Company or Subsidiary Bank in respect to a debt previously contracted) immediately prior to the Effective Time shall be canceled.

         (e) Each share of AREA Common outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

SECTION 1.06. SHARE ADJUSTMENTS. If between the date hereof and the Effective Time a share of AREA Common shall be changed into a different number of shares of AREA Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of AREA Common into which a share of Company Common shall be converted pursuant to Section 1.05(a) hereof shall be appropriately and proportionately adjusted so that each shareholder of Company shall be entitled to receive such number of shares of AREA Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time of the Merger. In the event that the number of shares of Company Common presented for exchange pursuant to Section 1.08 hereof or otherwise issued and outstanding at the Effective Time, shall be greater than the number of shares of Company Common represented in Section 2.01(b) hereof as being outstanding as of the date hereof, then the Conversion Ratio shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable, shares of Company Common.

SECTION 1.07. CLOSING. The closing of the Merger (the "Closing") shall take place at a location mutually agreeable to the parties at 10:00 a.m., Central Time, on the Closing Date described in Section 1.09 hereof.

SECTION 1.08.     EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.

         (a) UMB Bank shall act as Exchange Agent in the Merger (the "Exchange Agent").

         (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as AREA may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         (c) Notwithstanding anything to the contrary contained herein, no Merger Consideration shall be delivered to a person who is an "affiliate" (as such term is used in Section 4.07 hereof) of Company unless such "affiliate" shall have theretofore executed and delivered to AREA the agreement referred to in
                  Section 4.07 hereof.

         (d) No dividends that are otherwise payable on shares of AREA Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of AREA Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of AREA Common shall be issued any dividends which shall have become payable with respect to such shares of AREA Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

         (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by AREA in its reasonable discretion, the posting by such person of a bond in such amount as AREA may determine is reasonably necessary against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant hereto.

         (f) At or after the Effective Time there shall be no transfers on the stock transfer books of Company of any shares of Company Common. If, after the Effective Time, Certificates are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in, and subject to the provisions of, this Section 1.08.

SECTION 1.09. CLOSING DATE. At AREA's election, the Closing shall take place on
(i) the last business day of, or (ii) the first business day of the month following, in each case, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Company and AREA may agree (the "Closing Date"). AREA shall designate and deliver to the Company notice of the Closing Date no later than ten (10) days prior to such designated Closing Date. The Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the Commonwealth of Kentucky (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

SECTION 1.10.     CLOSING DELIVERIES.

         (a)      At the Closing, Company shall deliver to AREA:

                  (i) a certified copy of the Articles of Incorporation and Bylaws of Company and Subsidiary Bank; and

                  (ii) a Certificate signed by an appropriate officer of Company stating that (A) each of the representations and warranties contained in Article Two hereof (subject to the standard in Section 1.11 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.01(b) hereof have been satisfied or waived as provided therein; and

                  (iii) a certified copy of the resolutions of Company's Board of Directors and shareholders as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and

                  (iv) Certificate of the Secretary of State of the Commonwealth of Kentucky, dated a recent date, stating that Company and Subsidiary Bank is in existence; and

                  (v) Articles of Merger executed by Company, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the Commonwealth of Kentucky in order to cause the Merger to become effective pursuant to the KBCA.

         (b)      At the Closing, AREA shall deliver to Company:

                  (i) a Certificate signed by an appropriate officer of AREA stating that (A) each of the representations and warranties contained in Article Three hereof (subject to the standard in Section 1.11 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) hereof (but excluding the approval of Company's shareholders) have been satisfied; and

                  (ii) a certified copy of the resolutions of AREA's Board of Directors as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

SECTION 1.11.     DISCLOSURE SCHEDULE; STANDARD.

         (a) Company has delivered to AREA a confidential schedule (the "Disclosure Schedule"), executed by both Company and AREA concurrently with the delivery and execution hereof, setting forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article Two hereof; provided, that
                  (i) no such item shall be required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section
                  1. 11(b) hereof, and (ii) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 1.11(b) hereof). Notwithstanding the foregoing, where a specific representation or warranty contained in Article Two hereof requires a list, itemization, summary or description of a certain item or items, such list, itemization, summary or description shall be provided without regard to the standard set forth in Section 1. 11(b) hereof, provided, however, that the omission of such a list, itemization, summary, or description of certain item or items shall be subject to the standard set forth in Section 1.11(b) for all other purposes hereunder.

         (b) No representation or warranty of Company contained in Article Two hereof or AREA contained in Article Three hereof shall be deemed untrue or incorrect, and Company and AREA, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Two hereof, in the case of

                  Company, or Article Three hereof, in the case of AREA, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. As used herein, the term "Material Adverse Effect" means, with respect to Company or AREA, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of Company and Subsidiary Bank taken as a whole, or AREA and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Company or AREA to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (C) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, and (D) changes in economic or other conditions affecting the banking industry generally.


                                  ARTICLE TWO

                   REPRESENTATIONS AND WARRANTIES OF COMPANY


Subject to Section 1.11 hereof and except as disclosed in the Disclosure Schedule, Company hereby makes the following representations and warranties:

SECTION 2.01.     ORGANIZATION AND CAPITAL STOCK.

         (a) Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "B.H.C.A."). True, complete and correct copies of the Articles of Incorporation and Bylaws of Company, as amended and as in effect on the date of this Agreement, are included as exhibits in the Disclosure Schedule.

         (b) The authorized capital stock of Company consists only of 75,000 shares of Company Common, of which 75,000 shares are issued and outstanding. All of the issued and outstanding shares of Company Common are duly and validly issued and outstanding and are fully paid and nonassessable and free of preemptive rights. None of the outstanding shares of Company Common has been issued in violation of any preemptive rights of the current or past shareholders of Company.

                  Each Certificate issued by Company in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Company only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Company against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.


         (c) Except as set forth in subsection 2.01(b) above, (i) there are no shares of capital stock or other equity securities of Company outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Company Common or other capital stock of Company or contracts, commitments, understandings or arrangements by which Company is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, and (ii) there are no outstanding stock appreciation, phantom stock or similar rights.

         (d) The minute books of Company accurately reflect all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors).

SECTION 2.02. AUTHORIZATION; NO DEFAULTS. Company's Board of Directors has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by Company of its obligations hereunder. Company's Board of Directors has directed that this Agreement (within the meaning of the KBCA) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of Company for approval at the Company Shareholders Meeting (as defined in Section 4.03 hereof), and, except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common and termination of the Amended and Restated Stockholder Agreement by written agreement of holders of 80% of the outstanding shares of Company Common (the "Stockholder Agreement"), no other corporate proceedings on the part of Company are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. Except for the Stockholder Agreement, nothing in the Articles of Incorporation or Bylaws of Company, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit Company from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms. Company and Subsidiary Bank are neither in default under nor in violation of any provision of their Articles of

Incorporation, Bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation. Holders of Company Common have dissenters' rights in connection with the Merger.

SECTION 2.03. SUBSIDIARIES. Peoples Commercial Bank ("Subsidiary Bank"), a Kentucky corporation and the sole subsidiary of the Company, is duly organized, and validly existing under the laws of Kentucky and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. The deposits of Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") in accordance with the Federal Deposit Insurance Act, as amended, up to applicable limits. The number of issued and outstanding shares of capital stock of the Subsidiary Bank is disclosed in Section 2.03 of the Disclosure Schedule, all of which shares are owned by Company free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, and, except for directors' qualifying shares, are nonassessable under applicable law. There are no options, warrants or rights outstanding to acquire any capital stock of Subsidiary Bank and no person or entity has any other right to purchase or acquire any unissued shares of Subsidiary Bank, nor does Subsidiary Bank have any obligation of any nature with respect to its unissued shares of stock. Neither Company nor Subsidiary Bank is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise. The Articles of Incorporation and Bylaws of Subsidiary Bank, as amended, copies of which were made available to AREA, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

SECTION 2.04. FINANCIAL INFORMATION. The (i) unaudited consolidated balance sheet of Company as of June 30, 1998, and related consolidated income statement for the six months ended June 30, 1998, as filed with the Federal Reserve Board and included in Section 2.04 of the Disclosure Schedule, (ii) the audited consolidated balance sheets of Company as of December 31, 1997, 1996 and 1995, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended December 31, 1997, together with the notes thereto, included in Section 2.04 of the Disclosure Schedule, and (iii) the year-end Reports of Condition and Reports of Income ("Call Reports") of Subsidiary Bank for 1997 and its quarterly Call Reports to date for 1998 as currently on file with the FDIC and included in
Section 2.04 of the Disclosure Schedule (together, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of the Subsidiary Bank) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated. The books and records of Company and Subsidiary Bank have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

SECTION 2.05. ABSENCE OF CHANGES. Since December 31, 1997, there has not been any change in the financial condition, the results of operations or the business of Company and Subsidiary Bank taken as a whole which would have a Material Adverse Effect on Company. Since the date of its most recent regulatory examination report, there has been no change in the financial condition, the results of operations or the business of the Subsidiary Bank which would have a Material Adverse Effect on the Subsidiary Bank, except as disclosed by Subsidiary Bank since the date of such most recent regulatory examination report in its quarterly Reports of Condition and Reports of Income filed with the FDIC.

SECTION 2.06. REGULATORY ENFORCEMENT MATTERS. Neither Company nor the Subsidiary Bank is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below in this Section 2.06) that currently restricts the conduct of its business or that relates to its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement'), nor has Company or the Subsidiary Bank been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Company or the Subsidiary Bank which would have a Material Adverse Effect on the Company or the Subsidiary Bank. As used herein, the term "Regulatory Agency" means any federal or state agency charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to Company or the Subsidiary Bank.

SECTION 2.07.     TAX MATTERS.

         (a) To the best of Company's knowledge each of Company and the Subsidiary Bank has filed with the appropriate governmental agencies all foreign, federal, state and local Tax (as defined below in this Section 2.07) returns, declarations, estimates, information returns, statements and reports (collectively, "Tax Returns") required to be filed by it. Neither Company nor Subsidiary Bank are (a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes or for the refund of Taxes previously paid. The income Tax Returns of Company and Subsidiary Bank have not been audited by the Internal Revenue Service (the "IRS") and comparable state agencies since at least 1987. The reserve for Taxes in the financial statements of Company for the year ended December 31, 1997, is adequate to cover all of the liabilities for Taxes of Company and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1997. As used herein, the term "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

         (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Company or Subsidiary Bank who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan (as defined in Section 2.14(c) hereof) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

         (c) Company has not been subject to any disallowance of a deduction under Section 162(m) of the Code nor does Company reasonably believe that such a disallowance is reasonably likely to be applicable for any tax year of Company ended on or before the Closing Date.

SECTION 2.08. LITIGATION AND RELATED MATTERS. Section 2.08 of the Disclosure Schedule describes all litigation, claims or other proceedings or investigations of any nature pending or, to the knowledge of Company, threatened, against Company or Subsidiary Bank, or of which the property of Company or Subsidiary Bank is or would be subject. There is no injunction, order, judgment, decree or regulatory restriction imposed upon Company or Subsidiary Bank, or the assets of Company or Subsidiary Bank. Company and Subsidiary Bank have continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of their size and business. There are no facts which would form the basis of a claim or claims under such bonds. Neither Company nor Subsidiary Bank has reason to believe that its respective fidelity coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Company's and Subsidiary Bank's past claim experience.

SECTION 2.09. EMPLOYMENT AGREEMENTS. Neither Company nor Subsidiary Bank is a party to or bound by any agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity which, by its terms, is not terminated by Company or Subsidiary Bank on thirty (30) days written notice or less without the payment of any amount by reason of such termination.

SECTION 2.10. REPORTS. Company and Subsidiary Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state securities authorities, and (iv) any other Regulatory Agency with jurisdiction over Company or Subsidiary Bank, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 2.11. LOAN PORTFOLIO. (i) All loans and discounts shown on the Company Financial Statements or which were entered into after the date of the most recent balance sheet included in the Company Financial Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Company and Subsidiary Bank, in accordance with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity, (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and shall be, enforceable, valid, true and genuine and what they purport to be, and (iii) Company and Subsidiary Bank have complied and shall prior to the Closing Date comply with all laws and regulations relating to such loans.

SECTION 2.12. INVESTMENT PORTFOLIO. All investment securities held by Company or Subsidiary Bank, as reflected in the consolidated balance sheets of Company included in the Company Financial Statements, are carried in accordance with generally accepted accounting principles, specifically including but not limited to FAS 115.

SECTION 2.13. INTEREST RATE RISK MANAGEMENT INSTRUMENTS. Section 2.13 of the Disclosure Schedule describes all interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of Company or its subsidiaries or for the account of a customer of Company or one of its subsidiaries. All such arrangements and agreements disclosed in Section 2.13 of the Disclosure Schedule were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its subsidiaries enforceable in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Company and each of its subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued; and, to Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

SECTION 2.14.     EMPLOYEE MATTERS AND ERISA.

         (a) Neither Company nor Subsidiary Bank has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Company or Subsidiary Bank and to the knowledge of Company there is no present effort nor existing proposal to attempt to unionize any group of employees of Company or Subsidiary Bank.

         (b)(i) Company and Subsidiary Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Company nor Subsidiary Bank is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Company or any subsidiary pending or, to the knowledge of Company, threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Company, threatened against or directly affecting Company or any subsidiary, and
                  (iv) neither Company nor any subsidiary has experienced any work stoppage or other material labor difficulty during the past five (5) years.

         (c)      Definitions. For purposes of the remainder of this Section
                  2.14:

                  (i) Company Employee Plan. The term "Company Employee Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which the Company or any Company ERISA Affiliate (as hereinafter defined) provides benefits or compensation to or on behalf of present or former employees, directors or consultants of the Company or any Company ERISA Affiliate, whether formal or informal, whether or not written, including but not limited to the following:

                           (A)      Arrangements - any bonus, incentive
                                    compensation, stock option, deferred
                                    compensation, commission, severance pay, golden parachute, split dollar or other compensation plan or rabbi trust;

                           (B) ERISA Plans - any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

                           (C) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care or other fringe benefits plan, program, arrangement, contract or practice.

                  (ii) Company ERISA Affiliate. The term "Company ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 4.14(b),
                           (c), (m) or (o) of the Code.

         (d) Identification of Benefits Plans. Except for Company Employee Plans which have been terminated and with respect to which neither the Company nor any Company ERISA Affiliate has any financial, administrative or other liability, obligation or responsibility, the Company does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any Company Employee Plan.

         (e) Compliance With All Statutes, Orders and Rules. The Company and each Company ERISA Affiliate is in material compliance with the requirements prescribed by and all statutes, orders and governmental rules and regulations applicable to the Company Employee Plans and all reports and disclosures relating to the Company Employee Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable laws.

         (f) MEPPA Liability/Post-Retirement Medical and Death Benefits. Neither the Company nor any Company ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA). The Company does not maintain, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan which provides post-retirement medical, health or death benefits with respect to present or former employees of the Company, other than those required by law to be provided.

         (g) Documentation. The Company has made available to Area a true and complete copy of the following documents, if applicable, with respect to each Company Employee Plan identified on the Disclosure Schedule: (1) all documents, including any insurance contracts and trust agreements, setting forth the terms of the Company Employee Plan, or if there are no such documents evidencing the Company Employee Plan, a full description of the Company Employee Plan, (2) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Company Employee Plan, (3) the annual reports filed for the most recent three plan years and most recent financial statements or periodic accounting or related plan assets with respect to each Company Employee Plan, (4) each favorable determination letter, opinion or ruling from the IRS for each Company Employee Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax, including any outstanding request for a determination letter, (5) each opinion or ruling from the Department of Labor with respect to such Company Employee Plans, (6) contracts relating to each Company Employee Plan, and (7) lists of all participants for each Company Employee Plan.

         (h) Qualified Status. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code funded through a trust or insurance contract (the "Subsection (h) Plans") has at all times satisfied in all material respects, by its terms and in its operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code. Neither the Company nor any Company ERISA Affiliate maintains a Company Employee Plan which meets or was intended to meet the requirements of
                  Section 401(a) of the Code. Any determination letter issued by the IRS to the effect that the Subsection (h) Plans qualify under Section 401(a) of the Code and that the related trust is exempt from taxation under Section 501 (a) of the Code remains in effect and has not been revoked. The Subsection (h) Plans currently comply in form with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations and rulings for which amendments are not yet required. The Subsection (h) Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case such plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Section 401(a) of the Code. To the extent applicable, each Subsection (h) Plan has been tested for compliance with, and has satisfied the requirements of, Section 401(k)(3) and 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

         (i) Legal Actions. There are no actions, audits, suits or claims known to the Company which are pending or threatened against any Company Employee Plan, any fiduciary of any of the Company Employee Plans with respect to the Company Employee Plans or against the assets of any of the Company Employee Plans, except claims for benefits made in the ordinary course of the operation of such plans.

         (j) Funding. The Company and each Company ERISA Affiliate has made fully and timely payment of all amounts required to be contributed under the terms of each Company Employee Plan and applicable law or required to be paid as expenses, including premium payments, under such Company Employee Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Employee Plan. The assets of all Company Employee Plans which are required under applicable laws and other governmental guidance to be held in trust are in fact held in trust, and the assets of each such Company Employee Plan equal or exceed the liabilities of each such plan. The liabilities of each other Company Employee Plan are properly and accurately reported on the financial statements and records of the Company in accordance with generally accepted accounting principles. The assets of each Company Employee Plan are reported at their fair market value on the books and records of each plan.

         (k) Liabilities. Neither the Company nor any Company ERISA Affiliate is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of the Company's or any Company ERISA Affiliate's engaging in a prohibited transaction under ERISA or the Code, and the Company has no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result or a breach of fiduciary duty under ERISA.

         (l) COBRA/HIPAA. The Company and each Company ERISA Affiliate have complied with the continuation coverage requirements of
                  Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608, and with the portability, access and renewability provisions of Section K, Chapter 100 of the Code and Section 701 et seq. of ERISA.

         (m) Defined Benefit Plans/Money Purchase Plans. Neither the Company nor any Company ERISA Affiliate maintains or contributes or has maintained or contributed to an "employee benefit pension plan" within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

         (n) Termination. Any Company Employee Plan can be terminated prospectively at any time without material liability to the Company, any ERISA Affiliate or Area, including, without limitation, any additional contributions, penalties, premiums, fees or any other charges as a result of the termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the financial statements of the appropriate party.

         (o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events) would (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Company or any of its affiliates from Company or any of its affiliates under any Company Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

SECTION 2.15. TITLE TO PROPERTIES; INSURANCE. (i) Company and Subsidiary Bank have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Company Financial Statements and easements, rights-of-way, and further excepting in the case of Other Real Estate Owned (as such real estate is internally classified on the books of Company or its subsidiaries) rights of redemption under applicable law)) to all of their real properties, (ii) all leasehold interests for real property and personal property used by Company and Subsidiary Bank in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Company, threatened with respect to such properties, (iv) Company and Subsidiary Bank have valid title or other ownership rights under licenses to all intangible personal or intellectual property necessary to conduct the business and operations of Company and Subsidiary Bank as presently conducted, free and clear of any claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property, (v) all insurable properties owned or held by Company and Subsidiary Bank are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by Company or Subsidiary Bank under such policies, and
(vi) all tangible properties used in the businesses of Company and Subsidiary Bank are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices. Section 2.15 of the Disclosure Schedule sets forth, for each policy of insurance maintained by Company and Subsidiary Bank, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

SECTION 2.16.     ENVIRONMENTAL MATTERS.

         (a) As used herein, the term "Environmental Laws" shall mean any local, state and federal environmental, health and safety laws, regulations, rules, decisions, decrees and common law in any jurisdiction in which Company and Subsidiary Bank have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act, as any of the foregoing now exists or may be changed or come into effect in the future.

         (b) Neither the conduct nor operation of Company or Subsidiary Bank nor any condition of any property presently or previously owned, leased or operated by either of them violates or violated or, to the knowledge of Company, may violate, Environmental Laws and no condition has existed or event has occurred with respect to either of them or any such property that, with notice or the passage of time, or both, would constitute or, to the knowledge of Company, may constitute, a violation of Environmental Laws or obligate (or potentially obligate) Company or Subsidiary Bank to remedy, investigate, cleanup or otherwise alter or assess the environmental condition of any such property. Neither Company nor Subsidiary Bank has received any notice or other communication from any person or entity that Company or Subsidiary Bank or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, petroleum, solid waste or hazardous or toxic wastes, substances of materials at, on or beneath any such property and, to the best knowledge of Company, Company and Subsidiary Bank and the operation and condition of any property ever owned, leased or operated by either of them are not and were not in violation of any Environmental Laws and none of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, petroleum, solid waste or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

SECTION 2.17. COMPLIANCE WITH LAW. Company and Subsidiary Bank have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in material compliance with all applicable laws and regulations.

SECTION 2.18. BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Company or its subsidiaries.

SECTION 2.19. INTERIM EVENTS. Since December 31, 1997, neither Company nor its subsidiaries has paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date hereof would require the prior written consent of AREA pursuant to Section 4.01(b) hereof.

SECTION 2.20. NON-BANKING ACTIVITIES OF COMPANY AND SUBSIDIARIES. Company does not, directly or indirectly, engage in any activity prohibited by the Federal Reserve Board or the B.H.C.A. or which is not listed at 12 C.F.R. 225.25. Without limiting the generality of the foregoing, any equity investment of Company and each of its subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation, is not prohibited by the Federal Reserve Board or the B.H.C.A.

SECTION 2.21. TRUST ADMINISTRATION. The Subsidiary Bank has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the best knowledge of Company, neither Company nor Subsidiary Bank, nor any director, officer or employee of Company or Subsidiary Bank acting on behalf of Company or Subsidiary Bank, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Agency pending, or to the best knowledge of Company, threatened, against or affecting Company or Subsidiary Bank relating to the compliance by Company or Subsidiary Bank with sound fiduciary principles and applicable regulations.

SECTION 2.22. POOLING OF INTERESTS; TAX-FREE REORGANIZATION; REGULATORY APPROVAL. As of the date of this Agreement, Company has no reason to believe that the Merger shall not (i) qualify as a "pooling of interests" for accounting purposes under APB16; (ii) qualify as a "reorganization" within the meaning of Section 368(a) of the Code; or (iii) receive the approvals from applicable governmental authorities.

SECTION 2.23. PROPERTIES, CONTRACTS AND OTHER AGREEMENTS. Section 2.23 of the Disclosure Schedule lists or describes the following (and copies of each document, plan or contract listed and described in Section 2.23 of the Disclosure Schedule are appended to such Schedule and included in the Disclosure Schedule):

         (a) Each parcel of real property owned by Company or its subsidiaries and the principal buildings and structures located thereon; and

         (b) Each lease of real property to which Company or its subsidiaries is a party, identifying the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered; and

         (c) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Company or Subsidiary Bank; and

         (d) Each guaranty by Company or Subsidiary Bank of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by a Subsidiary Bank in the ordinary course of its business) or any warranty or indemnification agreement; and

         (e) Each agreement between Company or Subsidiary Bank and any present or former officer, director or shareholder of Company or Subsidiary Bank (except for deposit or loan agreements entered into in the ordinary course of a Subsidiary Bank's business); and

         (f) Each lease or license with respect to personal property involving Company or Subsidiary Bank, whether as lessee or lessor or licensee or licensor, with annual rental or other payments due thereunder in excess of $10,000; and

         (g) The name and annual salary as of August 1, 1998, of each director or employee of Company and Subsidiary Bank and any employment agreement or arrangement with respect to each such person; and

         (h) Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of Company or Subsidiary Bank not referred to elsewhere in this Section 2.23 which (i) involves payment by Company or Subsidiary Bank (other than as disbursement of loan proceeds to customers) of more than $15,000, (ii) involves payments based on profits of Company or Subsidiary Bank, (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes, or (iv) were not made in the ordinary course of business.

SECTION 2.24. NO UNDISCLOSED LIABILITIES. Company and Subsidiary Bank do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Company or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Company Financial Statements, (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Company and Subsidiary Bank since the date of the June 30, 1998 balance sheet included in the Company Financial Statements, and (iii) as may be specifically disclosed in Section 2.24 of the Disclosure Schedule.

SECTION 2.25. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Company or Subsidiary Bank for inclusion in (i) the Registration Statement (as defined in Section 4.05 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof), and (iii) any other documents to be filed with the Securities and Exchange Commission (the "SEC") or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Company and at the time of the Company Shareholders Meeting (as defined in Section 4.03 hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Company shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

SECTION 2.26. STATE TAKEOVER LAWS. The Board of Directors of Company has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated by this Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of the Commonwealth of Kentucky.

SECTION 2.27. FAIR LENDING; COMMUNITY REINVESTMENT ACT. With the exception of routine investigation of consumer complaints, neither Company nor Subsidiary Bank has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Each of Company's depository institution subsidiaries received a Community Reinvestment Act ("CRA") rating of "Outstanding" or "Satisfactory" in its most recent CRA examination.

SECTION 2.28. ASSETS NECESSARY TO COMPANY'S BUSINESS. The assets of Company and Subsidiary Bank constitute all of the assets used or employed by Company and Subsidiary Bank, directly or indirectly, in their business as heretofore conducted and there are no other assets, whether real or personal, tangible or intangible, choate or inchoate, which are necessary to conduct the business and operations of Company and Subsidiary Bank as heretofore conducted.

SECTION 2.29. YEAR 2000. Company has disclosed to AREA a complete and accurate copy of Company's plan, including an estimate of the anticipated associated costs, for implementing modifications to Company's hardware, software, and computer systems, chips and microprocessors, to insure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Company shall continue its efforts to implement such plan.

                                 ARTICLE THREE

                     REPRESENTATIONS AND WARRANTIES OF AREA


Subject to Section 1.11 hereof, AREA hereby makes the following representations and warranties:

SECTION 3.01.     ORGANIZATION AND CAPITAL STOCK.

         (a) AREA is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Kentucky with full corporate power and authority to carry on its business as it is now being conducted. AREA is a bank holding company registered with the Federal Reserve Board under the B.H.C.A.

         (b) The authorized capital stock of AREA consists of (i) 50,000,000 shares of AREA Common, of which, as of the date hereof, approximately 15,642,416 shares are issued and outstanding, and (ii) 500,000 shares of preferred stock, of which none is issued and outstanding. All of the issued and outstanding shares of AREA Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights.

         (c) The shares of AREA Common that are to be issued to the shareholders of Company pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

SECTION 3.02. AUTHORIZATION. The Board of Directors of AREA has approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by AREA of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of AREA, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which AREA or any of its subsidiaries are bound or subject would prohibit or inhibit AREA from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by AREA and constitutes a legal, valid and binding obligation of AREA, enforceable against AREA in accordance with its terms and, except for the approval of the Board of Directors of AREA, no other corporate acts or proceedings are required to be taken by AREA to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board and the Kentucky Department of Financial Institutions, no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by AREA.

SECTION 3.03. SUBSIDIARIES. Each of AREA's significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

SECTION 3.04. FINANCIAL INFORMATION. The consolidated balance sheets of AREA and its subsidiaries as of December 31, 1997 and 1996, and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1997, together with the notes thereto included in AREA's Annual Report on Form 10-K for the year ended December 31, 1997, as currently on file with the SEC, and the unaudited consolidated balance sheets of AREA and its subsidiaries as of March 31, 1998, and June 30, 1998, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) months and six
(6) months, respectively, then ended included in AREA's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the SEC (together, the "AREA Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of AREA and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). AREA has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by AREA with the SEC since December 31, 1996.

SECTION 3.05. ABSENCE OF CHANGES. Since December 31, 1997, there has not been any change in the financial condition, the results of operations or the business of AREA and its subsidiaries which would have a Material Adverse Effect on AREA, except as disclosed by AREA since December 31, 1997 in its periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

SECTION 3.06. LITIGATION. There is no litigation, claim or other proceeding pending or, to the knowledge of AREA, threatened, against AREA or any of its subsidiaries, or of which the property of AREA or any of its subsidiaries is or would be subject which would have a Material Adverse Effect on AREA. There is no injunction, order, judgment, decree or regulatory restriction imposed upon AREA or any of its subsidiaries or the assets of AREA or any of its subsidiaries.

SECTION 3.07. REPORTS. AREA and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC,
(ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency (the "O.C.C."), (iv) the FDIC, (v) the Nasdaq Stock Market ("Nasdaq"), and (vi) any other Regulatory Agency with jurisdiction over AREA or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.08. COMPLIANCE WITH LAW. AREA and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

SECTION 3.09. POOLING OF INTERESTS; TAX-FREE REORGANIZATION; REGULATORY APPROVAL. As of the date of this Agreement, AREA has no reason to believe that the Merger shall not (i) qualify as a "pooling of interests" for accounting purposes under APB16; (ii) qualify as a "reorganization" within the meaning of
Section 368(a) of the Code; or (iii) receive the approvals from applicable governmental authorities.

SECTION 3.10. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by AREA for inclusion in (i) the Registration Statement, (ii) the Proxy Statement/Prospectus, and (iii) any other documents to be filed with the SEC, the Nasdaq or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that AREA shall be responsible for filing with the SEC, the Nasdaq or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

SECTION 3.11. YEAR 2000. AREA has disclosed to Company a complete and accurate copy of AREA's plan, including an estimate of the anticipated associated costs, for implementing modifications to AREA's hardware, software, and computer systems, chips and microprocessors, to insure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, AREA shall continue its efforts to implement such plan.

SECTION 3.12. BROKERS' OR FINDERS' FEES. No agent, broker or other person acting on behalf of AREA or under its authority is, or shall be, entitled to any commission, broker's or finder's fee from AREA or its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

SECTION 3.13. REGULATORY ENFORCEMENT MATTERS. Neither AREA nor any of its significant subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any Regulatory Agreement, nor has AREA or any of its significant subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting the Regulatory Agreement. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of AREA or its significant subsidiaries which would have a Material Adverse Effect on AREA or its significant subsidiaries.


                                  ARTICLE FOUR

                             AGREEMENTS OF COMPANY


SECTION 4.01.     BUSINESS IN ORDINARY COURSE.

         (a) Company shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof, except that (i) Company may declare and pay its regular quarterly distributions on the Company Common not to exceed $2.50 per share at approximately the same times during each quarter which it has historically declared and paid such dividends, provided, however, that Company and AREA shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the Company shareholders shall receive a quarterly dividend from either Company or AREA but not from both during or with respect to such quarter; and (ii) Company may declare and pay a distribution or distributions to the Company's shareholders on a quarterly basis equal to 39.6% of the Company's taxable income for all tax periods beginning after December 31, 1997 for the purpose of enabling Company shareholders to pay taxes on their proportionate share of the Company's income attributable to them by virtue of the Company's election to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended. In the event the Effective Time shall occur and the Company shall not yet have distributed to the Company shareholders any and all distributions required pursuant to subpart (ii) of the foregoing sentence, AREA shall cause such distributions to be made as promptly as possible following the Effective Time, and in any event on or before the required date for the making of the Company shareholders' next federal estimated tax payment or personal tax return, as the case may be; such distribution being made by AREA as the successor to the Company on account of the shareholder's ownership of Company stock, and not as a dividend on AREA Common that Company shareholders receive in connection with this Agreement.

         (b) Company shall, and shall cause Subsidiary Bank to, (i) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, (ii) use reasonable best effort to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (iii) by way of amplification and not limitation, Company and Subsidiary

                  Bank, without the prior written consent of AREA (which shall not be unreasonably withheld) except as otherwise provided or contemplated herein:

                  (i) issue any Company Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase Company Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of Company or Subsidiary Bank; or

                  (ii) directly or indirectly redeem, purchase or otherwise acquire any Company Common or any capital stock of Company or Subsidiary Bank; or

                  (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

                  (iv) change its Articles of Incorporation or Association, as the case may be, or Bylaws; or

                  (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Company Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

                  (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

                  (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, which is not (a) made for good, valuable and adequate consideration in the ordinary course of business,
                           (b) evidenced by notes or other forms of indebtedness which are true, genuine and what they purport to be, and (c) adequately reserved against in an amount sufficient in the opinion of management to provide for all charge-offs reasonably anticipated in the ordinary course of business; or

                  (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five (5) years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; or

                  (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

                  (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

                  (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

                  (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Company or Subsidiary Bank or any claims which Company or Subsidiary Bank may possess or waive any material rights with respect thereto; or

                  (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the, ordinary collection of indebtedness to Company and Subsidiary Bank; or

                  (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a report of a phase one environmental site assessment which indicates that the property has no on-site or off-site environmental concerns or conditions which might have an adverse impact of the subject property; provided, however, that Company and Subsidiary Bank shall not be required to obtain such a report with respect to single family, nonagricultural residential property of one acre or less to be foreclosed upon unless Company or Subsidiary Bank has information or reason to believe that there might be environmental concerns on or adjacent to such property; or

                  (xv) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on Company; or

                  (xvi) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $50,000 individually or $100,000 in the aggregate; or

                  (xvii) take, or cause to be taken, any action, whether before or after the Effective Time, which, in the good faith determination of Company after consultation with its advisors and/or AREA, would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of
                           Section 368(a) of the Code; or

                  (xviii) take any action which would adversely affect or delay the ability of either AREA or Company to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

         (c) Company and Subsidiary Bank shall not, without the prior written consent of AREA, engage in any transaction or take any action that would render untrue any of the representations and warranties of Company contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

         (d) Company shall promptly notify AREA in writing of the occurrence of any matter or event known to and directly involving Company, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Company.

         (e) Company and Subsidiary Bank shall not, and shall not authorize or permit any of their respective officers, directors, employees or agents to, on or before the earlier of the Closing Date or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or (subject to the fiduciary duties of its directors as advised by counsel) hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Company Common or other securities of Company or Subsidiary Bank. Company shall promptly (which for this purpose shall mean within twenty-four (24) hours) advise AREA of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

SECTION 4.02. BREACHES. Company shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to AREA and use its best efforts to prevent or promptly remedy the same.

SECTION 4.03. SUBMISSION TO SHAREHOLDERS. Company shall cause to be duly called and held, on a date mutually selected by AREA and Company, a special meeting of its shareholders (the "Company Shareholders Meeting") for submission of this Agreement and the Merger and the termination of the Stockholder Agreement for approval of such Company shareholders as required by the KBCA and the Stockholder Agreement. In connection with the Company Shareholders Meeting, (i) Company shall cooperate and assist AREA in preparing and filing a

Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the SEC and Company shall mail it to its shareholders, (ii) Company shall furnish AREA all information concerning itself that AREA may reasonably request in connection with such Proxy Statement/Prospectus, and (iii) the Board of Directors of Company (subject to compliance with its fiduciary duties as advised by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated by this Agreement and use its best efforts to obtain such shareholder approval.

SECTION 4.04. CONSENTS TO CONTRACTS AND LEASES. Company shall use its best efforts to obtain all necessary consents with respect to all interests of Company and Subsidiary Bank in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

SECTION 4.05. CONSUMMATION OF AGREEMENT. Company shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger and the other transactions contemplated hereby in accordance with the terms and provisions hereof and to effect the transition and integration of the business and operations of Company and Subsidiary Bank with the business and operations of AREA and its subsidiaries. Company shall furnish to AREA in a timely manner all information, data and documents in the possession of Company requested by AREA as may be required to obtain any necessary regulatory or other approvals of the Merger and to file with the SEC a registration statement on Form S-4 (the "Registration Statement") relating to the shares of AREA Common to be issued to the shareholders of Company pursuant to the Merger and this Agreement and shall otherwise cooperate fully with AREA to carry out the purpose and intent of this Agreement.

SECTION 4.06. RESTRICTION ON RESALES. Company shall deliver to AREA, at least five (5) days prior to the mailing of the Proxy Statement/Prospectus to the shareholders of Company in connection with the Company Shareholders Meeting, a list of each person who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), at the time the Proxy Statement/ Prospectus is mailed to the shareholders of Company. Company shall use its best efforts to obtain and deliver to AREA, at least thirty-one (3 1) days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.07 hereto, of each person named on the list referred to in the preceding sentence regarding compliance by such person with (i) the provisions of such Rule 145, and (ii) the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares (or reduction of risk with respect thereto) of Company Common during the thirty (30) days preceding the Closing Date, or AREA Common until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published.

SECTION 4.07. ACCESS TO INFORMATION. Company shall permit AREA reasonable access in a manner which shall avoid undue disruption or interference with Company's normal operations to its properties and shall disclose and make available to AREA all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), Company Employee Plans, and any other business activities or prospects in which AREA may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. AREA shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

SECTION 4.08. REPORTS. Company and Subsidiary Bank shall file all reports required to be filed by them with Regulatory Agencies between the date of this Agreement and the Effective Time and shall deliver to AREA copies of all non-confidential portions of such reports promptly after the same are filed.



                                  ARTICLE FIVE
                               AGREEMENTS OF AREA

SECTION 5.01.     REGULATORY APPROVALS AND REGISTRATION STATEMENT.

         (a) AREA shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board and the Kentucky Department of Financial Institutions. AREA shall keep Company reasonably informed as to the status of such applications and make available to Company, upon reasonable request by Company from time to time, copies of such applications and any supplementally filed materials.

         (b) AREA shall file with the SEC the Registration Statement relating to the shares of AREA Common to be issued to the shareholders of Company pursuant hereto, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of Company, at the time of the Company Shareholders Meeting and at the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. AREA shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. AREA shall promptly and properly prepare and file (i) any application required to list on the Nasdaq the shares of AREA Common to be issued pursuant to the Merger, and (ii) any filings required under the Exchange Act relating to the Merger and the transactions contemplated herein.

SECTION 5.02. BREACHES. AREA shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Company and use its best efforts to prevent or promptly remedy the same.

SECTION 5.03. CONSUMMATION OF AGREEMENT. AREA shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

SECTION 5.04. DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND INDEMNIFICATION.

         (a) For a period of three (3) years after the Effective Time, AREA shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that AREA may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall AREA be obligated to expend, in order to maintain or provide insurance coverage pursuant to this
                  Section 5.04(a), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, AREA shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, AREA may request Company to, and Company shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to AREA, extending for a period of three (3) years Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective
                  Time) and such coverage shall satisfy AREA's obligations under this Section 5.04(a).

         (b) For a period of six (6) years after the Effective Time, AREA shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Company and Subsidiary Bank (each, an "Indemnified Party") (including any person who becomes an officer, director, employee, or agent prior to the Effective Time) against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the KBCA or by Company's or Subsidiary Bank's Articles of Incorporation and/or Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

SECTION 5.05.     EMPLOYEE BENEFITS.

         (a) AREA shall, with respect to each employee of Company or Subsidiary Bank at the Effective Time who shall continue in employment with AREA (the surviving corporation in the Merger) or its subsidiaries after the Merger, including the Subsidiary Bank (each a "Continued Employee"), provide the benefits described in this Section 5.05. Each Continued Employee shall be entitled, as an employee of a subsidiary of AREA, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of AREA and its subsidiaries (the "AREA Employee Plans"), if and as the Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof, unless the Continued Employee is participating in a similar plan maintained by Company after the Effective Time. Continued Employees shall be eligible to participate on the same basis as similarly situated employees of AREA and its subsidiaries. All such participation shall be subject to such terms of such AREA Employee Plans as may be in effect from time to time and this Section 5.05 is not intended to give Continued Employees any rights or privileges superior to those of other employees of AREA's subsidiaries. AREA may terminate or modify all Company Employee Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified and AREA's obligation under this Section 5.05 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, AREA shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any AREA Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with Company and Subsidiary Bank.

         (b) Employees of Company and Subsidiary Bank shall become covered by AREA's welfare benefit plans at such time(s) as shall be determined by AREA in its reasonable discretion. Until such time as the employees of Company and Subsidiary Bank become covered by the AREA welfare benefit plans, employees of Subsidiary Bank shall remain covered by the welfare benefit plans of Company and Subsidiary Bank, subject to the terms of such plans as in effect prior to the Effective Time. Notwithstanding the foregoing, AREA shall cause Company's
                  Section 125 Plan to be maintained at least until December 31, 1998.

         (c) If and when AREA's welfare benefit plans are made available to Continued Employees (and their eligible dependents), any pre-existing condition limitations under each AREA group health plan (within the meaning of Section 5000(b)(1) of the Code) will be waived as to those eligible Continued Employees (and their eligible dependents) who, at the time of the conversion, were unaffected by any pre-existing condition limitations under the corresponding Company Employee Plan (and will be credited for deductibles and co-pays if participation begins mid-calendar or plan year, as appropriate).

SECTION 5.06. ACCESS TO INFORMATION. AREA shall permit Company reasonable access in a manner which shall avoid undue disruption or interference with AREA's normal operations to its properties and shall disclose and make available to Company all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Company may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Company shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

SECTION 5.07.  CONDUCT OF BUSINESS.

         (a) AREA and each of its subsidiaries shall not, without the prior written consent of Company (which shall not be unreasonably withheld) except as otherwise provided or contemplated herein:

                  (i) take, or cause to be taken, any action, whether before or after the Effective Time, which, in the good faith determination of AREA after consultation with its advisors and/or Company, would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

                  (ii) take any action which would adversely affect or delay the ability of either Company or AREA to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

         (b) AREA shall promptly notify Company in writing of the occurrence of any matter or event known to and directly involving AREA, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on AREA.

SECTION 5.08. FIRST MEETING OF BOARD OF DIRECTORS. AREA and its Board of Directors shall take such action as necessary to nominate Ralph L. Oliver and to cause Mr. Oliver to be elected from time to time after the Effective Time, as a member of the Board of Directors of AREA. Should Mr. Oliver refuse or be unable to serve as a director of AREA after the Effective Time, after consultation with the now existing members of Company's Board of Directors, AREA shall cause another of the now existing members of Company's Board of Directors (as selected by such members) to become, at or as soon as practicable after the Effective Time, a member of AREA's Board of Directors. Mr. Oliver shall be eligible to serve as a director of AREA without regard to any existing or future AREA director age limitations until such time as he shall become seventy (70) years of age. Thereafter until Mr. Oliver shall become seventy-two
(72) years of age, Mr. Oliver shall serve as an advisory director with full director compensation.


                                  ARTICLE SIX
                         CONDITIONS PRECEDENT TO MERGER

SECTION 6.01. CONDITIONS TO AREA'S OBLIGATIONS. The obligations of AREA to effect the Merger shall be subject to the satisfaction (or waiver by AREA) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by Company in this Agreement shall be true and correct (subject to the standard in Section 1.12 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date); and

         (b) Company shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and

         (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

         (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger and the termination of the Stockholder Agreement by the shareholders of Company, required by law or the Stockholder Agreement for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired, and no regulatory approval shall have imposed any condition, requirement or restriction which the Board of Directors of AREA reasonably determines would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to AREA and its shareholders as to render inadvisable the consummation of the Merger (any such condition, requirement or restriction, a "Burdensome Condition"); and

         (e) AREA shall have received all documents required to be received from Company on or prior to the Closing Date, all in form and substance reasonably satisfactory to AREA; and

         (f) AREA shall have received a letter from its accountants, KPMG Peat Marwick LLP, to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement; and

         (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC or any state securities agency; and

         (h) AREA shall have received an opinion of its counsel, Powell, Goldstein, Frazer & Murphy LLP, to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement (i) the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the holders of shares of Company Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares), (iii) the basis of shares of AREA Common received by the shareholders of Company shall be the same as the basis of shares of Company Common exchanged therefor, and (iv) the holding period of the shares of AREA Common received by such shareholders shall include the holding period of the shares of Company Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

         (i) Each of the directors and officers of Company shall have executed and delivered to AREA letters in substantially the form of Exhibit 6.01(i).

SECTION 6.02. CONDITIONS TO COMPANY'S OBLIGATIONS. The obligations of Company to effect the Merger shall be subject to the satisfaction (or waiver by Company) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by AREA in this Agreement shall be true and correct (subject to the standard in Section 1.12 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date); and

         (b) AREA shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement; and

         (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

         (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger and the termination of the Stockholder Agreement by the shareholders of Company, required by law or the Stockholder Agreement for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired; and

         (e) Company shall have received all documents required to be received from AREA on or prior to the Closing Date, all in form and substance reasonably satisfactory to Company; and

         (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC or any state securities agency; and

         (g) Company shall have received an opinion of AREA's counsel contemplated by Section 6.01(h) hereof dated the Closing Date, in form and substance reasonably satisfactory to Company; and

         (h) The opinion from Professional Bank Services, Inc. received by the Company prior to the date of this Agreement, to the effect that the Merger is fair to the Company's shareholders from a financial point of view shall be confirmed and not withdrawn as of the date of the prospectus-proxy statement mailed to Company shareholders in connection with the meeting to be held to approve the Merger Agreement.

                                 ARTICLE SEVEN
                            TERMINATION OR ABANDONMENT

SECTION 7.01. MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of AREA and Company at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Company shall have been previously obtained.

SECTION 7.02. BREACH OF AGREEMENTS. In the event that there is a breach in any of the representations and warranties (subject to the standard in Section 1.11 hereof) or a material breach of any of the agreements of AREA or Company, which breach is not cured within thirty (30) days after written notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

SECTION 7.03. FAILURE OF CONDITIONS. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of Company shall has been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

SECTION 7.04. REGULATORY APPROVAL DENIAL; BURDENSOME CONDITION. If any regulatory application filed pursuant to Section 5.01(a) hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by AREA, as a condition for approval, shall not be deemed to be a denial or disapproval so long as AREA diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of AREA (hereinafter referred to as the "appeal") then the application shall be deemed denied unless AREA prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval. AREA may terminate this Agreement if its Board of Directors shall have reasonably determined that any of the requisite regulatory approvals imposes a Burdensome Condition.

SECTION 7.05. SHAREHOLDER APPROVAL/DENIAL; WITHDRAWAL/MODIFICATION OF BOARD RECOMMENDATION. If this Agreement and the relevant transactions contemplated by this Agreement, including the Merger and the termination of the Stockholder Agreement, are not approved by the requisite vote or agreement of the shareholders of Company at the Company Shareholders Meeting, then either party may terminate this Agreement. AREA may terminate this Agreement if Company's Board of Directors shall have failed to approve or recommend this Agreement or the Merger, or shall have withdrawn or modified in any manner materially adverse to AREA its approval or recommendation of this Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

SECTION 7.06. REGULATORY ENFORCEMENT MATTERS. In the event that Company or Subsidiary Bank shall, after the date hereof, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency, which would have a Material Adverse Effect on Company, then AREA may terminate this Agreement.

SECTION 7.07. FALL-APART DATE. If the Closing Date does not occur on or prior to January 31, 1999, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

SECTION 7.08.     POSSIBLE PURCHASE PRICE ADJUSTMENT.

         (a) As used in this Section 7.08, the term "AREA Average Price" shall mean the average of the daily closing prices of AREA Common as reported in The Wall Street Journal (Midwest Edition) for the ten (10) Nasdaq trading days preceding the fifth (5th) calendar day prior to the Closing Date (the "Determination Date"). The AREA Average Price shall be appropriately and proportionately adjusted to reflect any Share Adjustment, as contemplated by Section 1.06 hereof.

         (b) Company may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board if the AREA Average Price shall be less than $27.00 (as adjusted per Section 1.06); subject, however, to the following two sentences. If Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to AREA within forty-eight (48) hours after the Determination Date. Within two (2) business days after the date of receipt of such notice, AREA shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $27.00 and the Conversion Ratio (as then in effect) and the denominator of which is the AREA Average Price. If AREA makes an election contemplated by the preceding sentence, it shall give prompt written notice to Company of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 7.08(b) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion, Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 7.08(b).

         (c) AREA may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if the AREA Average Price shall be greater than $36.00 (as adjusted per Section 1.06); subject, however, to the following two sentences. If AREA elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Company within forty-eight (48) hours after the Determination Date. Within two (2) business days after the date of receipt of such notice, Company shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $36.00 and the Conversion Ratio (as then in effect) and the denominator of which is the AREA Average Price. If Company makes an election contemplated by the preceding sentence, it shall give prompt written notice to AREA of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 7.08(c) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 7.08(c).

SECTION 7.09. TERMINATION FEE. If this Agreement is properly terminated by AREA pursuant to the terms of Section 7.02, and a Purchase Event, as defined below, shall have occurred, or shall occur, in each case, prior to the first anniversary of the date of the execution of this Agreement, Company shall pay promptly to AREA, in immediately available funds, on the date of such Purchase Event, the sum of $2,000,000. A "Purchase Event" shall have occurred when:

         (a) Company shall have entered into an agreement with any person (other than AREA or any of its subsidiaries) pursuant to which such person would: (i) merge or consolidate with, or enter into any similar transaction with Company or the Subsidiary Bank; (ii) purchase, lease or otherwise acquire all or substantially all of the assets of Company or the Subsidiary Bank; or (iii) purchase or otherwise acquire (by merger, consolidation, share exchange, or similar transaction) securities representing 25% or more of the voting shares of Company or the Subsidiary Bank; or

         (b) Any person (other than AREA or any of its subsidiaries) shall have purchased or otherwise acquired, pursuant to a tender offer or otherwise, beneficial ownership of securities representing 25% or more of the voting shares of Company or the Subsidiary Bank. "Person" and "beneficial ownership" shall have the same meanings as in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

                                 ARTICLE EIGHT
                                    GENERAL

SECTION 8.01. CONFIDENTIAL INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as described below in this Section 8.01) which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information shall be used solely for the purposes contemplated by this Agreement and that such Information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

SECTION 8.02. PUBLICITY. AREA and Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

SECTION 8.03. RETURN OF DOCUMENTS. Upon termination of this Agreement without the Merger becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party, (ii) shall not retain any copies, extracts or other reproductions in whole or in part of such Information, and (iii) shall destroy all memoranda, notes and other writings prepared by any party based on the Information.

SECTION 8.04. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         (a)      if to AREA:

                  Area Bancshares Corporation
                  230 Frederica Street
                  Owensboro, KY  42301
                  Attention:  Thomas R. Brumley, Chief Executive Officer
                  Facsimile:  502/686-1519

                  with a copy to:

                  Area Bancshares Corporation
                  230 Frederica Street
                  Owensboro, KY  42301
                  Attention:  Timothy O. Shelburne, General Counsel
                  Facsimile:  502/686-1519

                  And

         (b)      if to Company:

                  Peoples Bancorp of Winchester, Inc.

                  Maple & Broadway
                  P.O. Box 600
                  Winchester, KY  40392-0600
                  Attention:  Ralph L. Oliver, President & Chief Executive
                              Officer
                              William H. Pitt, Treasurer
                  Facsimile:  606-745-0365

                  Brown, Todd & Heyburn PLLC
                  400 West Market Street, 32nd Floor
                  Louisville, KY  40202-3363
                  Attention:   R. James Straus
                               David L. Beckman, Jr.
                  Facsimile:  502-581-1087

SECTION 8.05. LIABILITIES AND EXPENSES. Except as provided in Section 7.09 hereof, in the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Article Seven hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the nonbreaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

SECTION 8.06. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except for, and as provided in, this Section 8.06, no representation, warranty or agreement contained herein shall survive the Effective Time or the earlier termination of this Agreement. The agreements set forth in Sections 5.04, 5.05 and 5.08 hereof shall survive the Effective Time and the agreements set forth in Sections 7.09, 8.01, 8.02, 8.03 and 8.05 hereof and this Section 8.06 shall survive the Effective Time or the earlier termination of this Agreement.

SECTION 8.07. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof

SECTION 8.08. HEADINGS AND CAPTIONS. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

SECTION 8.09. WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of Company. This Agreement shall not be amended or modified except by a written document duly executed by the parties hereto.

SECTION 8.10. RULES OF CONSTRUCTION. Unless the context otherwise requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive, and (iv) words in the singular may include the plural and in the plural include the singular.

SECTION 8.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 8.11.

SECTION 8.12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns subject to Section 8.14. Except as otherwise provided in Sections 5.04 and 5.08, there shall be no third party beneficiaries hereof.

SECTION 8.13. SEVERABILITY. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

SECTION 8.14. GOVERNING LAW; ASSIGNMENT. This Agreement shall be governed by the laws of the Commonwealth of Kentucky and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

SECTION 8.15. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                 PEOPLES BANCORP OF WINCHESTER, INC.



                                 By:      /s/ Ralph L. Oliver
                                    -----------------------------------------
                                          Ralph L. Oliver
                                          President and Chief Executive Officer

                                 AREA BANCSHARES CORPORATION



                                 By:      /s/ Thomas R. Brumley
                                    -------------------------------------------
                                          Thomas R. Brumley
                                          President and Chief Executive Officer

                                  EXHIBIT 4.07

                                AFFILIATE LETTER

Area Bancshares Corporation
230 Frederica Street
Owensboro, KY  42302

Attention:        Timothy O. Shelburne
                  General Counsel

Re: Agreement and Plan of Merger, dated as of August 24, 1998 (the "Merger Agreement"), by and between Peoples Bancorp of Winchester, Inc. ("Company") and Area Bancshares Corporation ("AREA")

Gentlemen:

I have been advised that I may be deemed to be an affiliate of Company, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of Company owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of AREA and cash in lieu of any fractional share. As used in this letter, the shares of common stock of Company owned by me as of _______________, 1998 (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of AREA which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to AREA pursuant to Section 4.07 of the Merger Agreement.

A.       I represent and warrant to AREA and agree that:

         1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

         2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger shall be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of Company and because any distributions by me of the Post-Merger Shares shall not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to AREA some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

         3. In no event shall I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that AREA has published financial results covering at least 30 days of the combined operations of AREA and Company; provided, however, that with the written prior consent of AREA, which consent shall not be unreasonably withheld, I shall be permitted to make sales and dispositions of Shares permitted to be made by affiliates pursuant to SEC Staff Accounting Bulletin Nos. 65 and 76.

B. I understand and agree that:

         1. Stop transfer instructions shall be issued with respect to the Post-Merger Shares and there shall be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

                  "The shares represented by this Certificate have been issued to an affiliate of a party to a transaction with Area Bancshares Corporation pursuant to the provisions of Rule 145 under the Securities Act of 1933. A stop transfer order with respect to this Certificate has been issued to the Transfer Agent. The shares represented hereby will be transferred on the books of Area Bancshares Corporation only upon delivery to the Transfer Agent of evidence, reasonably satisfactory to Area Bancshares Corporation, that such transfer complies in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder."

         2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, AREA reserves the right to place the following legend on the Certificates issued to my transferee:

                  "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

         3. It is understood and agreed that this Affiliate Agreement shall terminate and be of no further force and effect and the legend set forth in paragraph (e) above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith if (i) my Shares shall have been registered under the 1933 Act for sale, transfer or other disposition by me or on my behalf, or (ii) I am not at the time an affiliate of AREA and have held the Shares for at least one (1) year (or such other period as may be prescribed by the 1933 Act and the Rules and Regulations promulgated thereunder) and AREA has filed with the Commission all of the reports it is required to file under the 1934 Act during the preceding twelve (12) months, or (iii) I am not at the time an affiliate of AREA and have not been an affiliate of AREA for at least three months and have held the Shares for at least two (2) years (or such other period as may be prescribed by the 1933 Act and the Rules and Regulations promulgated thereunder), or (iv) AREA shall have received a letter from the staff of the Commission, or an opinion of counsel acceptable to AREA, to the effect that the stop transfer restrictions and the legend are not required, or (v) the procedures specified in paragraph (f) above are followed.

C. AREA agrees, for a period of two years after the Effective Time of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any Post-Merger shares.

I have carefully read this letter and understand its requirements and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.

                                               Very truly yours,





Agreed this ___ day of _____________, 1998.

AREA BANCSHARES CORPORATION

By__________________________________

Name:_______________________________

Title:______________________________

                                EXHIBIT 6.01(I)

                                 CLAIMS LETTER


Area Bancshares Corporation
230 Frederica Street
Owensboro, Kentucky  42301

Ladies and Gentlemen:

         This letter is delivered pursuant to Section 6.01(i) of the Agreement and Plan of Merger (the "Agreement"), dated as of August 24, 1998, by and between Area Bancshares Corporation ("Area") and Peoples Bancorp of Winchester, Inc. ("Company") which provides for the merger (the "Merger") of Area and Company.

         Concerning claims which I may have against Company or its wholly-owned subsidiary, Peoples Commercial Bank (the "Subsidiary Bank"), in my capacity as an officer or director:

                  (a) Area shall assume all liability (to the extent Company or Subsidiary Bank were so liable) for claims for indemnification arising under Company's or Subsidiary Bank's Articles of Incorporation or Bylaws or under any indemnification contract disclosed to Area, as existing on August 24, 1998, and for claims for salaries, wages or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment with the Company through the effective time of the Merger; and

                  (b) Subsidiary Bank shall retain all liability (to the extent Subsidiary was so liable) for claims for salaries, wages or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment with the Subsidiary through the effective time of the Merger; and

                  (c) In my capacity as an officer or a director of the Company, I am not aware that I have any claims (other than those referred to in paragraphs (a) or (b) above) against Company, or the Subsidiary Bank (other than the deposit, loan and other banking services conducted with Company or the Subsidiary Bank, as applicable).

                                      Sincerely,


                                      ----------------------------------
                                      Signature of Officer or Director


                                      ----------------------------------
                                      Printed Name of Officer or Director

         On behalf of Area, I hereby acknowledge receipt of this letter and affirm the assumption by Area of the liabilities described in paragraph (a) and
(b) above, as of this _____ day of ___________, 199__.


                                       AREA BANCSHARES CORPORATION


                                       By________________________________
                                          Thomas R. Brumley
                                          President and Chief Executive Officer

                                   APPENDIX B

                        SUBTITLE 13. DISSENTERS' RIGHTS
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


         271B.13-010. -- DEFINITIONS.  As used in this subtitle:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

         (3) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder. (Enact. Acts 1988, ch. 23, ss. 123, effective January 1, 1989).

         271B.13-020.      RIGHT TO DISSENT.

         (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

             (a) Consummation of a plan of merger to which the corporation is a party:

                 1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                 2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                  (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                           1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

                           2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                           3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                           4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

                  (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

                  (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         (Enact. Acts 1988, ch. 23, ss. 124, effective January 1, 1989.)

         271B.13-030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Enact. Acts 1988, ch. 23, ss. 125, effective January 1, 1989.)


                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         271B.13-200. NOTICE OF DISSENTERS' RIGHTS. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

         (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220. (Enact. Acts 1988, ch. 23, ss. 126, effective January 1, 1989.)

         271B.13-210. NOTICE OF INTENT TO DEMAND PAYMENT. -- (1) If proposed action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

                  (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                  (b) Shall not vote his shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section shall not be entitled to payment for his shares under this chapter. (Enact. Acts 1988, ch. 23, ss. 127, effective January 1, 1989.)

         271B.13-220. DISSENTERS' NOTICE. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

         (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

                  (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after a payment demand is received;

                  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

                  (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

                  (e) Be accompanied by a copy of this subtitle. (Enact. Acts 1988; ch. 23, ss. 128, effective January 1, 1989.)

         271B.13-230. DUTY TO DEMAND PAYMENT. -- (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle. (Enact. Acts 1988, ch. 23, ss. 129, effective January 1, 1989.)

         271B.13-240. SHARE RESTRICTIONS. -- (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Enact. Acts 1988, ch.
23, ss. 130, effective January 1, 1989.)

         271B.13-250. PAYMENT. -- (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (2)       The payment shall be accompanied by:

                  (a) The corporation's balance sheet as of the end of the fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (b) A statement of the corporation's estimate of the fair value of the shares;

                  (c)      An explanation of how the interest was calculated;
                           and

                  (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23, ss. 131, effective January 1, 1989.)

         271B.13-260. FAILURE TO TAKE ACTION. -- (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure. (Enact.
Acts 1988, ch. 23, ss. 132, effective January 1, 1989.)

         271B.13-270 AFTER-ACQUIRED SHARES. -- (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23, ss. 133, effective January 1, 1989.)

         271B.13-280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. -- (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

                  (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                  (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

                  (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares. (Enact. Acts 1988, ch. 23, ss. 134, effective January 1, 1989.)

         JUDICIAL APPRAISAL OF SHARES

         271B.13-300 COURT ACTION. -- (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in the state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remained unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

         (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

                  (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

                  (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270. (Enact. Acts 1988, ch. 23, ss. 135, effective January 1, 1989.)

         271B.13-310. COURT COSTS AND COUNSEL FEES. -- (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

                  (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Enact. Acts 1988, ch. 23, ss. 136, effective January 1, 1989.)

                                   APPENDIX C


                        PROFESSIONAL BANK SERVICES, INC.
                                   SUITE 305
                              6200 DUTCHMAN'S LANE
                           LOUISVILLE, KENTUCKY 40205


                                August 24, 1998



Board of Directors
Peoples Bancorp of Winchester, Inc.
Broadway & Maple Streets
Winchester, Kentucky 40391

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the shareholders of Peoples Bancorp of Winchester, Inc., Winchester, Kentucky (the "Company") of the proposed merger of the Company with Area Bancshares, Inc., Owensboro, Kentucky ("Area"). In the proposed merger, Company shareholders will receive 17.33 Area common shares per Company common share or an aggregate of 1,300,000 Area common shares for all 75,000 Company common shares outstanding, subject to adjustment, as further defined in the Agreement and Plan of merger between Area and the Company (the "Agreement"). On August 14, 1998, the proposed consideration to be received represents an aggregate value of $38,512,500 or $513.50 per Company common share based on the average of the bid/ask price for Area common stock of $29.625 as quoted on the National Association of Securities Dealers Automated Quotation System.

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiary The Peoples Commercial Bank, Winchester, Kentucky (the "Bank") including: (i) March 31, 1998, December 31, 1997 and December 31, 1996 Consolidated Reports of Condition and Income filed by the Bank with the FDIC; (ii) December 31, 1997, 1996 and 1995 audited annual reports of the Company; (iii) December 31, 1997 Uniform Bank Performance Reports of the Bank; (iv) December 31, 1997 FR Y-6 Annual Report of the Company filed with the Federal Reserve; (v) and May 31, 1998 unaudited internal financial statements of the Company and the Bank. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

We have taken into consideration all other offers and associated correspondence received by the Company regarding a possible combination.

We have not compiled, reviewed or audited the financial statements of the Company or Area, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or Area.

As part of preparing this Fairness Opinion, PBS performed a due diligence review of Area on August 17, 1998. As part of the due diligence, PBS reviewed the following items: minutes of the Board of Directors meetings of Area, from January 1996 through July 1998; reports of independent auditors for the years ending December 31, 1996 and 1997; the most recent analysis and calculation of allowance for loan and lease losses for Area; internal loan review reports; investment portfolio activity reports; asset/liability management reports; asset quality reports; Uniform Holding Company Report for Area as of December 31, 1997; March 31, 1998 report of Condition and Income for the subsidiary banks; June 30, 1998 Report of Condition and Income for Area; and discussion of any material pending litigation and other issues with senior management of Area.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                           Very truly yours,




                                          /s/ Professional Bank Services, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The provisions of the Kentucky Business Corporation Act (the "Kentucky Act") and the Registrant's Articles of Incorporation set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its officers and directors in accordance with Section 271B.8-510 of the Kentucky Act. Section 271B.8-510 provides that a corporation may indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, of the corporation, to the extent that they have been successful, on the merits or otherwise, in such defense. Section 271B.8-510 also permits indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of the Registrant or who, while directors or officers of the Registrant, are or were serving at the Registrant's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Registrant may also advance expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

         The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit.

         The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits

EXHIBIT
NUMBER   DESCRIPTION OF EXHIBITS
-------  -----------------------

1.     --  Agreement and Plan of Merger, dated as of August 24, 1998, between
           Area and Peoples (included as Appendix A to the Proxy
           Statement/Prospectus contained herein).

3.1    --  Articles of Incorporation of the Registrant, as amended.(1)

3.2    --  Bylaws of the Registrant, as amended.

5.1    --  Legal opinion of Timothy O. Shelburne, Esq., including consent.

8.1    --  Tax opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent.

23.1   --  Consent of Timothy O. Shelburne, Esq. (included in Exhibit 5.1).

23.2   --  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 8.1).

23.3   --  Consent of KPMG Peat Marwick LLP regarding Area consolidated financial statements.

23.4   --  Consent of Crowe, Chizek and Company LLP regarding Peoples consolidated financial statements.

23.5   --  Consent of Professional Bank Services, Inc.

24     --  Power of Attorney (see signature page to the Registration Statement).

99.1   --  Form of Proxy.

99.2   --  Area's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, previously filed by Area and incorporated by reference herein (File No. 0-26032).

99.3   --  Area's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, previously filed by Area and incorporated by reference herein (File No. 0-26032).

99.4   --  Area's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, previously filed by Area and incorporated by reference herein (File No. 0-26032).

99.5   --  Area's Current Report on Form 8-K dated September 21, 1998, previously filed by Area and incorporated by reference herein (File No. 0-26032).

-----------------------------------------------------

(1) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form S-8 (File No. 333-38037).

         (b) Financial Statement Schedules

         Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

         (a)       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i)   To include any Prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii)  To reflect in the Prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the Registrant has been advised that in the opinion of the

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owensboro, Commonwealth of Kentucky, on October 15, 1998.

                           AREA BANCSHARES CORPORATION

                            By: /s/Thomas R. Brumley
                                -----------------------------------------------
                                Thomas R. Brumley
                                President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears on the signature pages to this Registration Statement constitutes and appoints Thomas R. Brumley and Timothy O. Shelburne, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                              Title                                    Date
     ---------                              -----                                    ----

/s/ Anthony G. Bittel                       Director                            October 15, 1998
--------------------------------
Anthony G. Bittel


/s/ Samuel A. Boone                         Director                            October 15, 1998
--------------------------------
Samuel A. Boone


/s/ Thomas R. Brumley                       President, Chief Executive          October 15, 1998
--------------------------------            Officer and Director
Thomas R. Brumley                           (principal executive officer)


/s/ Cecile Garmon                           Director                            October 15, 1998
--------------------------------
Cecile Garmon

                                      II-5

/s/ C.M. Gatton                             Chairman of the Board of Directors  October 15, 1998
--------------------------------
C.M. Gatton


/s/ Gary H. Latham                          Director                            October 15, 1998
--------------------------------
Gary H. Latham


/s/ Raymond McKinney                        Vice Chairman of the Board          October 15, 1998
--------------------------------            of Directors
Raymond McKinney


/s/ John S. Penn                            Executive Vice President and        October 15, 1998
--------------------------------            Director
John S. Penn


/s/ John A. Ray                             Treasurer (principal financial      October 15, 1998
--------------------------------            officer)
John A. Ray


/s/ Allan R. Rhodes                         Director                            October 15, 1998
--------------------------------
Allan R. Rhodes


/s/ David W. Smith, Jr.                     Director                            October 15, 1998
--------------------------------
David W. Smith, Jr.


--------------------------------            Director                            -----------------
William H. Thompson


/s/ Don Vitale                              Director                            October 15, 1998
--------------------------------
Don Vitale


/s/ Gary R. White                           Controller (principal accounting    October 15, 1998
--------------------------------            officer)
Gary R. White


/s/ Pollard White                           Director                            October 15, 1998
--------------------------------
Pollard White

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                      DESCRIPTION OF EXHIBITS
-------                                     -----------------------
1        --   Agreement and Plan of Merger, dated as of August 24, 1998, between Area and Peoples (included as Appendix A to the
              Proxy Statement/Prospectus contained herein).

3.1      --   Articles of Incorporation of the Registrant, as amended.(1)

3.2      --   Bylaws of the Registrant, as amended.

5.1      --   Legal opinion of Timothy O. Shelburne, Esq. including consent.

8.1      --   Tax opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent.

23.1     --   Consent of Timothy O. Shelburne, Esq. (included in Exhibit 5.1).

23.2     --   Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 8.1).

23.3     --   Consent of KPMG Peat Marwick LLP regarding Area financial statements.

23.4     --   Consent of Crowe, Chizek and Company LLP regarding Peoples financial statements

23.5     --   Consent of Professional Bank Services, Inc.

24       --   Power of Attorney (see signature page to the Registration Statement).

99.1     --   Form of Proxy.

99.2     --   Area's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, previously filed by Area and incorporated by reference herein (File No. 0-26032).

99.3     --   Area's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, previously filed by Area and incorporated by reference herein (File No. 0-26032).

99.4     --   Area's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, previously filed by Area and incorporated by reference herein (File No. 0-26032).

99.5     --   Area's Current Report on Form 8-K dated September 21, 1998, previously filed by Area and incorporated by reference herein (File No. 0-26032).

-----------------------------------------------------
(1) Incorporated by reference to the exhibit filed with the Registrant's Registration Statement on Form S-8 (File No. 333-38037).